EXHIBIT 10.2

ALLIED NEVADA GOLD CORP.

as Borrower

and

Wilmington Savings Fund Society, FSB

as Administrative Agent and Collateral Agent

And

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO

SECURED MULTIPLE DRAW DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of March [    ], 2015

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Defined Terms	1

1.2	Other Usages	33

1.3	Plural and Singular	33

1.4	Headings	33

1.5	Currency	33

1.6	Non-Business Days	33

1.7	Schedules and Exhibits	33

1.8	Accounting Terms - GAAP	34

1.9	Rule of Construction	34

1.10	Successors and Permitted Assigns of Parties	34

1.11	Meaning of Include	34

1.12	UCC Definitions	34

ARTICLE 2 CREDIT FACILITY		35

2.1	Establishment of Credit Facility	35

2.2	[Reserved]	35

2.3	Reduction of Individual Commitments	35

2.4	Termination of Credit Facility	35

ARTICLE 3 GENERAL PROVISIONS RELATING TO CREDITS		36

3.1	Loan Requests	36

3.2	Funding of Loans	36

3.3	Failure of Lender to Fund Loan	36

3.4	[Reserved]	37

3.5	[Reserved]	37

3.6	Time and Place of Payments	37

3.7	Remittance of Payments	37

3.8	Evidence of Indebtedness	38

3.9	[Reserved]	38

3.10	[Reserved]	38

3.11	Administrative Agent’s Discretion to Allocate	38

ARTICLE 4 [RESERVED]		39

ARTICLE 5 GUARANTY		39

i

5.1	Guaranty	39

5.2	Contribution	39

5.3	Authorization; Other Agreements	39

5.4	Guaranty Absolute and Unconditional	40

5.5	Waivers	41

5.6	Reliance	41

ARTICLE 6 SECURITY		42

6.1	Security	42

6.2	Perfection of Security Interests	44

6.3	Pledged Collateral	45

6.4	DIP Agent’s and Secured Parties’ Rights; Limitations on DIP Agent’s and Secured Parties’ Secured Obligations	46

6.5	Covenants of the Obligors with Respect to Collateral	47

6.6	Bank Accounts; Collection of Accounts and Payments	52

6.7	DIP Agent’s Appointment as Attorney-In-Fact	52

6.8	Grant of License to Use Property; Intellectual Property	54

6.9	Limitation on DIP Agent’s and Secured Parties’ Duty in Respect of Collateral	56

6.10	Authorized Terminations	57

6.11	Modifications	57

ARTICLE 7 INTEREST AND FEES		58

7.1	Interest Rates	58

7.2	Calculation and Payment of Interest and Fees	58

7.3	General Interest Rules	59

ARTICLE 8 RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS		59

8.1	Conditions of Credit	59

8.2	Change of Circumstances	59

8.3	Failure to Fund as a Result of Change of Circumstances	61

8.4	[Reserved]	61

8.5	Indemnity for Transactional and Environmental Liability	61

8.6	Gross-Up for Taxes	63

ARTICLE 9 REPAYMENTS AND PREPAYMENTS		67

9.1	Repayment of Credit Facility	67

9.2	Voluntary Prepayments under Credit Facility	67

9.3	Prepayment Notice	67

9.4	[Reserved]	67

9.5	[Reserved]	67

9.6	Currency of Repayment	67

9.7	Mandatory Prepayments	67

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		68

10.1	Representations and Warranties	68

10.2	Survival of Representations and Warranties	77

ARTICLE 11 COVENANTS		77

11.1	Affirmative Covenants	77

11.2	Restrictive Covenants	89

ARTICLE 12 CONDITIONS PRECEDENT TO OBTAINING CREDIT		95

12.1	Conditions Precedent to All Credit	95

12.2	Conditions Precedent to Effectiveness of Agreement	96

12.3	[Reserved]	99

12.4	Waiver	99

ARTICLE 13 DEFAULT AND REMEDIES		99

13.1	Events of Default	99

13.2	Remedies Upon Event of Default	104

13.3	Remedies Cumulative	106

13.4	Set-Off	107

13.5	Code and Other Remedies	107

13.6	Accounts and Payments in Respect of General Intangibles	110

13.7	Collateral Proceeds.	112

13.8	Registration Rights	112

13.9	Deficiency.	113

ARTICLE 14 THE DIP AGENT		113

14.1	[Appointment and Authorization of Administrative Agent and Collateral Agent	113

14.2	Interest Holders	114

14.3	Consultation with Counsel	114

14.4	Documents	114

14.5	Reliance by the DIP Agent	114

14.6	Responsibility of Administrative Agent and Collateral Agent	114

14.7	Action by Administrative Agent or Collateral Agent	115

14.8	Notice of Events of Default	115

14.9	Responsibility Disclaimed	116

14.10	Indemnification	116

14.11	Credit Decision	116

14.12	Successor Administrative Agent and Collateral Agent	117

14.13	Delegation by Administrative Agent or Collateral Agent	118

14.14	Waivers and Amendments	118

14.15	Determination by Administrative Agent Conclusive and Binding	119

14.16	Adjustments among Lenders after Acceleration	120

14.17	Redistribution of Payment	120

14.18	Distribution of Notices	121

14.19	Other Security Not Permitted	121

14.20	Discharge of Security	121

14.21	Exculpation of the DIP Agent	121

14.22	[Reserved]	123

14.23	Enforcement	123

14.24	[Application of Cash Proceeds of Realization	123

14.25	Survival	123

14.26	Credit Bidding	124

14.27	Register	124

ARTICLE 15 MISCELLANEOUS		125

15.1	Notices	125

15.2	Severability	126

15.3	Counterparts	126

15.4	Successors and Assigns	127

15.5	Assignment	127

15.6	Entire Agreement	129

15.7	Further Assurances	130

15.8	Judgment Currency	130

15.9	Waivers of Jury Trial, Governing Law	131

15.10	Consultant	132

15.11	USA Patriot Act	132

15.12	Information	132

SCHEDULES AND EXHIBITS

SCHEDULE A LENDERS AND INDIVIDUAL COMMITMENTS

SCHEDULE B EXCLUDED SUBSIDIARIES

SCHEDULE C CORPORATE STRUCTURE

SCHEDULE 6.5(a)(iv) CERTAIN SHARES, NOTES AND INSTRUMENTS

SCHEDULE 6.5(d) ORGANIZATIONAL AND COLLATERAL INFORMATION

SCHEDULE 10.1(e) LITIGATION

SCHEDULE 10.1(ff) COMMERCIAL TORT CLAIMS

SCHEDULE 10.1(ee) MILESTONES

SCHEDULE 11.2(f) CERTAIN RESTRICTIONS AND CONDITIONS

SCHEDULE 11.2(p) MINING EXPLORATION PROPERTIES

SCHEDULE 12.2(i) DEFAULTS UNDER MATERIAL AGREEMENTS

EXHIBIT A FLASH REPORT

EXHIBIT B LEACH PAD ROLLFORWARD AND NRV REPORT

EXHIBIT C FORM OF DRAWDOWN NOTICE

EXHIBIT D COMPLIANCE CERTIFICATE

EXHIBIT E INITIAL BUDGET

EXHIBIT F FORM OF ASSIGNMENT AND ASSUMPTION

v

SECURED MULTIPLE DRAW DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of March [    ], 2015 (this “Agreement”) by and among Allied Nevada Gold Corp., a corporation incorporated under the laws of the State of Delaware, as borrower (the “Borrower”), the direct and indirect subsidiaries of the Borrower party hereto from time to time as guarantors, the lending institutions from time to time parties hereto as lenders (each, a “Lender” and, collectively, the “Lenders”) and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent.

WHEREAS each Obligor (as defined below) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (as defined below) in the United States Bankruptcy Court for the District of Delaware on March [    ], 2015;

WHEREAS each Obligor is continuing in the possession of its assets and in the management of its business as a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code (as defined below);

WHEREAS the Borrower has requested the Lenders to provide the post-petition secured multiple draw credit facility to the Borrower in an aggregate principal amount of up to $78,000,000 (the “Credit Facility”) on the terms and conditions set forth, and for the purposes described, herein;

WHEREAS to provide security for the repayment of the loans made available pursuant hereto and payment of the other obligations of the Borrower hereunder, the Obligors have agreed to provide the Administrative Agent, the Collateral Agent and the Lenders, in each case, subject to the Carve-Out (as defined below), with Liens on the Collateral (as defined below); and

WHEREAS the Lenders are willing to make the requested Credit Facility available on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

The following defined terms shall for all purposes of this Agreement, or any amendment, modification, waiver, substitution, supplement, replacement, restatement or addition hereto, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:

“ABL Secured Obligations” means “Secured Obligations” as defined in the Prepetition ABL Credit Agreement.

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.

“Account Debtor” means an “account debtor” (as defined in the UCC), and also means and includes Persons obligated to pay negotiable instruments and other Receivables.

“Actual Operating Disbursements” shall have the meaning ascribed thereto in Section 11.2(q)(i).

“Acquisition” means, with respect to any Person:

(a) a share purchase or other acquisition of, merger or consolidation into, any other Person, in each case, in any transaction or series of transactions whereby the Borrower shall Control the entity being acquired immediately following the completion of such acquisition but not before; or

(b) a purchase or other acquisition of all or substantially all of the assets of any other Person (or of a division or unit of any other Person) are being acquired, in each case, in any transaction or series of transactions.

“Act” shall have the meaning ascribed thereto in Section 15.11.

“Additional Guarantor” means any direct or indirect wholly-owned Subsidiary of the Borrower (other than an Excluded Subsidiary) which has become a Guarantor pursuant to Section 11.1(x).

“Additional Loan” shall have the meaning ascribed thereto in Section 2.1.

“Additional Security Trigger” shall have the meaning ascribed thereto in Section 11.1(z).

“Administrative Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent of the Lenders, and any successor thereto pursuant to Section 14.12.

“Affected Lender” shall have the meaning ascribed thereto in Section 8.3.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, and (iii) any other Person directly or indirectly holding 10% or more of any class of the Shares of that Person.

“Agreement” shall have the meaning specified in the preamble hereto.

“Allied VGH” means Allied VGH Inc., a corporation incorporated under the laws of Nevada.

“Applicable IP Office” means the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States.

“Applicable Law” means each international, foreign, Federal, state and local statute (including common law), treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Official Body charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Official Body, in each case whether or not having the force of law. For purposes of Section 8.6, the term “Applicable Law” includes FATCA.

“Applicable Lenders” means the Majority Lenders, all affected Lenders, or all Lenders, as the context may require.

“Approved Budget” means the Initial Budget, as updated pursuant to Section 11.1(ff)(i) during the continuance of the Chapter 11 Cases to the extent such update is in form and substance reasonably satisfactory to the Majority Lenders.

“Assenting Lender” shall have the meaning ascribed thereto in Section 8.3.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 15.5), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Assigned Insurance Policies” shall have the meaning ascribed thereto in Section 6.1(w).

“Availability Period” means the period from and including May 1, 2015, to but excluding the Termination Date.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, or (e) Cash Management Services.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Provider” means any Lender or any of its Affiliates; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Secured Obligations.

“Bankruptcy Code” means title 11 of the United States Code (11 U.S.C. §§ 101-1532), as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court having competent jurisdiction over the Chapter 11 Cases.

“BNS” means The Bank of Nova Scotia.

“Borrower” shall have the meaning specified in the preamble hereto.

“Borrower Materials” shall have the meaning ascribed thereto in Section 15.12.

“Borrowing” means a borrowing or deemed borrowing, as applicable, consisting of a Loan made by each of the Lenders pursuant to Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, Reno, Nevada or the state where the DIP Agent’s office is located.

“Calculation Date” means each March 31, June 30, September 30 and December 31 falling after the Closing Date whereby the Borrower calculates the Reserve Tail.

“Capital Expenditures” means, for any particular period, those expenditures of the Borrower on a consolidated basis which would, in accordance with GAAP, be considered capital expenditures of the Borrower for such period.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed and including, without limitation, equipment) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease obligation on the balance sheet of that Person.

“Carve-Out” has the meaning set forth in the Interim Order (with respect to any period prior to the entry of the Final Order) or the Final Order (from and after the date the Final Order is entered).

“Cash” means, at any particular time, cash and Cash Equivalents of the Borrower determined on a consolidated basis at such time.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the governments of Australia, the United States or Canada or any agency or instrumentality thereof with maturities of 12 months or less from the date of acquisition, (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank incorporated in Australia, the United States or Canada having capital and surplus in excess of $500,000,000 or any other commercial bank having a rating of at least A3 (Moody’s) or A- (S&P), (c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) to (c) above and (e) readily marketable direct obligations issued by Australia, the United States or Canada or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s, or S&P with maturities of 24 months or less from the date of acquisition.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Cash Proceeds of Realization” means the aggregate of (a) all Proceeds of Realization in the form of cash and (b) all cash proceeds of the Disposition of non-cash Proceeds of Realization, in each case, expressed in United States dollars.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 of the United States, as amended by the Superfund Amendments and Reauthorization Act and as further amended from time to time, and any successor statute and including all regulations issued under all such statutes.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Official Body; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means and shall be deemed to have occurred if (a) the Borrower fails at any time to own, directly or indirectly, 100% of the Shares of each other Obligor free and clear of all Liens (other than the Liens in favor of the DIP Agent and/or the Prepetition ABL Agent), except where such failure is as a result of a transaction permitted by the Credit Documents; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (c) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 35% or more of the issued and outstanding Shares of the Borrower or Shares representing 35% or more of the voting power of the Borrower’s Shares or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of the Borrower, or (d) the occurrence of any “Change of Control” as defined in the Prepetition ABL Credit Agreement.

“Chapter 11 Cases” means the voluntary cases under chapter 11 of the Bankruptcy Code of the Borrower and its affiliated debtors and debtors-in-possession in the Bankruptcy Court.

“Closing Date” means the date of this Agreement.

“Collateral Agent” means, Wilmington Savings Fund Society, FSB, acting in its capacity as collateral agent, for its own benefit and the benefit of the other Secured Parties, or any successor collateral agent.

“Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time, and any successor statute and including all regulations issued and/or promulgated under all such statutes.

“Collateral” shall have the meaning ascribed thereto in Section 6.1.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Committee” means the official committee of unsecured creditors, if any, appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” means, collectively, the Borrower and each Subsidiary of the Borrower and “Company” means any one of the Companies.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consultant” means any independent engineer, technical consultant, auditor and/or advisor from time to time retained by the DIP Agent, in each case, for the benefit of the Lenders, for the purpose of, inter alia, verifying any Leach Pad Rollforward and NRV Report, and/or technical performance and functioning of the Hycroft Mine.

“Contributing Lender” shall have the meaning ascribed thereto in Section 3.3.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting equity, the ability to exercise voting power, by contract or otherwise and “Controlled” shall have a similar meaning.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by an Obligor or one of its Subsidiaries, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account” shall have the meaning ascribed thereto in Section 11.1(bb)(i).

“Controlled Account Bank” shall have the meaning ascribed thereto in Section 11.1(bb)(i).

“Copyright License” means any agreement now or hereafter in existence granting to any Obligor any rights, whether exclusive or non-exclusive, to use another Person’s copyrights or copyright applications, or pursuant to which any Obligor has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Copyright, whether or not registered.

“Copyrights” means original works of authorship in any medium of expression, whether or not published, and all rights, title and interests arising under any Applicable Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, including copyrights for computer programs, and all issuances, extensions and renewals of such registrations and applications and all tangible and intangible property embodying the foregoing.

“Credit Documents” means this Agreement, the Fee Letter, the Security Documents, the Perfection Certificates, Bank Product Agreements, if any, the Interim Order, the Final Order and all instruments and agreements executed and delivered by the Obligors in favor of any one or more of the Finance Parties from time to time in connection with this Agreement or any other Credit Document and any confirmation of obligations under any such Credit Documents executed and delivered by any such Company, but specifically excluding any Risk Management Agreements.

“Credit Facility” shall have the meaning ascribed thereto in the recitals hereto.

“Default” means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Interest Rate plus 2.00% per annum.

“Defaulting Lender” shall have the meaning ascribed thereto in Section 3.3.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Derivative Exposure” in relation to any Person (the “relevant party”) and any counterparty of the relevant party at any time means the amount which would be payable by the relevant party to that counterparty, or by that counterparty to the relevant party, as the case may be, pursuant to all Risk Management Agreements entered into between them and in effect at that time if the transactions governed thereby were to be terminated as the result of the early termination thereof. If the Derivative Exposure would be payable by the relevant party to the counterparty of the relevant party at the relevant time of determination, it is referred to herein as “Out-of-the-Money Derivative Exposure”.

“Designated Account” means, an account designated by the Administrative Agent.

“DIP Agent” means the Administrative Agent and Collateral Agent.

“DIP Facility Motion” shall have the meaning ascribed thereto in the Restructuring Support Agreement.

“DIP Liens” means the Liens and security interests granted to the DIP Agent, for the benefit of the Lenders, pursuant to Section 6.1, which such Liens and security interests shall have the priorities set forth in the Interim Order or the Final Order, as applicable.

“Disclosure Statement” means a disclosure statement relating to the Plan of Reorganization, and all related schedules, supplements, exhibits and orders, in each case, in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Majority Lenders).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Shares) by any Person (or the granting of any option or other right to do any of the foregoing), including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (b) any sale and leaseback transaction and any sale, transfer, license or other disposition.

“Distribution” means:

(a) the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any shares in the capital of the Borrower or any of its Subsidiaries, other than a dividend declared, paid or set aside for payment by the Borrower or any of its Subsidiaries which is payable in shares of the Borrower or any of its Subsidiaries;

(b) the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any shares in the capital of the Borrower or any of its Subsidiaries or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for shares in the capital of the Borrower or any of its Subsidiaries, including, without limitation, options, warrants, conversion or exchange privileges and similar rights; and

(c) The payment or prepayment of interest or the repayment or prepayment of principal with respect to any consolidated Indebtedness of the Borrower which is subordinated to the Secured Obligations.

“$” denotes United States dollars.

“Draw Date” means the date of the making of any Loan hereunder.

“Drawdown Notice” shall have the meaning ascribed thereto in Section 3.1.

“Effective Date” means the effective date of the Plan of Reorganization.

“Enforcement Action” means the exercise by DIP Agent in good faith of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Credit Documents, applicable law or otherwise at any time upon the occurrence and during the continuance of an Event of Default (including, without limitation, the solicitation of bids from third parties to conduct the liquidation of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral, the commencement of any action to foreclose on the security interests or Liens of DIP Agent in all or any material portion of the Collateral, notification of Account Debtors to make payments to DIP Agent, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral).

“Enforcement Date” means the date on which the DIP Agent notifies the Obligors, pursuant to Section 13.2, that all Secured Obligations of the Obligors to the Lenders hereunder have become immediately due and payable or on which such Secured Obligations automatically become due and payable pursuant to Section 13.2, whichever occurs first.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Indemnified Liabilities” shall have the meaning ascribed thereto in Section 8.5(b).

“Environmental Law” means any Legal Requirement that addresses, is related to or is otherwise concerned with environmental, health or safety issues, including any Legal Requirement relating to any emissions, discharges, releases or threatened releases of Hazardous Materials into the Environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, handling, clean-up or control of Hazardous Materials, including CERCLA, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, and any successor statute and including all regulations issued under all such statutes.

“ERISA Affiliate” shall mean Person that is a member of a group of which the Borrower is a member and which group is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Code, Section 4001 of ERISA or as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such Person.

“ERISA Companies” means the Borrower and the ERISA Affiliates and “ERISA Company” means any of the ERISA Companies.

“Event of Default” means any one of the events set forth in Section 13.1.

“Excluded Shares” means any voting stock in excess of 65% of the outstanding voting stock of any Foreign Subsidiary. For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of Shares of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

“Excluded Property” shall have the meaning ascribed thereto in Section 6.1.

“Excluded Subsidiaries” means, at any particular time, those Subsidiaries of the Borrower set forth in Schedule B hereto designated from time to time as an Excluded Subsidiary by the Borrower.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Individual Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Individual Commitment (other than pursuant to an assignment request by the Borrower), or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 8.6(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 8.6(e); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure” means, with respect to a particular Finance Party at a particular time, the amount of the Secured Obligations owing to such Finance Party at such time, as reflected in the books and records of the Administrative Agent.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter” means that certain fee letter, dated as of the date hereof, entered into between the Administrative Agent and the Borrower.

“Final Order” means a final order of the Bankruptcy Court pursuant to section 364 of the Bankruptcy Code approving the Credit Documents and the Credit Facility (including the Loans), in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Majority Lenders), which Final

Order shall be in full force and effect and shall not have been reversed, vacated, overturned, stayed or subject to the possibility of appeal, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent (at the direction of the Majority Lenders).

“Finance Parties” means the Administrative Agent, the Collateral Agent and the Lenders.

“Financial Covenant” means the covenant set forth in Section 11.1(o).

“Fiscal Quarter” means any of the three-month periods ending on the last day of March, June, September and December in each Fiscal Year.

“Fiscal Year” means the twelve-month period ending on the last day of December in each year.

“Flash Report” means the flash and cost report in the form attached hereto as Exhibit A to be in form and substance reasonably satisfactory to the Majority Lenders.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia (including, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Future Operating Mine” means any mine or project wholly owned by an Obligor in respect of which (a) such mine or project produces minerals and/or base or precious metals and/or metals in concentrate; or (b) any such mine or project that it is proceeding with commercial development.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time consistently applied, as recommended by the American Institute of Certified Public Accountants.

“Gold Equivalent” means, at any particular time, gold ounces plus the gold equivalent of silver ounces, with silver ounces converted to gold ounces based upon the spot gold and silver prices at the time of such conversion.

“Gold Price” means, as of any date of determination, the lesser of (a) the 60 day trailing average London Bullion Market Association afternoon fixing price for gold as of the last day of the month most recently ended prior to such date and (b) the London Bullion Market Association spot price for gold as of the last day of the month most recently ended prior to such date.

“Guaranteed Obligations” shall have the meaning ascribed thereto in Section 5.1.

“Guarantees” means the one or more guarantees to be made by the Guarantors in favor of the DIP Agent for the benefit of the Secured Parties as set forth in Article 5 of this Agreement.

“Guarantors” means Allied Nevada Gold Holdings LLC, Allied VGH Inc., Allied VNC Inc., Hycroft Resources & Development, Inc., Victory Exploration Inc., Victory Gold Inc., ANG Central LLC, ANG Cortez LLC, ANG Eureka LLC, ANG North LLC, ANG Northeast LLC, ANG Pony LLC and Hasbrouck Production Company LLC, each Additional Guarantor and all other direct and indirect wholly-owned Subsidiaries of the Borrower other than Excluded Subsidiaries.

“Hazardous Materials” means any waste, chemical or other substance that is hazardous, radioactive, toxic, a pollutant or a contaminant, or that is regulated, listed, defined, designated, or classified, or otherwise determined to be, as such under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas.

“High Yield Indebtedness” means unsecured senior Indebtedness of the Borrower issued pursuant to the High Yield Indenture in an aggregate principal amount not to exceed CDN$400,000,000.

“High Yield Indenture” means the note indenture, dated as of May 25, 2012, entered into between the Borrower, as issuer, and Computershare Trust Company of Canada, as trustee pursuant to which the High Yield Indebtedness was issued.

“Hycroft Demonstration Plant” means that certain temporary demonstration plant related to the sulfide mill expansion project at the Hycroft Mine that will (i) have a processing capacity of three (3) to six (6) tons per day, (ii) include a primary ball mill, floatation cells, a regrind ball mill, alkaline oxidation and cyanide leaching and (iii) will be in operation for at least three (3) months or until the concept, operating costs and reagent consumption is fully demonstrated to the reasonable satisfaction of the Majority Lenders.

“Hycroft Mine” means Hycroft Resources’ gold and silver mine located 54 miles west of Winnemucca, Nevada along the border of Humboldt and Pershing Counties, all as more fully described in the Borrower’s Form 10-K filed with the United States Securities and Exchange Commission for the Fiscal Year ended December 31, 2013.

“Hycroft Resources” means Hycroft Resources & Development, Inc., a corporation incorporated under the laws of Nevada.

“Indebtedness” of any Person means, without duplication, (i) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, other than trade payables owed to a holder of a critical vendor claim against an Obligor in the Chapter 11 Cases not overdue by more than 180 days incurred in the ordinary course of business and payable in accordance with customary practices, (ii) other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) obligations of such Person under any Capital Lease (iv) contingent obligations of such Person in respect of any letter of credit, bankers’ acceptances, bank guarantee or surety bond, (v) to the extent accelerated, the Out-of-the-Money Derivative Exposure of such Person, (vi) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, and (vii) the contingent obligations of such Person under any guarantee or other agreement assuring payment of any obligations of any Person of the type described in the foregoing clauses (i) through (vi) (for greater certainty, the contingent obligations assuring payment of any Out-of-the-Money Derivative Exposure will only be treated as Indebtedness if such Out-of-the-Money Derivative Exposure has in fact been accelerated).

“Indebtedness Currency” shall have the meaning ascribed thereto in Section 15.8(a).

“Indemnified Liabilities” shall have the meaning ascribed thereto in Section 8.5(a).

“Indemnified Parties” shall have the meaning ascribed thereto in Section 8.5(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Individual Commitment” means, with respect to a particular Lender, the obligation of such Lender to make a Loan hereunder, in a principal amount not to exceed the amount set forth in Schedule A attached hereto, as may be reduced, increased or amended from time to time pursuant to, as applicable, Sections 2.3, 8.3 and 15.5 as the individual commitment of such Lender with respect to the Credit Facility.

“Initial Loan” shall have the meaning ascribed thereto in Section 2.1.

“Initial Loan Amount” shall have the meaning ascribed thereto in Section 2.1.

“Initial Budget” means a cash flow forecast setting forth (i) the total ounces of gold sold, (ii) the total ounces of Gold Equivalent sold, and (iii) the total operating disbursements, in each case of (i) through (iii), on a weekly basis and (iv) the total monthly ounces of gold produced, on a monthly basis, for the period beginning as of the week of the Closing Date through the 13-week period following the Closing Date, broken down by week, including the anticipated weekly uses of the proceeds of the Loans, which shall include, among other things, available cash, cash flow, payment of trade payables and ordinary course expenses, total cash disbursements and capital expenditures, fees and expense relating to the Credit Facility, and working capital and other general corporate needs, which forecast shall be in form and substance reasonably satisfactory to the Majority Lenders.

“Intellectual Property” shall mean on a worldwide basis all (i) Patents; (ii) Trademarks; (iii) Internet Domain Names; (iv) Copyrights; (v) Trade Secrets, confidential information, formulas, designs, know-how and other proprietary information, research and development, inventions, methods, processes, compositions, whether or not patentable; (vi) Software; and (vii) all other intellectual property and all common law and other rights in and to the foregoing owned by or licensed to any Obligor and used in or necessary to the operation of its business.

“Intellectual Property Security Agreement” means, any Intellectual Property Security Agreement among the applicable Obligors and the DIP Agent, granting a Lien in the Intellectual Property, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Interest Payment Date” means, with respect to any Loan, the last day of each calendar month and the Maturity Date; provided, however, that if such day is not a Business Day, the “Interest Payment Date” shall be the immediately succeeding Business Day.

“Interest Rate” shall have the meaning ascribed thereto in Section 7.1.

“Interim Order” means the interim order entered by the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code approving the Credit Documents and the Credit Facility (including the Loans) on an interim basis, in form and substance satisfactory to the Administrative Agent (at the direction of the Majority Lenders).

“IRS” means the United States Internal Revenue Service.

“Internet Domain Name” means all right, title and interest arising under any Applicable Law in or relating to internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Official Body.

“Inventory” shall mean all gold and silver which has been mined by the Obligors in the ordinary course of the Obligors’ business, regardless of whether it is unrefined, in the process of refinement or is refined and held for sale or lease, any other inventory (as defined in the UCC) and all documents of title at any time evidencing or representing any part of the foregoing.

“Investment” shall mean any advance, loan, extension of credit or capital contribution to, purchase of Shares, bonds, notes, debentures or other securities of, or any other investment made in, any Person but shall exclude any Acquisition, any acquisition of tangible personal property and any capital or exploration expenditures (including, for greater certainty, the acquisition of permanent and/or temporary housing for any independent contractors, employees of an Obligor or any individuals otherwise engaged by an Obligor with respect to the development of the Hycroft Mine). The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity, or distributions or dividends paid, thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair value of such property at the time of such Investment, as determined in good faith by the Borrower.

“Judgment Conversion Date” shall have the meaning ascribed thereto in Section 15.8(a).

“Judgment Currency” shall have the meaning ascribed thereto in Section 15.8(a).

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which an Obligor is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Leach Pad Rollforward and NRV Report” means a leach pad rollforward and NRV report delivered by Borrower to the DIP Agent in substantially the form attached hereto as Exhibit B.

“Legal Requirement” means any requirement under Applicable Law.

“Lending Office” means, as to any Lender, the office or offices of such Lender as they may from time to time notify the Borrower and the DIP Agent.

“Lenders” means the Persons set out and described in Schedule A, as amended from time to time and “Lender” means any of the Lenders. The term “Lender” shall also include any other Persons that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Licenses” mean all Contractual Obligations, whether written or oral, granting any right, title and interest in or relating to any Intellectual Property, including all Patent Licenses, Trademark Licenses, Copyright Licenses, Software Licenses and

any agreement now or hereinafter in existence granting any Obligor any right, whether exclusive or non-exclusive, with respect to any Person’s Intellectual Property, now or hereafter in existence, whether or not registerable, or pursuant to which any Obligor has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Intellectual Property now or hereafter in existence, whether or not registerable.

“Lien” means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, preferential arrangement, vendor’s privilege, vendor’s right of reclamation or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation.

“Loans” has the meaning specified in Section 2.1.

“Majority Lenders” means, at any time of determination, such group of Lenders (and, if there is more than one Lender, at least two Lenders) having more than fifty percent (50%) of the sum of (a) Total Commitment Amount and (b) the aggregate principal amount of Loans at such time; provided, that any Defaulting Lender shall be exclude for the purposes of making such determination.

“Material Adverse Change” and “Material Adverse Effect” each mean any material adverse change in or material adverse effect on (a) the business, operations, affairs, assets or properties or financial condition of the Companies, taken as a whole, (b) the ability of the Obligors, taken as a whole, to observe, perform and or comply with their obligations under any of the Credit Documents, (c) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of, as applicable, the DIP Agent or any Lender under any of the Credit Documents or (d) the average Gold Price is less than $1,050 an ounce for any consecutive three week period, in each case, other than (i) defaults occurring before the Petition Date under the terms of the High Yield Indenture, the Prepetition ABL Credit Agreement, any Prepetition Risk Management Agreement or the Term and Security Deposit Loan Agreement; (ii) the commencement of, and events leading up to, the Chapter 11 Cases; (iii) the continuation of the Chapter 11 Cases; (iv) the consummation of the transaction contemplated by the Restructuring Support Agreement; and (v) the consequences that would normally result therefrom. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event together with all other events related thereto (whether concurrent or in a series) would result in a Material Adverse Effect.

“Material Agreements” means any agreement which if terminated could reasonably be expected to have a Material Adverse Effect.

“Material Intellectual Property” means Intellectual Property that is owned by or licensed to an Obligor and material to the conduct of any Obligor’s businesses, taken as a whole.

“Maturity Date” means [            ], 20161.

“Mineral Title Opinion” means the mineral status report of Erwin & Thompson LLP dated June 3, 2010.

“Mining Claims” means the unpatented mining claims relating to the Hycroft Mine.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA, any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or any “multiple employer welfare arrangement,” as defined in ERISA Section 3 (40) to which any ERISA Company is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Available Cash” means (a) with respect to any Disposition by any Obligor or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Obligor or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder (other than the Permitted ABL Liens and the Prepetition Lender Replacement Liens) which is senior to the DIP Agent’s Lien on such asset and that is required to be (and is) repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Credit Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Obligor or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Obligor to third parties (other than Affiliates)); and (b) with respect to the sale or issuance of any Shares by any Obligor or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Obligor or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Obligor or such Subsidiary in connection therewith.

[1]	NTD: To be 1 year from the Closing Date.

“Notes Ad-Hoc Group” means the “Consenting Noteholders” as defined in the Restructuring Support Agreement.

“NPI” means the unsecured net profits interest in the Hycroft Mine of 4% per annum payable to Daniel M. Crowfoot and Blackrock Properties, Inc.

“Obligors” means, collectively, the Borrower and the Guarantors and “Obligor” means any of the Obligors.

“Official Body” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Operating Mine” means the Hycroft Mine and each Future Operating Mine.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Out-of-the-Money Derivative Exposure” has the meaning given to it in the definition of “Derivative Exposure”.

“Participant” shall have the meaning ascribed thereto in Section 15.5.

“Participant Register” has the meaning specified in clause (b) of Section 15.5.

“Patent License” means any agreement now or hereafter in existence granting to any Obligor any right, whether exclusive or non-exclusive, with respect to any Person’s patent or any invention now or hereafter in existence, whether or not patentable, or pursuant to which any Obligor has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Patent or any invention now or hereafter in existence, whether or not patentable and whether or not a Patent or application for Patent is in or hereafter comes into existence on such invention.

“Patents” means all patents and applications for patents, including all plant and utility patents, utility models, industrial design applications and registered industrial designs, and all divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of the foregoing, unpatented inventions (whether or not patentable) and all rights, title and interests arising under any Applicable Law in or relating to the foregoing.

“PBGC” means Pension Benefit Guaranty Corporation or any governmental body succeeding to its functions.

“Perfection Certificate” means, in respect of each Obligor, the certificate of a senior officer of such Obligor, addressed to the DIP Agent, in form and substance reasonably satisfactory to the DIP Agent (at the direction of the Majority Lenders) and pursuant to which certain factual matters relating to such Obligor and the Collateral of such Obligor are certified true and correct, together with all schedules and exhibits attached thereto or referred to therein, as the same may be updated from time to time pursuant to Section 11.1(b).

“Permitted ABL Liens” means Liens securing the ABL Secured Obligations, solely to the extent that such Liens have been incurred and are valid, perfected, enforceable and non-avoidable as of the Petition Date.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured debtor-in-possession lender) business judgment.

“Permitted Existing Liens” means Liens in existence on the Petition Date, solely to the extent that such Liens have been incurred and are valid, perfected, enforceable and non-avoidable as of the Petition Date, other than the Liens securing the High Yield Indebtedness (if any) and Liens securing the obligations under the Prepetition ABL Agreement.

“Permitted Indebtedness” means any one or more of the following:

(a) the Secured Obligations;

(b) Indebtedness of the Borrower on a consolidated basis in the principal amount outstanding as of the Petition Date arising under Capital Leases and Purchase Money Indebtedness;

(c) Indebtedness in respect of bonds, letters of credit or bank guarantees in favor of a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of any Company (including for the reclamation or remediation of mining properties), all in the ordinary course of business;

(d) Indebtedness owing by any Obligor to another Obligor;

(e) any Indebtedness relating to employee benefit plans or compensation;

(f) any guarantee by any Obligor of any Indebtedness permitted under paragraphs (b), (c), (d), (e) or (g);

(g) High Yield Indebtedness and the aggregate principal amount of the loans under the Prepetition ABL Credit Agreement outstanding on the Petition Date;

(h) Indebtedness outstanding on the Petition Date under the promissory note issued by Hycroft Resources to Jacobs Field Services North America Inc. in an original aggregate principal amount equal to $7,189,706 pursuant to a release and settlement agreement, dated October 15, 2014, entered into among such parties; and

(i) any Indebtedness under the Prepetition Risk Management Agreements, including any Out-of-the-Money Derivative Exposure or any close-out amounts thereunder.

“Permitted Jurisdiction” means the United States of America.

“Permitted Liens” means any one or more of the following with respect to the property and assets of the Companies:

(a) Permitted Existing Liens;

(b) Liens for taxes, assessments or governmental charges or levies not at the time due or delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP so long as forfeiture of any part of such property or assets will not result from the failure to pay such taxes, assessments or governmental charges or levies during the period of such contest;

(c) the Lien of any judgment rendered or the Lien of any claim filed which is being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP so long as forfeiture of any part of such property or assets will not result from the failure to satisfy such judgment or claim during the period of such contest;

(d) Liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or the validity or amount of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP so long as forfeiture of any part of such property or assets will not result from the failure to pay such obligations during the period of such contest;

(e) restrictions, easements, rights of way, servitudes or other similar rights in land granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of any Company, of the property subject to such restrictions, easements, rights of way, servitudes or other similar rights in land granted to or reserved by other Persons;

(f) the right reserved to or vested in any Official Body by the terms of any lease, license, franchise, grant or permit acquired by any Company or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g) Liens resulting from the deposit of cash or Cash Equivalents (i) in connection with contracts, tenders or expropriation proceedings in an aggregate amount not to exceed $5,000,000 or (ii) to secure workers’ compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations;

(h) Liens (including Liens resulting from the deposit of cash or Cash Equivalents) given to a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of any Company, all in the ordinary course of business and in accordance with the Initial Budget and each Approved Budget;

(i) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the United States of America or any other Official Body, and, in respect of unpatented mining claims, the permanent title of the United States;

(j) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;

(k) applicable municipal and other Official Body restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the property for the purpose for which it is held;

(l) Liens on concentrates or minerals or the proceeds of sale of such concentrates or minerals arising or granted pursuant to a processing arrangement entered into in the ordinary course and upon usual market terms, securing the payment of a Company’s portion of the fees, costs and expenses attributable to the processing of such concentrates or minerals under any such processing arrangement, but only insofar as such Liens relate to obligations which are at such time not past due or the validity of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with GAAP;

(m) the Security;

(n) royalties on the production or profits from mining and other Liens arising under Third Party Mining Arrangements provided such royalties (x) are in existence as of the Petition Date (including, for certainty, the NPI) or (y) do not relate to a property in production at the time the royalty was granted;

(o) customary Liens in respect of service charges and other obligations, other than Indebtedness, in respect of bank, custodian, investment, customs and other accounts opened in the ordinary course of business;

(p) Liens securing Indebtedness incurred and outstanding pursuant to paragraph (b) of the definition of “Permitted Indebtedness”; provided, however, that any such Lien shall attach only to the asset in respect of which such Indebtedness is incurred and any proceeds thereof;

(q) Liens securing Indebtedness referenced in paragraph (c) of the definition of “Permitted Indebtedness”;

(r) [reserved];

(s) any exceptions or limitations set forth in the Mineral Title Opinion;

(t) a Lien on the Hycroft Mine in favor of Jacobs Field Services North America Inc. which secures Indebtedness referenced in paragraph (h) of the definition of “Permitted Indebtedness”;

(u) [reserved];

(v) [reserved];

(w) Permitted ABL Liens and Prepetition Lender Replacement Liens; and

(x) Liens or claims incidental to construction and mechanics’, warehouseman’s, carriers’ and other similar liens securing obligations pursuant to contracts existing as of the Petition Date.

“Person” means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means March [    ], 2015.

“PIK Interest” shall mean the interest that is added to the outstanding principal balance of the Loans, as applicable, in accordance with Sections 7.1 and 7.2(c).

“Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA (including any Multiemployer Plan), and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, cafeteria benefit (Section 125 of the Code) or dependent care (Section 129 of the Code), sick pay, tuition assistance, club membership, employee discount, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, perquisite, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (including any collective bargaining agreement) (i) that is currently, or has been at any time in the six prior calendar years, maintained, administered, contributed to or required to be contributed to by the Borrower, or (ii) to which the Borrower is a party or has any liability, or (iii) that covers any current or former officer, director, employee or independent contractor, (or any of their dependents) of the Borrower or any ERISA Affiliate.

“Plan and Financial Model” has the meaning specified therefor in Section 11.1(b)(iv).

“Plan of Reorganization” means a plan of reorganization under chapter 11 of the Bankruptcy Code of the Obligors (including all related schedules, supplements, exhibits and orders, as applicable), which shall be in form and substance reasonably satisfactory to the Majority Lenders.

“Plan Supplement” shall have the meaning ascribed thereto in the Restructuring Support Agreement.

“Platform” shall have the meaning ascribed thereto in Section 15.12.

“Pledge Amendment” has the meaning specified therefor in Section 6.5(a)(iv).

“Prepayment Event” means (i) Dispositions of assets of the Obligors (other than Dispositions described in clauses (i) through (iv) in Section 11.2(c)); (ii) the issuance by any Obligor of any Shares, other than any such issuance of Shares (A) to any Obligor or (B) as compensatory issuance to any employee, director or consultant (including under any option plan); (iii) the incurrence by any Obligor of any Indebtedness other than Permitted Indebtedness or (iv) the receipt by any Obligor of any Extraordinary Receipts.

“Prepetition ABL Agent” means BNS, acting in its capacity as administrative agent, under the Prepetition ABL Credit Agreement.

“Prepetition ABL Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of May 8, 2014, between the Borrower, the lending institutions from time to time parties thereto as Lenders and The Bank of Nova Scotia, as Administrative Agent.

“Prepetition ABL Collateral” means the “Secured Assets” as defined in the Prepetition ABL Credit Agreement and the “Security Agreement Collateral” as defined in the Prepetition ABL Security Agreement, in each case, to the extent the Liens thereon in favor of the Prepetition ABL Agent shall have been valid, perfected, enforceable and non-avoidable on the Petition Date.

“Prepetition ABL Security Agreement” means that the Amended and Restated Security Agreement, dated as of October 31, 2012, by and among the Borrower, Allied Nevada Gold Holdings LLC, Hycroft Resources, Allied VGH, Allied VNC Inc., Victory Gold Inc., Victory Exploration Inc., ANG Central LLC, ANG Eureka LLC, ANG North LLC, ANG Northeast LLC, ANG Pony LLC, Hasbrouck Production Company LLC, as grantors and BNS as administrative agent.

“Prepetition Lender Replacement Liens” has the meaning ascribed thereto in the Interim Order or the Final Order, as applicable.

“Prepetition Risk Management Agreements” means Risk Management Agreements in existence on the Petition Date.

“Prepetition Qualified Risk Management Agreements” means the Risk Management Agreements, the obligations of the Obligors thereunder constitute part of the “Secured Obligations” under and as defined in the Prepetition ABL Credit Agreement.

“Pro Rata Share” means at any time of determination with respect to a particular Lender, the ratio of the Individual Commitments and aggregate principal amount of Loans of such Lender at such time to the aggregate of the Individual Commitments and aggregate principal amount of Loans of all of the Lenders at such time.

“Proceeds of Realization” means all cash and non-cash proceeds derived from any sale, disposition or other realization of the Collateral or received from any Obligor pursuant to this Agreement or any other Credit Document (a) on or after the Enforcement Date, (b) upon any dissolution, arrangement or marshalling of the Collateral or (c) upon the enforcement of, or any action taken with respect to enforcement of, any of the Credit Documents.

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and is not eligible for an exemption under those sections.

“Proven and Probable Reserves” shall mean the proven and probable reserves of Gold Equivalent ounces set forth in the then current mineral reserve and resource statement in respect of the Hycroft Mine’s heap leach operation, prepared by or on behalf of the Borrower and/or Hycroft Resources in compliance with National Instrument 43-101 (as amended or superseded) of the Canadian Securities Administrators.

“Public Lender” shall have the meaning ascribed thereto in Section 15.12.

“Purchase Money Indebtedness” means Indebtedness assumed by an Obligor as part of, or issued or incurred by an Obligor to pay or provide funds to pay, all or a part of the purchase price of any equipment hereafter or previously acquired by an Obligor.

“Purchasing Lenders” shall have the meaning ascribed thereto in Section 15.5(c).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all (i) Leases, (ii) with respect to any Obligor, all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by such Obligor (the “Land”), together with the right, title and interest of such Person, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto and (iii) any Operating Mine.

“Receivables” means all Accounts, all Payment Intangibles, all Instruments, all Chattel Paper, all Electronic Chattel Paper, and all obligations supporting or otherwise relating to any of the foregoing.

“Receiver” means a receiver, receiver and manager or other Person having similar powers or authority appointed by the Administrative Agent (at the direction of the Majority Lenders) or by a court at the instance of the Administrative Agent (at the direction of the Majority Lenders) in respect of the Collateral or any part thereof.

“Recipient” means (a) the DIP Agent or (b) any Lender, as applicable.

“Related Parties” shall have the meaning ascribed thereto in Section 14.10.

“Release” means any spilling, leaking, emitting, discharging, depositing, disposing, escaping, emptying, leaching, seeping, dumping, placing or other releasing into, upon or under any land, water or air or otherwise entering into the Environment, whether intentional or unintentional.

“Reserve Tail” means, as of any particular date, the Proven and Probable Reserves attributable to the heap leach operations of the Hycroft Mine that are forecasted to be recoverable subsequent to the Maturity Date based on the most recently prepared mineral reserve and resource statement for the Hycroft Mine’s heap leach operation.

“Restructuring Document” shall have the meaning ascribed thereto in the Restructuring Support Agreement.

“Restructuring Support Agreement” shall have the meaning ascribed thereto in Section 12.2(k).

“Risk Management Agreements” means present or future agreement which evidences any gold, silver or other commodity hedging transaction, spot or forward foreign exchange transaction, interest rate swap transaction, currency swap transaction, forward rate transaction, rate cap transaction, rate floor transaction, rate collar transaction, and any other exchange or rate protection transaction, any combination of such transactions or any option with respect to any such transaction entered into by an Obligor.

“RSA Assumption Motion” shall have the meaning ascribed thereto in the Restructuring Support Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies Inc. and its successors.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Secured Obligations” shall mean all indebtedness, obligations, indemnities and liabilities, present or future, absolute or contingent, matured or not, at any time owing by any of the Obligors to any of the Finance Parties (including all Secured Party Expenses, the Loans, all fees payable under or pursuant to the Fee Letter, the Interim Order, the Final Order and any obligations under Bank Product Agreements), or remaining unpaid to any of the Finance Parties, under or in connection with any of the Credit Documents and Secured Obligations of a particular Obligor shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by such Obligor to any of the Finance Parties, or remaining unpaid to any of the Finance Parties, under or in connection with any of the Credit Documents to which such Obligor is a party; provided that, anything to the contrary contained in the foregoing notwithstanding, the Secured Obligations shall exclude any Excluded Swap Obligation.

“Secured Parties” means the Lenders, the DIP Agent, each other Indemnified Party and any other holder of any Obligation of any Obligor.

“Secured Party Expenses” means (a) all reasonable and documented out-of-pocket expenses incurred by each of the DIP Agent and the Lenders, including, without limitation, the reasonable and documented fees, charges and disbursements of (i) one lead counsel for the DIP Agent (plus local counsel in each applicable jurisdiction if necessary), (ii) one lead counsel for the Lenders, (iii) one financial advisor for the DIP Agent and the Lenders (it being agreed that such financial advisor shall be the financial advisor for the Notes Ad-Hoc Group) and (iv) one Consultant for the Lenders, in connection with (A) the preparation, negotiation, administration, management, execution, delivery, workout, restructuring of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), or (B) the enforcement or protection of their rights in connection with this Agreement or the DIP Liens or the other Credit Documents or efforts to preserve, protect, collect, or enforce the Collateral; and (b) all reasonable customary fees and charges (as adjusted from time to time) of the DIP Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Obligors (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith.

“Securities Account” means any securities account (as that term is defined in the UCC).

“Security” means the collateral security given pursuant to this Agreement and the Interim Order and/or Final Order, including the DIP Liens.

“Security Documents” means this Agreement, the Interim Order, the Final Order, the Intellectual Property Security Agreement, the Control Agreements, and any other security documents which, in the reasonable opinion of the Administrative Agent (at the direction of the Majority Lenders), are required to be entered into from time to time by each Obligor in favor of the Administrative Agent in order to grant to the Administrative Agent a Lien on the Collateral as continuing collateral security for the payment and performance of the Secured Obligations of such Obligor, such security documents to be in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders.

“Shares”, as applied to the shares of any corporation or other entity, means the shares or other ownership interests of every class whether now or hereafter authorized, regardless of whether such shares or other ownership interests shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such corporation or other entity.

“Software” means all “software” (as defined in the UCC), and also means and includes all software programs, whether now or hereafter owned, licensed or leased by an Obligor, designed for use on computer hardware, including, without limitation, all operating system software, utilities and application programs in whatever form and whether or not embedded in goods, all software code (in any form, including source code, object code and executable code) in magnetic tape, disk or hard copy format or any other listings whatsoever, all firmware associated with any of the foregoing, all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing, subroutines, techniques, and user interfaces, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Software License” means any agreement (including any agreement constituting a Copyright License, Patent License and/or Trademark License) now or hereafter in existence granting to any Obligor any right, whether exclusive or non-exclusive, to use another Person’s Software, or pursuant to which any Obligor has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Software, whether or not subject to any registration.

“Solicitation” shall have the meaning ascribed thereto in the Restructuring Support Agreement.

“Specified Equipment” means the Caterpillar 7495 Electric Rope Shovel of the Borrower that is stored in Las Vegas, Nevada as of the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, company or other similar business entity (including, for greater certainty, a chartered bank) of which more than fifty per cent (50%) of the outstanding Shares or other equity interests (in the case of Persons other than corporations) having ordinary voting power to elect a majority of the board of directors or the equivalent thereof of such corporation, company or similar business entity (irrespective of whether at the time Shares of any other class or classes of the Shares of such corporation, company or similar business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Superpriority DIP Claims” means all of the claims of the Secured Parties on account of the Secured Obligations, which claims shall be entitled to the benefits of section 364(c)(1) of the Bankruptcy Code, having a superpriority over any and all administrative expenses of the kind that are specified in sections 105, 326, 328, 330, 331, 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 726, 1114 or any other provisions of the Bankruptcy Code, subject only to the Carve-Out.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax, penalties or similar liabilities applicable thereto.

“Term and Security Deposit Loan Agreement” means the Term and Security Deposit Loan Agreement, dated as of March 27, 2013, by and between Hycroft Resources & Development, Inc. and Caterpillar Financial Services Corporation.

“Termination Date” has the meaning specified in Section 2.4(a).

“Third Party Mining Arrangements” means any arrangement with another Person or Persons of a nature that is, or shall have become customary in, the mining business for the purposes of sharing the risks or costs of exploring, acquiring, developing or producing minerals from property owned by a Company, including, operating, processing, farm-in, farm-out, development, area of mutual interest, unitization, pooling, joint bidding, joint venture, service, partnership, subscription and stock purchase agreement and other similar agreements.

“Tort Claims” means all Commercial Tort Claims and all claims, causes of action and similar rights and interests (however characterized) of an Obligor, whether arising in contract, tort or otherwise, and whether or not subject to any action, suit, investigation or legal, equitable, arbitration or administrative proceedings, in each case, other than avoidance actions under chapter 5 of the Bankruptcy Code.

“Total Commitment Amount” means, at any particular time, the aggregate of the Individual Commitments of all of the Lenders at such time. The original aggregate Total Commitment Amount on the Closing Date is $78,000,000.

“Trade Secrets” means all right, title and interest arising under any Applicable Law in or relating to trade secrets.

“Trademarks” means all rights, title and interests arising under any Applicable Law in or relating to trademarks, trade names, trade dress, corporate names, company names, business names, brand names, fictitious business names, trade styles, service marks, logos, designs, slogans, emblems, collection marks, certification marks (and all translations, adaptations, derivations and combinations of the foregoing) and other source or business identifiers and, in each case, all registrations and recordations thereof and all applications in connection therewith which have heretofore been or may hereafter be issued thereon throughout the world including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, and all goodwill symbolized by and associated with the foregoing.

“Trademark License” means any agreement now or hereafter in existence granting to any Obligor any right, whether exclusive or non-exclusive, to use another Person’s trademarks or trademark applications, or pursuant to which any Obligor has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Trademark, whether or not registered, and the rights to prepare for sale, sell and advertise for sale, all of the inventory now or hereafter owned by any Obligor and now or hereafter covered by such license agreements.

“Transferee” shall have the meaning ascribed thereto in Section 15.5(d).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“U.S.” and “United States” means the United States of America.

“United States dollars” and “Dollars” means lawful money of the United States.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (e)(ii)(C) of Section 8.6.

“Variance Report” shall have the meaning ascribed thereto in Section 11.1(ff)(ii).

“Withholding Agent” means any Obligor and the DIP Agent.

1.2	Other Usages

References to “this Agreement”, “the agreement”, “hereof”, “herein”, “hereto” and like references refer to this Agreement and not to any particular Article, Section or other subdivision of this Agreement. Any references herein to any agreements or documents shall mean such agreements or documents as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof (subject to any restrictions on such amendments, supplements or restatements set forth herein). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3	Plural and Singular

Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.4	Headings

The division of this Agreement into Articles and Sections and the insertion of headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5	Currency

Unless otherwise specified herein, all statements of or references to dollar amounts in this Agreement shall mean lawful money of the United States. All Loans made or repaid pursuant to this Agreement shall be made or repaid in United States dollars.

1.6	Non-Business Days

Subject to Section 7.4(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.7	Schedules and Exhibits

Each and every one of the schedules and exhibits which is referred to in this Agreement and attached to this Agreement shall form a part of this Agreement.

1.8	Accounting Terms - GAAP

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the DIP Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the DIP Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.9	Rule of Construction

The Credit Documents have been negotiated by each party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Credit Documents.

1.10	Successors and Permitted Assigns of Parties

Any reference in this Agreement to a party to this Agreement shall include the successors and permitted assigns of such party.

1.11	Meaning of Include

The words “include”, “includes” and “including”, when used in this Agreement, shall be deemed to be followed by the phrase “without limitation”.

1.12	UCC Definitions

Unless otherwise defined herein or the context otherwise requires, the following terms have the respective meanings provided in the UCC: (i) As-Extracted Collateral; (ii) Certificated Security; (iii) Chattel Paper; (iv) Commercial Tort Claims; (v) Commodity Account; (vi) Commodity Contract; (vii) Commodity Intermediary; (viii) Documents; (ix) Electronic Chattel Paper; (x) Entitlement Holder; (xi) Entitlement Order; (xii) Equipment; (xiii) Financial Assets; (xiv) General Intangible; (xv) Goods, (xvi) Instruments; (xvii) Inventory; (xviii) Investment Property; (xix) Payment Intangibles; (xx) Proceeds; (xxi) Securities Intermediary; (xxii) Security Certificate; (xxiii) Security Entitlements; (xxiv) Uncertificated Security; (xxvi) Fixtures, (xxvii) Letter-of-Credit Rights, (xxviii) Supporting Obligations and (xxix) Accession.

ARTICLE 2

CREDIT FACILITY

2.1	Establishment of Credit Facility

Subject to the terms and conditions of this Agreement, the Lenders hereby establish in favor of the Borrower a term loan credit facility in an amount not to exceed the Total Commitment Amount and each Lender severally and not jointly agrees to make term loans (collectively, the “Loans” and individually, a “Loan”) to the Borrower as follows: (a) an initial Loan to the Borrower on the Closing Date (the “Initial Loan”) in an aggregate principal amount equal to $35,000,000 (such aggregate principal amount, the “Initial Loan Amount”); and (b) on and after May 1, 2015, up to two (2) additional Loans (each such Loan, an “Additional Loan”) during the Availability Period in an aggregate principal amount for all such Additional Loans not to exceed $43,000,000; provided, that (w) the principal amount of any Loan made or made available on any Draw Date shall not be greater than the amount set forth in the Approved Budget with respect to such Draw Date; (x) the Borrower shall only be permitted to request, and the Lenders shall only be obligated to make, one (1) Additional Loan per calendar month; (y) each Additional Loan shall be in an aggregate principal amount not to exceed $25,000,000 and (z) the aggregate principal amount of all Loans requested or made hereunder shall not exceed $78,000,000.

2.2	[Reserved]

2.3	Reduction of Individual Commitments

With respect to each Lender, the Individual Commitment of such Lender shall be permanently reduced in an amount equal to the principal amount of each Loan made by such Lender pursuant to Section 2.1 and shall be permanently reduced to zero on the Termination Date.

2.4	Termination of Credit Facility

(a)	This Agreement and the Credit Facility shall terminate upon the earliest to occur of:

(i)	the date of the acceleration of the Loans and the termination of the Total Commitment Amount pursuant to Sections 13.1 and 13.2;

(ii)	the date of consummation of any sale of all or substantially all of the assets of the Obligors pursuant to Section 363 of the Bankruptcy Code;

(iii)	if the Final Order has not been entered, the date that is thirty-five (35) calendar days after the Petition Date;

(iv)	the Effective Date; and

(v)	the Maturity Date,

(such earliest date described in (i) through (v) above, the “Termination Date”).

(b)	Upon the Termination Date, the right of the Borrower to obtain any credit hereunder and all of the obligations of the Lenders to extend credit hereunder including all Individual Commitments shall automatically terminate without any further action. The Borrower shall repay to the Lenders on the Termination Date the aggregate principal amount of Loans outstanding on such date, together with all accrued and unpaid interest thereon and all other outstanding Secured Obligations (including all fees required to be paid under the Fee Letter).

ARTICLE 3

GENERAL PROVISIONS RELATING TO CREDITS

3.1	Loan Requests

Each Borrowing shall be made upon the Borrower’s delivery to the DIP Agent of an irrevocable notice in substantially the form of Exhibit C (each such notice, a “Drawdown Notice”). Each such Drawdown Notice must be received by the DIP Agent not later than 1:00 p.m. (New York time) five (5) Business Days prior to the requested date of any Borrowing; provided, that a Drawdown Notice with respect to the Borrowing of the Initial Loan on the Closing Date must be received by the DIP Agent not later than 1:00 p.m. (New York time) one (1) Business Day prior to the Closing Date. Each Drawdown Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), and (ii) the principal amount of the Loan to be borrowed.

3.2	Funding of Loans

Following receipt of a Drawdown Notice, the DIP Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loan requested. Each Lender shall make the amount of its Loan available to the DIP Agent in immediately available funds not later than 2:00 p.m. (New York time) on the Business Day specified in the applicable Drawdown Notice. Upon satisfaction of the applicable conditions set forth in Article 12, the DIP Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 4:00 p.m. (New York time) on the day of receipt by the DIP Agent by wire transfer of such funds into the account of the Borrower designated in the applicable Drawdown Notice.

3.3	Failure of Lender to Fund Loan

If any Lender (a “Defaulting Lender”) fails to make available to the Administrative Agent its Pro Rata Share of any Loan under the Credit Facility as required and the Administrative Agent has not funded pursuant to Section 3.2, the Administrative Agent shall forthwith give notice of such failure by such Defaulting Lender to the Borrower and the other Lenders and such notice shall state that any Lender may make available to the Administrative

Agent all or any portion of the Defaulting Lender’s Pro Rata Share of such Loan (but in no way shall any other Lender or the Administrative Agent be obliged to do so) in the place and stead of the Defaulting Lender. If more than one Lender gives notice that it is prepared to make funds available in the place and stead of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its pro rata share of such advance based on the Contributing Lenders’ relative commitments to advance in such circumstances. If any Contributing Lender makes funds available in the place and stead of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place and stead, forthwith on demand, any amount advanced on its behalf together with interest thereon at the then prevailing interbank rate for each day from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Loan from the Borrower. In addition to interest as aforesaid, the Borrower shall pay all amounts owing by the Borrower to the Defaulting Lender hereunder (with respect to the amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender) to the Contributing Lenders until such time as the Defaulting Lender pays to the Administrative Agent for the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender.

3.4	[Reserved]

3.5	[Reserved]

3.6	Time and Place of Payments

Unless otherwise expressly provided herein, the Borrower shall make all payments pursuant to this Agreement or pursuant to any document, instrument or agreement delivered pursuant hereto or under any Credit Document by deposit to the Designated Account before 1 p.m. (New York time) on the day specified for payment and the Administrative Agent shall be entitled to withdraw the amount of any payment due to the Administrative Agent or the Lenders hereunder from such account on the day specified for payment. All payments to be made hereunder by the Obligors shall be made in immediately available funds. All payments received by the Administrative Agent after 1 p.m. (New York time) on any day, at the option of the Administrative Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue for such day.

3.7	Remittance of Payments

Forthwith after the withdrawal from the Designated Account by the Administrative Agent of any payment of principal, interest, fees or other amounts for the benefit of the Administrative Agent or the Lenders pursuant to Section 3.6, the Administrative Agent shall, subject to Sections 3.3 and 8.3 remit to each Lender, in immediately available funds, such Lender’s Pro Rata Share of such payment (except to the extent such payment results from a Loan with respect to which a Lender had failed, pursuant to Section 3.2, to make available to the Administrative Agent its Pro Rata Share and, where any other Lender has made funds available in the place and stead of a Defaulting Lender); provided that if the Administrative Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a prepayment), interest, fees or other amount under the Credit Facility, remits to each Lender its Pro Rata Share of such payment and the Borrower fails to make such payment, each Lender agrees to repay to the Administrative Agent, forthwith on demand, to the extent that such amount is not recovered from the Borrower on demand and after reasonable efforts by the Administrative Agent to collect such amount (without in any way obligating the Administrative Agent to take any legal action with respect to such collection), such Lender’s Pro Rata Share of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the Lenders until the date such amount is paid or repaid to the Administrative Agent, the exact amount of the repayment required to be made by the Lenders pursuant hereto to be as set forth in a certificate delivered by the Administrative Agent to each Lender, which certificate shall constitute prima facie evidence of such amount of repayment.

3.8	Evidence of Indebtedness

The Administrative Agent shall maintain accounts wherein the Administrative Agent shall record the amount of credit outstanding, each payment of principal and interest on account of each Loan and all other amounts becoming due to and being paid to the Lenders or the Administrative Agent hereunder, including any fees due hereunder or under the Fee Letter. The Administrative Agent’s accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower pursuant to this Agreement.

3.9	[Reserved]

3.10	[Reserved]

3.11	Administrative Agent’s Discretion to Allocate

Notwithstanding the provisions of Section 3.2 with respect to the funding of Loans in accordance with each Lender’s Pro Rata Share, the Administrative Agent shall be entitled to reallocate the funding or reimbursement obligations among the Lenders in order to ensure, to the greatest extent practicable, that after such funding the aggregate amount of credit extended hereunder by each Lender coincides with such Lender’s Pro Rata Share of the aggregate amount of credit extended under a particular Credit Facility by all of the Lenders, provided that no such allocation shall result in the aggregate amount of credit extended hereunder by any Lender exceeding such Lender’s Individual Commitment under such Credit Facility.

ARTICLE 4

[RESERVED]

ARTICLE 5

GUARANTY

5.1	Guaranty

To induce the Lenders to make the Loans, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment and performance when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Credit Document, of all the Secured Obligations of the Borrower whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection. This Guaranty is a continuing guarantee of payment and shall apply to all Guaranteed Obligations.

5.2	Contribution

To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and other Secured Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

5.3	Authorization; Other Agreements

Subject to the Interim Order or the Final Order, as applicable, the Secured Parties are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

(a)	(i) modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Credit Document;

(b)	apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Credit Documents;

(c)	refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d)	(i) Dispose of, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with the Borrower and any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e)	settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

5.4	Guaranty Absolute and Unconditional

Each Guarantor hereby waives and agrees not to assert any defense, whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by the DIP Agent):

(a)	the invalidity or unenforceability of any obligation of the Borrower or any other Guarantor under any Credit Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b)	the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from the Borrower or any Guarantor or other action to enforce the same or (ii) any action to enforce any Credit Document or any Lien thereunder;

(c)	the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d)	any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Borrower, any Guarantor or any of the Borrower’s other Subsidiaries (including, without limitation, the Chapter 11 Cases) or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e)	any foreclosure, whether or not through judicial sale, and any other Disposition of any Collateral or any election following the occurrence of an Event of Default by any Secured Party to proceed separately against any Collateral in accordance with such Secured Party’s rights under any Applicable Law; or

(f)	any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of the Borrower, any other Guarantor or any of the Borrower’s other Subsidiaries, in each case other than the payment in full of the Guaranteed Obligations.

5.5	Waivers

Each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest, (b) any notice of acceptance, (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of the Borrower or any Guarantor. Each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Borrower or any other Guarantor by reason of any Credit Document or any payment made thereunder until all Secured Obligations are satisfied or (y) assert any claim, defense, setoff or counterclaim it may have against any other Obligor or set off any of its obligations to such other Obligor against obligations of such Obligor to such Guarantor. In addition, any Indebtedness of the Borrower or any other Obligor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment-in-full of the Secured Obligations. No obligation of any Guarantor hereunder shall be discharged other than by complete performance.

5.6	Reliance

Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

ARTICLE 6

SECURITY

6.1	Security

To induce the DIP Agent and the Lenders to enter into this Agreement and the other Credit Documents and to secure the due and punctual payment of all Secured Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof and to secure the performance of all of its Secured Obligations and the Secured Obligations of all other Obligors hereunder and under the other Credit Documents, each Obligor hereby grants to the DIP Agent for the benefit of the Secured Parties a security interest in, and each Obligor hereby pledges and collaterally assigns to the DIP Agent for the benefit of the Secured Parties, a Lien upon and a continuing first-priority Lien security interest (subject only to (i) the Carve-Out, (ii) Permitted ABL Liens and (iii) Permitted Existing Liens) in accordance with sections 364(c)(2) and (3) of the Bankruptcy Code, in all of its right, title and interest in, to and under all property and assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Obligor, whether owned or consigned by or to, or leased from or to, such Obligor, and regardless of where located (all of which being hereinafter collectively referred to as the “Collateral”), including all:

(a)	Prepetition ABL Collateral;

(b)	Receivables;

(c)	Chattel Paper;

(d)	Commercial Tort Claims;

(e)	Deposit Accounts;

(f)	Documents;

(g)	Equipment;

(h)	Fixtures;

(i)	General Intangibles (including Payment Intangibles);

(j)	Goods;

(k)	Instruments;

(l)	Intellectual Property;

(m)	Inventory;

(n)	Investment Property;

(o)	Letter-of-Credit Rights;

(p)	Real Estate;

(q)	Software;

(r)	Supporting Obligations;

(s)	money, policies and certificates of insurance, deposits, cash or other property;

(t)	books, records and information relating to any of the foregoing and/or to the operation of any Obligor’s business, and all rights of access to such books, records, and information, and all property in which such books records and information are stored, recorded and maintained;

(u)	without duplication, each Operating Mine and all patented and unpatented mining claims, license and permits required for the extraction of minerals or metals from any such Operating Mine;

(v)	insurance proceeds, refunds and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds and premium rebates arise out of any of the foregoing ((i) through (u)) and otherwise;

(w)	any and all of such Obligor’s interest under all policies of insurance relating to any of the Collateral or any part of the Real Estate (the “Assigned Insurance Policies”), including, without limitation, (A) all rights of such Obligor to receive monies due and to become due under or pursuant to the Assigned Insurance Policies, including, without limitation, all insurance proceeds paid or payable upon the occurrence of any loss, destruction damage, condemnation or other taking of the applicable Collateral, (B) all claims of such Obligor for damages arising out of or for breach of or default under the Assigned Insurance Policies and (C) all other rights, remedies, benefits and privileges of such Obligor under the Assigned Insurance Policies, including, without limitation, all rights to terminate, amend, supplement, modify or waive performance under the Assigned Insurance Policies and to compel performance and otherwise to exercise all rights and remedies thereunder;

(x)	liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((i) through (w)), including the right of stoppage in transit; and

(y)	any of the foregoing whether now owned or now due, or in which any Obligor has an interest, or hereafter acquired, arising, or to become due, or in which any Obligor obtains an interest, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing provided, however, that the Collateral shall not include the following property (collectively, the “Excluded Property”): (i) any (a) permit, lease, license, contract, instrument or other agreement held by an Obligor that prohibits or requires the consent of any Person as a condition to the creation by such Obligor of a security interest or Lien thereon or that would be breached or give the other party the right to terminate it as a result thereof, or any permit, lease, license contract or other agreement held by an Obligor to the extent that any law applicable thereto prohibits the creation of a security interest or Lien thereon or that would be breached or give the other party the right to terminate it as a result thereof, but only, in each case to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9-406(a), 9-407(a), 9-408(a) and 9-409 of the UCC) or any other law, and (b) Equipment owned by an Obligor that is subject to a purchase money Lien or a capital lease which is permitted under this Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such capital lease) prohibits or requires the consent of any Person as a condition to the creation of any other Lien on such equipment or that would be breached or give the other party the right to terminate if as a result thereof and (ii) any Excluded Shares, provided, however, (A) “Excluded Property” shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute replacements of Excluded Property); and (B) if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Collateral; (iii) any intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral.

6.2	Perfection of Security Interests

(a)

Each Obligor hereby irrevocably authorizes the DIP Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file in the name of such Obligor or otherwise and without separate authorization or authentication of such Obligor appearing thereon, such UCC financing statements or continuation statements as the DIP Agent may reasonably deem necessary or reasonably appropriate to further perfect or maintain the perfection of the Lien of the DIP Agent under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all of the debtor’s personal property and assets” or words to similar effect, whether now owned or hereafter acquired, notwithstanding that such description may be broader in scope than the Collateral described in this Agreement. Each Obligor hereby also authorizes the DIP Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to execute and file any and all agreements, instruments, documents and papers as the DIP Agent may reasonably request to evidence the Lien of the DIP Agent in any Intellectual Property and the goodwill or accounts and general intangibles of such Obligor relating thereto or represented thereby. Such Obligor agrees that, except to the extent that any filing office requires otherwise, a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. The Obligors shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other assignment documents concerning the Collateral.

(b)	The DIP Liens are granted as security only and shall not subject the DIP Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Obligor with respect to or arising out of the Collateral.

(c)	Notwithstanding subsections (a) and (b) of this Section 6.2, or any failure on the part of any Obligor or the DIP Agent to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Interim Order and the Final Order, as applicable. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order or the Final Order.

6.3	Pledged Collateral

(a)	Delivery of Certificated Securities. Subject to the Rights of the Prepetition ABL Agent and except with respect to Instruments and Certificated Securities that have been delivered to, and are held by, the Prepetition ABL Agent pursuant to the Prepetition ABL Credit Agreement, each Obligor will promptly deliver or cause to be delivered each Instrument and each Certificated Security (other than Cash Equivalents held in a Securities Account which is subject to an effective Control Agreement) to the DIP Agent, accompanied by duly executed stock powers or other instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the DIP Agent and all promissory notes shall be endorsed by the applicable Obligor or accompanied by a duly executed instrument of transfer or assignment in blank.

6.4	DIP Agent’s and Secured Parties’ Rights; Limitations on DIP Agent’s and Secured Parties’ Secured Obligations

(a)	Subject to each Obligor’s rights and duties under the Bankruptcy Code (including section 365 of the Bankruptcy Code), it is expressly agreed by each Obligor that, anything herein or in any other Credit Document to the contrary notwithstanding, each Obligor shall remain liable under each of its respective Contractual Obligations incurred after the Petition Date or assumed with the consent of the DIP Agent (at the direction of the Majority Lenders) and Bankruptcy Court approval (which may be pursuant to a Plan of Reorganization confirmed by the Bankruptcy Court) to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the DIP Agent nor any other Secured Party shall have any obligation or liability under any Contractual Obligation by reason of or arising out of this Agreement or any other Credit Document or the granting herein of a Lien thereon or the receipt by the DIP Agent or any other Secured Party of any payment relating to any Contractual Obligation pursuant hereto. Neither the DIP Agent nor any other Secured Party shall be required or obligated in any manner to perform or fulfill any of the obligations of any Obligor under or pursuant to any Contractual Obligation, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contractual Obligation, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b)	Subject to the Interim Order or the Final Order, as applicable, at any time after an Event of Default has occurred and is continuing, after giving notice to the relevant Obligor of its intent to do so, the DIP Agent may (at the direction of the Majority Lenders) notify each of such Obligor’s Account Debtors and all other Persons obligated on any of the Collateral that the DIP Agent has a security interest therein, and that payments shall be made directly to the DIP Agent (by instructing that such payments be remitted by direct wire transfer to the DIP Agent or to a post office box which shall be in the name and under the control of the DIP Agent). Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, none of the Obligors shall give any contrary instructions to such Account Debtor or other Person without the DIP Agent’s prior written consent.

(c)

Subject to the Interim Order or the Final Order, as applicable, at any time after an Event of Default has occurred and is continuing, the DIP Agent may in the DIP Agent’s own name, in the name of a nominee of the DIP Agent or in the name of any Obligor communicate with (and such Obligor hereby authorizes the DIP Agent to so notify) each Account Debtor to verify with such Persons, to the DIP Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper and/or payment intangibles, and that such Collateral has been assigned to the DIP Agent hereunder for the benefit of the Secured Parties, and that any payments due or to become due in respect of such Collateral are to be made directly to DIP Agent or any other designee on its behalf.

(d)	It is understood and agreed that the security interests in cash and Investment Property created hereunder shall not prevent the Obligors from using such assets in the ordinary course of their respective businesses, subject to the provisions of the Interim Order, the Final Order (as applicable), the Approved Budget and the Control Agreements, if any, with respect to such cash and Investment Property.

6.5	Covenants of the Obligors with Respect to Collateral

Without limiting any Obligor’s covenants and agreements contained in this Agreement and the other Credit Documents, each Obligor covenants and agrees with the DIP Agent, for the benefit of the DIP Agent and the Secured Parties, that from and after the date of this Agreement and until the Termination Date:

(a)	Further Assurances; Pledge of Instruments; Chattel Paper.

(i)	At any time and from time to time, upon the reasonable written request of the DIP Agent (at the direction of the Majority Lenders) and at the sole expense of such Obligor, such Obligor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further actions (including the filing and recording of financing statements and other documents) as the DIP Agent may reasonably deem necessary to obtain the full benefits of this Agreement and of the rights and powers herein granted with respect to the Collateral, including (A) using its commercially reasonable efforts to enforce the security interests granted hereunder; and (B) filing any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the Liens granted hereunder or under any other Credit Document.

(ii)

(A) Without the prior written consent of the DIP Agent (at the direction of the Majority Lenders), such Obligor will not (x) sell, assign, transfer, pledge the pledged Collateral (except pursuant to a transaction permitted by this Agreement) or (y) otherwise encumber any of its rights in or to the Collateral (except for Permitted Liens), or any unpaid dividends, interest or other distributions or payments with respect to the pledged Collateral or grant a Lien in the pledged Collateral, unless otherwise expressly permitted by this Agreement; (B) upon the written request of the DIP Agent (at the direction of the Majority Lenders), each Obligor will, at its expense, promptly execute and deliver all such further instruments and take all such further actions as the DIP Agent (at the direction of the Majority Lenders) from time to time may reasonably request in order to ensure to the DIP Agent and Secured Parties the security interests to the pledged Collateral granted hereby are perfected to the extent not expressly prohibited under the Interim Order or the Final Order, as applicable; and (C) in the case of each Obligor which is an issuer of Shares pledged hereunder, such Obligor agrees that after an Event of Default it will comply with instructions of the DIP Agent with respect to the Shares of such issuer without further consent by the applicable Obligor, provided that the DIP Agent shall not issue any such instructions unless an Event of Default has occurred and is continuing.

(iii)	Unless such Collateral either (A) has been delivered to, and is held by, the Prepetition ABL Agent pursuant to the Prepetition ABL Credit Agreement or (B) has been delivered to the DIP Agent pursuant to Section 6.3(a) subject to the Interim Order or the Final Order, as applicable, such Obligor will promptly deliver or cause to be delivered to the DIP Agent all Collateral consisting of the following negotiable Documents, Certificated Securities, Chattel Paper and Instruments (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank) promptly (and in any event within ten (10) Business Days) after such Obligor receives the same: (X) any negotiable Document or Instrument having a value in excess of $250,000, (Y) any Certificated Securities (other than certificated pledged Shares of Subsidiaries of such Obligor delivered to the DIP Agent pursuant to Section 6.3(a) above) or (Z) any Chattel Paper (other than Chattel Paper (I) the value of which, in the aggregate for all such Chattel Paper, does not exceed $250,000 or (II) which evidences leases of Inventory for a period of time that is less than one month), and such Obligor will provide prompt written notice of receipt thereof to the DIP Agent.

(iv)

Unless delivered to, and held by, the Prepetition ABL Agent pursuant to the Prepetition ABL Credit Agreement, each Obligor will, upon obtaining ownership of any additional Shares or promissory notes or Instruments or any Shares or promissory notes or Instruments required to be pledged to the DIP Agent pursuant to clause (ii) above, which Shares, notes or Instruments are not listed on Schedule 6.5(a)(iv) on the date hereof, promptly deliver to the DIP Agent a pledge amendment in form and substance reasonably satisfactory to the Majority Lenders (a “Pledge Amendment”) in

respect of any such additional Shares, promissory notes or Instruments. Each Obligor hereby authorizes the DIP Agent to attach each Pledge Amendment to this Agreement and agrees that all Shares, promissory amounts or instruments listed on any Pledge Amendment delivered to the DIP Agent shall for all purposes hereunder be considered Collateral.

(v)	Such Obligor shall obtain authenticated Control Agreements from (A) each Securities Intermediary issuing or holding any financial assets to or for such Obligor and (B) each commodities intermediary holding commodities for such Obligor; and such Obligor shall within twenty (20) Business Days after acquiring any uncertificated securities that are not credited to a Securities Account obtain from each issuer of such uncertificated securities an acknowledgment of the pledge of such uncertificated securities to the DIP Agent granting “control” (within the meaning of Section 8-106 of the UCC) over such uncertificated securities to the DIP Agent and in a form that is reasonably satisfactory to the DIP Agent.

(vi)	At any time (A) upon the DIP Agent’s reasonable written request (at the direction of the Majority Lenders) or (B) if an Event of Default has occurred and is continuing, unless the DIP Agent has otherwise consented in writing (which consent may be revoked) or control has been granted to the Prepetition ABL Agent pursuant to the Prepetition ABL Credit Agreement, such Obligor shall take all steps necessary to grant the DIP Agent control of all Electronic Chattel Paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(vii)	Such Obligor shall promptly, and in any event within twenty (20) Business Days after the same is acquired by it, notify the Agent of Commercial Tort Claims in excess of $1,000,000, individually or in the aggregate, acquired by it.

(b)	Covenants Regarding Intellectual Property Collateral.

(i)

Such Obligor shall (and shall cause all its licensees to) (i)(1) use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by Applicable Law, (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the DIP Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, or impaired, (x) any Patent included in the Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the Copyrights included in the Material Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (z) any Trade Secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.

(ii)	Such Obligor shall notify the DIP Agent promptly if it knows, or has reason to know, that any application or registration relating to any Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such Obligor’s ownership of, interest in, right to use, register, own or maintain any Material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office). Such Obligor shall pay all renewal fees and other fees and costs associated with maintaining the Material Intellectual Property and with the processing of Material Intellectual Property and take such commercially reasonable actions that are necessary or reasonably requested by the DIP Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each Patent, Trademark and Copyright included in the Material Intellectual Property. At the Obligors’ sole cost, expense, and risk, the Obligors pursue the prompt, diligent processing of each application for registration of Material Intellectual Property and not abandon or delay any such efforts.

(iii)

Such Obligor shall not knowingly do any act or omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair in any material respects the intellectual property of any other Person. At the Obligors’ sole cost, expense, and risk, the Obligors’ shall take any and all necessary action which the Obligors reasonably deem appropriate under the circumstances to protect the Intellectual Property from infringement, misappropriation or dilution. In the event that any Intellectual Property of such Obligor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Obligor shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including promptly bringing suit and recovering all damages therefor.

(c)	Notices. Such Obligor will advise the DIP Agent and the Lenders promptly, in reasonable detail, of any Lien (other than Permitted Liens) on or claim made or asserted against a material portion of the Collateral of which it has knowledge, which could reasonably be expected to have a Material Adverse Effect on the Collateral or the ability of the DIP Agent to exercise any of its remedies hereunder.

(d)	Organizational/Collateral Location Changes; No Reincorporation. Except as otherwise contemplated by this Agreement, the Plan of Reorganization or the Restructuring Support Agreement, such Obligor will give the DIP Agent at least thirty (30) calendar days prior written notice of any change to the information set forth on Schedule 6.5(d)[2] to the extent needed to make Schedule 6.5(d) up to date and accurate. Such Obligor shall not affect any such change unless it has taken all steps necessary or reasonably required by the DIP Agent to maintain continued perfection of the DIP Agent’s security interest in the Collateral with the same priority as prior to such change. Without limiting the prohibitions on mergers involving any Obligor as contained in this Agreement, none of the Obligors shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof without the prior written consent of the DIP Agent.

(e)	Maintenance of Security Interest. Such Obligor shall promptly notify the DIP Agent in writing of its acquisition of any interest hereafter in property that is of a type where a security interest or Lien must be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation. Such Obligor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in this Agreement and shall support the DIP Agent in the defense of such security interest and such priority against the claims and demands of all Persons.

(f)	Use of Collateral. Such Obligor will do nothing to impair the rights of the Secured Parties in any of the Collateral, it being understood and agreed that permitted uses hereunder shall not impair the rights of the Secured Parties in any of the Collateral. Such Obligor will not use or permit any Collateral to be used unlawfully or in violation of any provision of applicable law, or any insurance policy covering any of the Collateral. Without limiting the foregoing, such Obligor will not permit the

[2]

Such schedule to set forth as of the Closing Date, each Obligor’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number, if any.

production of Inventory in violation of any provision of the Fair Labor Standards Act and such Obligor will not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor thereof or allow any credit or discount thereon (other than credits and discounts in the ordinary course of business).

6.6	Bank Accounts; Collection of Accounts and Payments

Each Obligor, and any of its Affiliates, employees, agents and other Persons acting for or in concert with any Obligor shall, acting as trustee for the DIP Agent and the Secured Parties, receive, as the sole and exclusive property of Secured Parties, any moneys, checks, notes, drafts or other payments relating to and/or constituting proceeds of Accounts or other Collateral which come into the possession or under the control of such Obligor or any Affiliates, employees, agent, or other Persons acting for or in concert with any Obligor, and immediately upon receipt thereof, such Obligor or such Persons shall deposit the same or cause the same to be deposited in kind, in (i) deposit accounts that are Controlled Accounts, (ii) deposit accounts or lockbox accounts that are swept on a daily basis into a Controlled Account or (iii) deposit accounts subject to a control agreement with the Prepetition ABL Agent.

6.7	DIP Agent’s Appointment as Attorney-In-Fact

Subject to the Interim Order or the Final Order, as applicable,

(a)	until the discharge of the Secured Obligations, each Obligor hereby irrevocably appoints the DIP Agent and any officer or agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of such Obligor, the DIP Agent, the Secured Parties or otherwise, for the sole use and benefit of the DIP Agent and the Secured Parties, but at such Obligor’s expense, to the extent permitted by law, and to exercise at any time and from time to time while an Event of Default has occurred and is continuing all or any of the following powers with respect to all or any of the Collateral; such power, being coupled with an interest, is irrevocable until the discharge of Secured Obligations to:

(i)	take any and all appropriate action and to execute any and all documents and instruments which may be necessary or reasonably desirable to carry out the terms of this Agreement;

(ii)	receive, take, endorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable Instruments taken or received by such Obligor as, or in connection with, the Collateral;

(iii)	accelerate any Receivable which may be accelerated in accordance with its terms, and to otherwise demand, sue for, collect, receive and give acquittance for any and all monies due or to become due on or by virtue of any Collateral;

(iv)	commence, settle, compromise, compound, prosecute, defend or adjust any Tort Claim, suit, action or proceeding with respect to, or in connection with, the Collateral;

(v)	sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds or avails thereof, including, without limitation, for the implementation of any assignment, lease, license, sublicense, grant of option, sale or other disposition of any Intellectual Property or any action related thereto, as fully and effectually as if the DIP Agent were the absolute owner thereof;

(vi)	pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(vii)	sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(viii)	obtain and adjust insurance maintained by such Obligor or paid to the DIP Agent;

(ix)	commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x)	defend any suit, action or proceeding brought against such Obligor with respect to any Collateral (with such Obligor’s consent (not to be unreasonably withheld, delayed or conditioned) to the extent such action or its resolution could materially affect such Obligor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi)	extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with respect thereto;

(xii)	settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the DIP Agent may deem appropriate (with such Obligor’s consent (not to be unreasonably withheld, delayed or conditioned) to the extent such action or its resolution could materially affect such Obligor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xiii)	credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral in accordance with Section 14.26; and

(xiv)	do, at its option, but at the expense of such Obligor, at any time or from time to time, all acts and things which the DIP Agent reasonably deems necessary to protect or preserve the Collateral and to realize upon the Collateral.

Anything in this Section 6.7(a) to the contrary notwithstanding, and subject to the Interim Order or the Final Order, as applicable, the DIP Agent shall not exercise any rights under the power of attorney provided for in this Section 6.7(a) unless an Event of Default shall have occurred and be continuing.

(b)	if any Obligor fails to perform or comply with any of its agreements contained herein, the DIP Agent, at its option, but without any obligation to do so, may perform or comply, or otherwise cause performance or compliance, with such agreement. Performance of such Obligor’s obligations as permitted under this Section 6.7 shall in no way constitute a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Obligor hereby waives applicability thereof. Moreover, the DIP Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to section 506(c) of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost.

(c)	the expenses of the DIP Agent incurred in connection with actions undertaken as provided in this Section 6.7, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on past due Loans under this Agreement, from the date of payment by the DIP Agent to the date reimbursed by the relevant Obligor, shall be payable by such Obligor to the DIP Agent on demand.

(d)	each Obligor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. Subject to the Interim Order or the Final Order, as applicable, exercise by the DIP Agent of the powers granted hereunder is not a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Obligor waives applicability thereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.8	Grant of License to Use Property; Intellectual Property

Subject to the Interim Order and Final Order, as applicable,

(a)

for the purpose of enabling the DIP Agent to exercise rights and remedies under Section 13.5 hereof (including, without limiting the terms of Section 13.5 hereof, in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, lease, license, assign, give an option or options to purchase or otherwise dispose of Collateral) at such time as the DIP Agent shall be lawfully entitled to exercise such rights and remedies and upon the occurrence and during the continuance of an Event of Default (subject to the Interim Order or the Final Order, as applicable), each Obligor hereby grants to DIP Agent, for the benefit of the DIP Agent and the Secured Parties, subject to the provisions of any applicable License, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Obligor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Obligor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and an irrevocable license (exercisable without payment of rent or other compensation to such Obligor) to use and occupy all real estate owned or leased by such Obligor.

(b)	after the occurrence of an Event of Default and in connection with exercising its rights under Section 6.8(a), the DIP Agent, subject to the Interim Order or the Final Order, as applicable, may:

(i)	subject to the express terms of any valid and enforceable restriction in favor of a Person who is not an Obligor that prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, license, or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Intellectual Property throughout the world for such term or terms, on such conditions and in such manner as the DIP Agent shall in its sole discretion determine;

(ii)	without assuming any obligations or liability thereunder, at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Obligor in, to and under any License and take or refrain from taking any action under any provision thereof, and each Obligor hereby releases the DIP Agent and each of the Secured Parties from, and agrees to hold the DIP Agent and each of the Secured Parties free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto;

(iii)	request that each Obligor will use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor or sublicensor of each License to effect the assignment of all of such Obligor’s right, title and interest thereunder to the DIP Agent or its designee and will execute and deliver to the DIP Agent a power of attorney, in form and substance reasonably satisfactory to the DIP Agent (at the direction of the Majority Lenders), for the implementation of any lease, assignment, License, sublicense, grant of option, sale or other disposition of Intellectual Property; and

(iv)	direct any Obligor to refrain, in which event each such Obligor shall refrain, from using or practicing any Intellectual Property in any manner whatsoever, directly or indirectly, and shall, if requested by the DIP Agent (at the direction of the Majority Lenders), change such Obligor’s name to eliminate therefrom any use of any Trademark and will execute such other and further documents as the DIP Agent may request to further confirm this change and transfer ownership of the Intellectual Property and registrations and any pending applications therefor to the DIP Agent.

(c)	in the event of any disposition following the occurrence and during the continuance of any Event of Default, each Obligor shall supply its know-how and expertise relating to the manufacture and sale of the products or services bearing Trademarks or the products, services or works made or rendered in connection with or under Intellectual Property, and its customer lists and other records relating to such Intellectual Property and to the distribution of said products, services or works, to the DIP Agent.

6.9	Limitation on DIP Agent’s and Secured Parties’ Duty in Respect of Collateral

The DIP Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the DIP Agent deals with similar property for its own account. The DIP Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the DIP Agent nor any Secured Parties shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the DIP Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The DIP Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. The DIP Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other agent or bailee selected by the DIP Agent in good faith. The powers conferred on the DIP Agent and the Secured Parties hereunder are solely to protect the DIP Agent’s and Secured Parties’ interests in the Collateral and shall not impose any duty upon the DIP Agent or any Secured Party to exercise any such powers. The DIP Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Obligor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.10	Authorized Terminations

(a)	Upon any sale or other transfer by any Obligor (other than any sale or transfer to another Obligor) of any Collateral that is permitted under this Agreement or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 14.14, the security interest in such Collateral shall be automatically released and such Collateral shall be sold free and clear of the Lien and security interests created hereby.

(b)	Following the Termination Date or the release pursuant to clause (a) above, the DIP Agent shall promptly, at the expense of the relevant Obligor, execute and deliver to such Obligor all documents that such Obligor shall reasonably request to evidence such termination or release, including authorization to file termination statements and releases in accordance with Section 9-513(c) of the UCC. Any execution and delivery of documents pursuant to this Section 6.10 shall be without recourse to or warranty by the DIP Agent.

6.11	Modifications

(a)	The Liens, lien priority, administrative priorities and other rights and remedies granted to the DIP Agent for the benefit of the Secured Parties pursuant to this Agreement, the Interim Order and/or the Final Order (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by any of the Obligors (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such financing, extension, incurrence, dismissal, conversion, act or omission:

(i)	no costs or expenses of administration which have been or may be incurred in any of the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or pari passu with the Superpriority DIP Claims (other than the Carve-Out) in respect of any Secured Obligation;

(ii)	the Liens and security interests granted herein shall constitute valid and perfected liens and security interests with the priorities set forth in the definition of DIP Liens; and

(iii)	the Liens and security interests granted hereunder shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable non-bankruptcy law.

(b)	Notwithstanding any failure on the part of any Obligor, the DIP Agent or the Secured Parties to perfect, maintain, protect or enforce the liens and security interests in the Collateral granted hereunder, the Interim Order and the Final Order shall automatically, and without further action by any Person, perfect such liens and security interests against the Collateral.

ARTICLE 7

INTEREST AND FEES

7.1	Interest Rates

Interest shall accrue on the aggregate outstanding principal amount of the Loans and on overdue interest thereon, at the rate per annum equal to 12% (the “Interest Rate”) and the Borrower shall pay such accrued and unpaid interest to the Lenders in accordance with Sections 3.6 and 7.2(b); provided that, only half of such interest shall be payable in cash, with the remainder being capitalized and added to the unpaid principal amount of such Loans on each Interest Payment Date (whereupon from and after any such date such additional amounts shall also accrue interest pursuant to this Section 7.1). If any Event of Default exists, then all outstanding Secured Obligations shall thereafter automatically bear interest at all times during the continuance of such Event of Default at a rate per annum equal to the Default Rate and shall be due and payable on demand in cash.

7.2	Calculation and Payment of Interest and Fees

(a)	All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. All other computations of fees and interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the DIP Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)	With respect to each Lender, all accrued and unpaid interest on the outstanding principal amount of such Lender’s Loans shall be due and payable in arrears on each Interest Payment Date. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand in cash.

(c)	Notwithstanding anything herein to the contrary, all accrued PIK Interest shall be deemed the extension of an additional Loan, pursuant to the terms of, and subject to, all Credit Documents. The entire unpaid balance of all PIK Interest shall be immediately due and payable in full in immediately available funds on the Termination Date.

7.3	General Interest Rules

(a)	[Reserved].

(b)	Interest on each Loan and on overdue interest thereon shall be payable in United States dollars.

(c)	If the Borrower fails to pay any fee or other amount of any nature payable by it to the Administrative Agent or the Lenders hereunder under any Credit Document or under any document, instrument or agreement delivered pursuant hereto on the due date therefor, the Borrower shall pay to the Administrative Agent or the Lenders, as the case may be, interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to the Default Rate in the case of overdue amounts denominated in United States dollars.

Such interest on overdue amounts shall become due and be paid on demand made by the Administrative Agent.

ARTICLE 8

RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS

8.1	Conditions of Credit

The obtaining or maintaining of credit hereunder shall be subject to the terms and conditions contained in this Article 8.

8.2	Change of Circumstances

(a)	Increased Costs Generally. If from time to time any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)	subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, such amount or amounts to be determined in the sole and absolute discretion of the relevant Lender.

(b)	Capital and Liquidity Requirements. If any Lender determines in its sole and absolute discretion that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Individual Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to, as applicable, capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)	Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company (as determined by such Lender in good faith), as the case may be, as specified in paragraph (a) or (b) of this Section, and delivered to the Borrower from time to time shall be prima facie evidence of such amounts absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)

Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 8.2 shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section 8.2 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the

Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

8.3	Failure to Fund as a Result of Change of Circumstances

If any Lender but not all of the Lenders who have Individual Commitments seeks additional compensation pursuant to Section 8.2 (the “Affected Lender”), then the Borrower may indicate to the Administrative Agent in writing that it desires to replace the Affected Lender with one or more of the other Lenders, and the Administrative Agent shall then forthwith give notice to the other Lenders that any such Lender or Lenders may, in the aggregate, advance all (but not part) of the Affected Lender’s Pro Rata Share of the affected credit and, in the aggregate, assume all (but not part) of the Affected Lender’s Individual Commitments and obligations under a Credit Facility and acquire all (but not part) of the rights of the Affected Lender and assume all (but not part) of the obligations of the Affected Lender under each of the other Credit Documents to the extent they relate to the Credit Facility (but in no event shall any other Lender or the Administrative Agent be obliged to do so). If one or more Lenders shall so agree in writing (herein collectively called the “Assenting Lenders” and individually called an “Assenting Lender”) with respect to such advance, acquisition and assumption, the Pro Rata Share of such credit of each Assenting Lender and the Individual Commitments and the obligations of such Assenting Lender under a particular Credit Facility and the rights and obligations of such Assenting Lender under each of the other Credit Documents to the extent they relate to the Credit Facility shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders) of the Affected Lender’s Pro Rata Share of such credit and Individual Commitments and obligations under the Credit Facility and rights and obligations under each of the other Credit Documents to the extent they relate to the Credit Facility on a date mutually acceptable to the Assenting Lenders and the Borrower. On such date, the Assenting Lenders shall extend to the Borrower the Affected Lender’s Pro Rata Share of such credit and shall prepay to the Affected Lender the advances of the Affected Lender then outstanding, together with all interest accrued thereon and all other amounts owing to the Affected Lender hereunder, and, upon such advance and prepayment by the Assenting Lenders, the Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations hereunder. Upon the assumption of the Affected Lender’s Individual Commitments as aforesaid by an Assenting Lender, Schedule A hereto shall be deemed to be amended to increase the Individual Commitment of such Assenting Lender by the respective amounts of such assumption.

8.4	[Reserved]

8.5	Indemnity for Transactional and Environmental Liability

(a)

The Borrower hereby agrees to indemnify and hold the DIP Agent, each Lender, and each of their respective Affiliates, shareholders, officers, directors, employees, and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith (irrespective of whether such

Indemnified Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable and documented legal fees and out of pocket disbursements and amounts paid in settlement (collectively in this Section 8.5(a), the “Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) any Loan or the use or proposed use of the proceeds therefrom, (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor or any of the Obligors’ directors, shareholders or creditors, and regardless of whether any Indemnified Party is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party, (iii) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the DIP Agent (and any sub-agents thereof) and their respective Affiliates, shareholders, officers, directors, employees, and agents only, the administration of this Agreement and the other Credit Documents or (iv) any claims of, or amounts paid by any Secured Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Secured Party hereunder except for any such Indemnified Liabilities that a court of competent jurisdiction determined by final and non-appealable judgment arose on account of the relevant Indemnified Party’s gross negligence or willful misconduct. To the fullest extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(b)

Without limiting the generality of the indemnity set out in the preceding clause (a), the Borrower hereby further agrees to indemnify and hold the Indemnified Parties free and harmless from and against any and all claims, demand, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable and documented legal fees and out of pocket disbursements and amounts paid in settlement which are approved by the Borrower, of any and every kind whatsoever paid (collectively, the “Environmental Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on, at, or under, or the Release from on or under, any real property legally or beneficially owned (or any estate or interest which is owned), leased, used or operated by any Obligor of any Hazardous Materials, and (ii) any other violation of, or liability pursuant to, an Environmental Law with respect to any Obligor or the operation of the Hycroft Mine, and regardless of whether caused by, or within the control of, such Obligor, except for any such Environmental Indemnified Liabilities that a court of competent jurisdiction determined by final and non-appealable judgment arose on account of the relevant Indemnified Party’s gross negligence or willful misconduct.

(c)	All obligations provided for in this Section 8.5 shall survive indefinitely the permanent repayment of the outstanding credit hereunder and the termination of this Agreement. The obligations provided for in this Section 8.5 shall not be reduced or impaired by any investigation made by or on behalf of the Administrative Agent or any of the Lenders.

(d)	The Borrower hereby agrees that, for the purposes of effectively allocating the risk of loss placed on the Borrower by this Section 8.5, the DIP Agent and each Lender shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of their respective shareholders, officers, directors, employees and agents.

(e)	If, for any reason, the obligations of the Borrower pursuant to this Section 8.5 shall be unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under applicable law.

8.6	Gross-Up for Taxes

(a)

Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)	Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the applicable Obligor shall timely pay any Other Taxes to the relevant Official Body in accordance with Applicable Law, or at the option of the DIP Agent timely reimburse it for the payment of, any Other Taxes.

(c)	Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the DIP Agent), or by the DIP Agent on its own behalf, or on behalf of a Lender, shall be conclusive absent manifest error.

(d)	Evidence of Payments. Upon request by the DIP Agent (at the direction of any Lender), as soon as practicable after any payment of any Taxes by any Obligor to an Official Body, such Obligor shall deliver to the DIP Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the DIP Agent.

(e)	Status of Lenders.

(i)

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower and the DIP Agent, at the time or times reasonably requested by the Borrower or the DIP Agent, such properly completed and executed documentation reasonably requested by the Borrower or the DIP Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the DIP Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the DIP Agent as will enable the Borrower or the DIP Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i) – (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person, any Lender that is a U.S. Person shall deliver to the Borrower and the DIP Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the DIP Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the DIP Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the DIP Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)	duly completed and executed originals of IRS Form W-8BEN (or applicable successor form, including W-8BEN-E) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)	duly completed and executed originals of IRS Form W-8ECI,

(C)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of Internal Revenue Service Form W-8BEN (or applicable successor form, including W-8BEN-E),

(D)	to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by any applicable “withholding statement” required by Applicable Law to be associated with the IRS Form W-8IMY, and IRS Form W-8ECI, IRS Form W-8BEN (or applicable successor form, including W-8BEN-E), the certifications described in clause (ii)(C) above, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide the certifications described in clause (ii)(C) on behalf of each such direct and indirect partner, or

(E)	any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f)	Treatment of Certain Refunds. If the DIP Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the DIP Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund), provided that the Borrower, upon the request of the DIP Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Official Body) to the DIP Agent or such Lender in the event the DIP Agent or such Lender is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this paragraph (f), in no event will the DIP Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the DIP Agent or any Lender in a less favorable net after-Tax position than the DIP Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the DIP Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)	The Obligors’ obligations under this Section 8.6 shall survive without limitation the termination of the Credit Facility and this Agreement and all other Credit Documents and the permanent repayment of the outstanding credit and all other amounts payable hereunder.

ARTICLE 9

REPAYMENTS AND PREPAYMENTS

9.1	Repayment of Credit Facility

The Borrower shall repay to the Administrative Agent, for the account of the Lenders, in full the aggregate outstanding principal amount of all Loans on the Termination Date, together with all accrued and unpaid interest thereon, all accrued and unpaid fees under the Fee Letter and all other Secured Obligations.

9.2	Voluntary Prepayments under Credit Facility

Subject to Section 9.3, the Borrower shall be entitled to prepay all or any portion of the outstanding Loans under the Credit Facility at any time, without penalty. Any Loans prepaid or repaid may not be reborrowed.

9.3	Prepayment Notice

The Borrower shall give written notice to the Administrative Agent of each voluntary prepayment pursuant to Section 9.2. Such notice shall be irrevocable, shall be given in accordance with Section 3.1 and shall specify:

(a)	the date on which the prepayment is to take place; and

(b)	the principal amount of the Loan or the portion thereof which is to be prepaid.

9.4	[Reserved]

9.5	[Reserved]

9.6	Currency of Repayment

All payments and repayments of outstanding credit and any other amounts due hereunder shall be made in United States dollars.

9.7	Mandatory Prepayments

(a)	[Reserved]

(b)	Subject to the Interim Order or the Final Order, as applicable, within 2 Business Days of the date of receipt by Borrower or any of its Subsidiaries of Net Available Cash from any Prepayment Event, Borrower shall prepay the Loans under the Credit Facility in accordance with the last sentence of this Section 9.7(b) in an amount equal to 100% of such Net Available Cash received by such Person in connection with such Prepayment Event; provided, however, that no such prepayment shall be required with respect to proceeds in an aggregate amount not to exceed $2,000,000 in any 365 day period resulting from a Prepayment Event of the type described in clauses (i) and (iv) of the definition thereof; provided, further, that, Borrower and its Subsidiaries shall not be required to prepay the Loans under the Credit Facility to the extent the Net Available Cash from any such Prepayment Event in connection with any Disposition of assets is applied to prepay the outstanding obligations under the Prepetition ABL Agreement and the Prepetition Qualified Risk Management Agreements to the extent permitted under Section 11.2(p)(v) and (vii) regardless of whether or not such prepayment is required under the Prepetition ABL Credit Agreement. Nothing contained in this Section 9.7(b) shall permit the Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 11.2(c). Each prepayment pursuant to this Section 9.7(b) shall be applied to repay outstanding Loans in accordance with each Lender’s Pro Rata Share.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties

To induce the Lenders and the DIP Agent to enter into this Agreement and to induce the Lenders to make Loans hereunder, each Obligor hereby represents and warrants to the Lenders and the DIP Agent, as of the date of this Agreement, as of the date of each Borrowing hereunder and as of the last day of each Fiscal Quarter, as follows and acknowledges and confirms that the Lenders and the DIP Agent are relying upon such representations and warranties in entering into this Agreement and in extending credit hereunder:

(a)

Status and Power of Obligors. Each Obligor is a corporation or limited liability company duly created and organized and validly subsisting in good standing under the laws of its governing jurisdiction, as set forth in its Perfection Certificate. Each Obligor is duly qualified, registered or licensed in all jurisdictions where the nature of its business makes such qualification, registration or licensing necessary except where the lack of such qualification, registration or licensing could reasonably be expected to have a Material Adverse Effect. Each Obligor has all requisite corporate or limited liability company, as applicable, capacity, power and authority to own, hold under license or lease its properties, to carry on its business as now conducted except where the failure to have such capacity, power and authority could not reasonably be expected to have a Material Adverse Effect, subject only to any necessary Bankruptcy Court approval. Subject to entry of the Interim Order or the Final Order (as applicable), each Obligor has all necessary corporate or limited liability company, as applicable, capacity to enter into, and carry out the transactions contemplated by, the Credit Documents to which is a party.

(b)	Authorization and Enforcement. Subject only to the entry of the Interim Order and the Final Order, all necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each Obligor of the Credit Documents to which it is a party. Subject only to the entry of the Interim Order and the Final Order, each Obligor has duly executed and delivered the Credit Documents to which it is a party. The Credit Documents to which each Obligor is a party are legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and (ii) the fact that the courts may deny the granting or enforcement of equitable remedies.

(c)	Compliance with Other Instruments. The execution, delivery and performance by each Obligor of the Credit Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with, result in any breach or violation of, or constitute a default under, the terms, conditions or provisions of, the charter, organizational documents or certificates of formation or by-laws or limited liability company agreements of, or any shareholder agreement or declaration relating to, such Obligor. The execution, delivery and performance by each Obligor of the Credit Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, (x) do not and will not conflict with, result in any material breach or violation of, or constitute a material default under, the terms, conditions or provisions of, any law, regulation, judgment, decree or order binding on or applicable to such Obligor or to which its property is subject or of any Material Agreement or (y) do not and will not conflict with, result in any breach or violation of, or constitute a default under, the terms, conditions or provisions of, any lease, license, permit or other instrument to which such Obligor is a party or is otherwise bound or by which such Obligor benefits or to which its property is subject and do not require the consent or approval of any Official Body or any other party, except, in each case in this clause (y), where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)	Financial Statements.

(i)	The financial statements of the Borrower for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be and when available, were prepared in accordance with GAAP and no Material Adverse Change has occurred in the condition, financial or otherwise, of the Borrower since the date of such financial statements. The balance sheet of the aforesaid financial statement presents a fair statement of the financial condition and assets and liability of the Borrower as at the date thereof and the statements of operations, retained earnings and cashflows contained in the aforesaid financial statements fairly presents the results of the operations of the Borrower throughout the period covered thereby. Except to the extent reflected or reserved against in the aforesaid balance sheet (including the notes thereto) and except as incurred in the ordinary and usual course of the business of the Borrower, the Borrower does not have any outstanding indebtedness or any liability or obligations (whether accrued, absolute, contingent or otherwise) of a material nature customarily reflected or reserved against in a balance sheet (including the notes thereto) prepared in accordance with GAAP.

(ii)	The projections and other materials prepared and delivered pursuant to Section 11.1(b), the Initial Budget and each applicable Approved Budget are based on good faith estimates and assumptions believed by management of the Obligors to be reasonable and fair in light of current conditions and facts known to the Borrower at the time delivered. The management of the Borrower believed, as of the date when made, that such projections, materials and Approved Budget were reasonable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Obligors make no representations that such projections will be in fact realized. There is no fact known to the any Obligor which could reasonably be expected to have a Material Adverse Effect which has not been disclosed herein.

(e)	Litigation. Other than the Chapter 11 Cases and those set forth on Schedule 10.1(e), there are no actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any Company) pending or threatened in writing against or affecting any Company before any Official Body which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(f)	Title to Assets; Assets of Excluded Subsidiaries. Each Obligor has good record and marketable title to its property (including all Real Estate), assets and undertaking, free from any Lien other than Permitted Liens. The Excluded Subsidiaries do not own any assets other than a de minimis amount of assets.

(g)	Conduct of Business. No Company is in violation of any agreement, mortgage, franchise, license, judgment, decree, order, statute, statutory trust, rule or regulation relating in any way to itself or to the operation of its business or to its property or assets (other than Environmental Laws) and which could reasonably be expected to have a Material Adverse Effect. No Company is in violation of any Environmental Law which violation could reasonably be expected to have a Material Adverse Effect. Each Company holds all licenses, certificates of approval, approvals, registrations, permits and consents which are required to operate its businesses where they are currently being operated except where the failure to have such licenses, certificates of approval, approvals, registrations, permits and consents could not reasonably be expected to have a Material Adverse Effect.

(h)	Outstanding Defaults. No Default or Event of Default exists or would result from the incurring of any Secured Obligations by any Obligor. Other than the commencement of the Chapter 11 Cases, no event has occurred which constitutes or which, with the giving of notice, lapse of time or both, would constitute a default under or in respect of any Material Agreement, undertaking or instrument to which any Company is a party or to which its respective property or assets may be subject, and which could reasonably be expected to have a Material Adverse Effect.

(i)	[Reserved].

(j)	Tax Returns and Taxes. Each Obligor has filed all material Tax returns and Tax reports required by law to have been filed by it and has paid all Taxes thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(k)	Expropriation or Condemnation. There is no present or threatened (in writing) expropriation or condemnation of the property or assets of any Company, which expropriation could reasonably be expected to have a Material Adverse Effect.

(l)	Environmental Compliance.

(i)	All facilities and property (including underlying groundwater) owned, leased, used or operated by any Company have been, and continue to be, owned or leased in compliance with all Environmental Laws, except where such non-compliance could not reasonably be expected have a Material Adverse Effect;

(ii)	There are no pending or threatened (in writing)

(F)	claims, complaints, notices or requests for information received by any Company with respect to any alleged violation of any Environmental Law which alleged violation could reasonably be expected to have a Material Adverse Effect;

(G)	complaints, notices or inquiries to any Company regarding potential material liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect;

(iii)	There have been no Releases of any Hazardous Materials, at, on, under or from any property now or previously owned, operated, used or leased by any Company that, singly or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect;

(iv)	Each Company has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations under any Environmental Laws to carry on its business except where any such non-issuance or non-compliance could not reasonably be expected to have a Material Adverse Effect; and

(v)	No conditions exist at, on or under any property now or previously owned, operated, used or leased by any Company which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law; which liability could reasonably be expected to have a Material Adverse Effect.

(m)	Investment Company. No Obligor is subject to registration as an “investment company” or regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to enter into any Credit Document to which it is a party or otherwise render any such Credit Document unenforceable.

(n)	Subsidiaries and Partnerships. No Company is, directly or indirectly, a member of, or a partner or participant in, any partnership, joint venture or syndicate that could reasonably be expected to have a Material Adverse Effect.

(o)	Corporate Structure. As at the date hereof, and hereafter, except as such information may change as a result of a transaction permitted hereby and reported to the Administrative Agent in accordance with Section 11.1(b)(iv), the chart attached hereto as Schedule C accurately sets out the corporate structure of the Borrower and all of its Subsidiaries and evidences (i) intercorporate share ownership and (ii) ownership of mines.

(p)	[Reserved.]

(q)	Employee Benefit Plans. Each of the ERISA Companies is in compliance with ERISA and all Applicable Laws, except where such non-compliance is not reasonably expected to have a Material Adverse Effect. There have been no Prohibited Transactions or breaches of fiduciary duty with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. No ERISA Company now (or in the past six years) maintains, contributes to, has an obligation to maintain or contribute to or has any liability with respect to a pension plan subject to Title IV of ERISA or a Multiemployer Plan.

(r)	Regulation T, U or X. The Obligors are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any credit obtained hereunder shall be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X.

Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

(s)	Assets Insured. The property and assets of the Obligors are insured with financially sound and reputable insurers, in amounts, for risks and otherwise which are reasonable in relation to such property and assets as carried by companies engaged in similar lines of business as the Borrower (subject to the amount of such deductibles as are reasonable and normal in the circumstances) against loss or damage, and there has been no default or failure by the party or parties insured under the provisions of such policies of insurance maintained which would prevent the recovery by the relevant Obligor insured thereunder of the full amount of any material insured loss.

(t)

Foreign Assets Control Regulations. Neither the execution and delivery of this Agreement nor the Borrower’s use of the proceeds of the Credit Facility will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any other enabling legislation or executive order relating thereto. Without limiting the foregoing, no Obligor nor any of its Subsidiaries (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking

Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Each Obligor and its Subsidiaries are in compliance, in all material respects, with the Title III of Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds from either Credit Facility will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official party capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(u)	Intellectual Property. Each Company owns or is licensed or otherwise has the right to use all Intellectual Property that is used in the operation of its businesses without conflict with the rights of any other Person (other than any Intellectual Property the absence of which or any such conflict with respect to which would not have a Material Adverse Effect). To the knowledge of the Borrower, the operation of the Company does not infringe any Patents, Trademarks or Copyrights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect. No Company has received any notice of any claim of infringement or similar claim or proceeding relating to any intellectual property which if determined against such Company could reasonably be expected to have a Material Adverse Effect. No present or former employee of any Company and no other Person owns or claims to own or has or claims to have any interest, direct or indirect, in whole or in part, in any of the Intellectual Property that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no holding, decision or judgment has been rendered by any Official Body which would limit or cancel any Obligor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(v)	Employment and Labor Agreements. Each Company is in compliance with the terms and conditions of all collective bargaining agreements and other labor agreements except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there are no strikes, lockouts, slowdowns or other material labor disputes against any Company thereof pending, and at all other times, there are no strikes, lockouts, slowdowns or other material labor disputes against any Company thereof pending which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(w)	[Reserved].

(x)	Consents, Approvals, etc. Other than the Interim Order and the Final Order, no consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions or other documents or instruments which have not already been provided to the Administrative Agent and/or Collateral Agent, as applicable, are required to be entered into by any Person (i) to make effective the Security created or intended to be created by the Obligors in favor of the DIP Agent pursuant to the terms hereof and under the Security Documents in the issued and outstanding Shares of the Obligors or the Securities Accounts of the Obligors, (ii) to ensure the perfection and the intended priority of such Security other than the consents and approvals referred to in the last sentence of Section 10.1(c) and (iii) to implement the transactions contemplated hereby.

(y)	Share Capital of Guarantors. As of the date hereof and hereafter, except as such information may change as a result of transactions permitted hereby, the Perfection Certificates set out (X) the issued capital of each Guarantor, all of which issued Shares have been issued and are outstanding; (Y) the owner of record of all such issued Shares; and (Z) the outstanding warrants, options or other agreements which require or may require the issuance of any Shares of any Guarantor or the issuance of any debt or securities convertible into Shares of any Guarantor.

(z)	Perfection Certificates. All information in each Perfection Certificate is hereby certified to be true and correct.

(aa)	Information Required for Perfection of Security Interests in Collateral. Except as reported or to be reported to the Administrative Agent in accordance with Section 11.1(i), the location of the chief executive office and places of business and the jurisdiction of organization, of each Obligor (for the purposes of perfecting security interests in personal property of the Obligors under the UCC and the branch and location of each bank account and each securities account owned by each Obligor are as set forth in its Perfection Certificate.

(bb)	[Reserved.]

(cc)	No Omissions. None of the representations and statements of fact set forth in this Section 10.1 omits to state any material fact necessary to make any such representation or statement of fact not misleading in any material respect.

(dd)	Secured Obligations.

(i)

On and after the Closing Date, the provisions of the Credit Documents and the Interim Order or Final Order, as applicable, are effective to create in favor of the DIP Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests (having the priority provided for herein and in the Interim Order or Final Order, as applicable) in all right, title and interest in the Collateral, enforceable against each Obligor that owns an interest in such Collateral.

(ii)	All Secured Obligations and all other amounts owing by the Obligors hereunder and under the other Credit Documents (including, without limitation, all principal and accrued interest, costs, fees and expenses and any exposure of a Lender or any of its affiliates in respect of cash management or hedging transactions incurred on behalf of any Obligor) will be secured:

(A)	pursuant to section 364(c)(2) of the Bankruptcy Code and the Interim Order or Final Order, as applicable, valid, binding, continuing, enforceable, first priority, fully perfected liens upon and security interests in all of the Obligors’ right, title and interest in, to and under all Collateral that is not otherwise encumbered by a validly perfected unavoidable security interest or lien on the Petition Date (or perfected after the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code) subject to the Prepetition Lender Replacement Liens;

(B)	pursuant to section 364(c)(3) of the Bankruptcy Code and the Interim Order or Final Order, as applicable,, a valid, binding, continuing, enforceable, junior, fully perfected lien upon and security interest in (other than as set forth in clause (C) below) all of the Obligors’ right, title and interest in, to and under all Collateral which is subject to any validly perfected unavoidable security interest or lien in existence as of the Petition Date or that is perfected subsequent thereto as permitted by section 546(b) of the Bankruptcy Code (including, without limitation, the Permitted ABL Liens and Permitted Existing Liens); and

(C)	pursuant to section 364(d)(1) of the Bankruptcy Code and the Interim Order or Final Order, as applicable, a valid, binding, continuing, enforceable, first priority, senior, priming, fully perfected lien upon and security interest in all of the Obligors’ right, title and interest in, to and under the Collateral, junior only to (i) the Carve-Out, (ii) the Permitted ABL Liens, (iii) any validly perfected unavoidable security interest or Lien in existence as of the Petition Date or that is perfected subsequent thereto as permitted by section 546(b) of the Bankruptcy Code and that is a Permitted Lien and expressly permitted hereunder to be senior to the Security and (iv) the Prepetition Lender Replacement Liens.

(iii)	Pursuant to section 364(c)(1) of the Bankruptcy Code and the Interim Order or Final Order, as applicable, all Secured Obligations and other amounts owing by the Obligors hereunder and under the other Credit Documents (including, without limitation, any exposure of a Lender in respect of cash management or hedging transactions incurred on behalf of any Obligor) at all times will constitute allowed super-priority administrative expense claims in the Chapter 11 Cases having priority over any and all administrative expenses of the kind specified in sections 503(b) or 507(b) or any other provisions of the Bankruptcy Code, subject only to the Carve-Out.

(ee)	Orders. Each of the Interim Order (to the extent necessary, with respect to the period prior to the entry of the Final Order) or the Final Order (from after the date the Final Order is entered) is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the DIP Agent and Majority Lenders, in their sole discretion, amended or modified and no appeal of such order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

(ff)	Commercial Tort Claims. The only Commercial Tort Claims of any Obligor existing on the Closing Date are those listed on Schedule 10.1(ff), which sets forth a specific description of such Commercial Tort Claim.

(gg)	Use of Proceeds. The proceeds of the Loans have at all times been used by the Obligors solely in accordance with Section 11.1(aa).

10.2	Survival of Representations and Warranties

All of the representations and warranties of the Borrower contained in Section 10.1 shall survive the execution and delivery of this Agreement until the Termination Date, notwithstanding any investigation made at any time by or on behalf of the Administrative Agent or any of the Lenders.

ARTICLE 11

COVENANTS

11.1	Affirmative Covenants

Each Obligor hereby covenants and agrees with the Administrative Agent and the Lenders that, until the Termination Date, and unless waived in writing in accordance with Section 14.14:

(a)	Prompt Payment. The Borrower shall, and shall cause each other Obligor to, duly and punctually pay, or cause to be duly and punctually paid to the Finance Parties, all amounts payable by each Obligor under the Credit Documents at the times and places and in the currency and manner mentioned therein.

(b)	Financial Reporting. The Borrower shall furnish the DIP Agent (for further delivery to the Lenders) with the following statements and reports (the filing of any of the following documents on SEDAR or EDGAR shall satisfy the delivery obligation in relation to the documents so filed; provided that the Borrower shall use its best efforts to notify the DIP Agent that it has filed such documents on SEDAR or EDGAR):

(i)	within 90 days after the end of each Fiscal Year, copies of the audited consolidated financial statements of the Borrower for such Fiscal Year together with the auditors’ report on such audited consolidated financial statements in accordance with GAAP, as well as a chart setting out the corporate structure of the Borrower and all of its Subsidiaries, whether direct or indirect, and evidencing (A) intercorporate share ownership, and (B) mine ownership;

(ii)	within (A) 30 days after the end of each month in each Fiscal Year (other than any month that is the last month of the Fiscal Quarters in each Fiscal Year), the unaudited consolidated balance sheet and income statement of the Borrower, in accordance with GAAP, subject to periodic adjustments, and (B) 45 days after the end of each of the first three Fiscal Quarters in each Fiscal Year, the unaudited consolidated financial statements of the Borrower, in accordance with GAAP;

(iii)	within 45 days after the end of each of the first three Fiscal Quarters and within 90 days after the end of the fourth Fiscal Quarter, written updates, if any, to the Plan and Financial Model referenced in Section 11.1(b)(iv);

(iv)	concurrent with the deliveries of financial statements pursuant to any of clauses (i) and (ii)(B) above, a duly executed and completed compliance certificate, in the form attached as Exhibit D hereto and signed by a senior financial officer of the Borrower; within 90 days after the end of each Fiscal Year, (A) an updated life of mine plan and financial model for the Hycroft Mine (the “Plan and Financial Model”), and (B) the Borrower’s annual consolidated budget as approved by its board of directors;

(v)	within 20 days after the end of each calendar month, a Flash Report;

(vi)	within 20 days after the end of each calendar month, a Leach Pad Rollforward and NRV Report covering the prior monthly period; and

(vii)	such other statements, reports and information as the Administrative Agent on the instructions of the Majority Lenders may reasonably request from time to time.

(c)	Business Activities. The Obligors shall, and shall cause each other Company to, engage only in activities relating to the business of mining in a Permitted Jurisdiction and any activity incidental thereto (including acting as a holding company of any Company).

(d)	Insurance. The Obligors shall, and shall cause each other Obligors to, insure and keep insured, with insurers, for risks, in amounts in a manner consistent with industry practice and otherwise upon terms reasonably satisfactory to the DIP Agent (at the direction of the Majority Lenders), all of the Obligors assets, property and undertaking. The Borrower shall cause the DIP Agent to be named as additional insured and loss payee, as applicable, in respect of each of its policies of insurance.

(e)	Access to Senior Financial Officers. Upon the request of the Administrative Agent at reasonable intervals, the Obligors shall, and shall cause each other Obligor to, make available its senior financial officers to answer questions concerning such Obligor’s business and affairs.

(f)	Reimbursement of Expenses. The Borrower shall pay all Secured Party Expenses on demand.

(g)	Notices.

(i)	The Obligors shall promptly notify the DIP Agent and the Majority Lenders in writing (which notice shall be accompanied by a statement of an officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached) of:

(A)	the commencement or the written threat of any expropriation or condemnation of any material assets, property or undertaking of any Obligor or of the institution of any proceedings related thereto;

(B)	any actions, suits, inquiries, disputes, claims or proceedings (whether or not purportedly on behalf of a Company) commenced or threatened in writing against or affecting a Company before any Official Body which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(C)	upon the occurrence of either a Default or an Event of Default of which the Borrower is aware, the nature and date of occurrence of such Default or Event of Default, the Borrower’s assessment of the duration and effect thereof and the action which such Borrower (or the relevant Obligor, as applicable) proposes to take with respect thereto;

(D)	any notice of default or termination being given or received under a Material Agreement of any Obligor;

(E)	the discharge by any Obligor of its auditor or accounting firm or any withdrawal or resignation by such auditor or accounting firm;

(F)	any collective bargaining agreement or other labor contract to which any Obligor becomes a party, or the application for the certification of a collective bargaining agent;

(G)	the knowledge of any officers of any Obligor of the filing of any Lien for unpaid Taxes against any Obligor; and

(H)	any Section 4062(e) Event Notice filed on Form 4062-E with the PBGC, and any other correspondence or agreements with the PBGC that provide for or propose to provide for additional security or funding of any Pension Plan (pursuant to Section 4062(e) of ERISA or otherwise).

(ii)	The Obligors shall notify the DIP Agent in writing, within three (3) Business Days from receipt of any offer, letter of intent or memorandum of understanding with respect to the purchase or other acquisition of any of the assets of the Obligors (including any royalties, profit interests or other payment streams related thereto) (other than Dispositions described in clauses (i) through (iv) in Section 11.2(c)), the aggregate consideration of which exceeds $1,000,000, of such offer, letter of intent or memorandum of understanding and the transactions contemplated thereby. The Obligors shall use commercially reasonable efforts to provide updates to the DIP Agent on the status of such proposed purchase or acquisition of the Obligors’ assets.

(iii)

The Obligors shall provide copies of the Plan of Reorganization, the Disclosure Statement and the other Restructuring Documents to be filed by any of the Obligors with the Bankruptcy Court to the DIP Agent and the Lenders at least three (3) Business Days prior to the anticipated date of filing such filings, except (in the case of any Restructuring Document other than the Plan of Reorganization, the

Disclosure Statement, DIP Facility Motion, the motion to approve the Disclosure Statement and Solicitation, the Plan Supplement, the RSA Assumption Motion and any other material Restructuring Document) if the applicable Restructuring Document cannot be so provided to the DIP Agent and the Lenders due to exigent circumstances.

(h)	Inspection of Assets and Operations. The Obligors shall, and shall cause each other Obligor to, permit representatives of the DIP Agent and/or the Consultant from time to time and representatives of the Lenders to inspect the assets, property or undertaking of each Obligor and for that purpose to enter on any property which is owned and controlled by an Obligor and where any of the assets, property or undertaking of any Obligor may be situated during reasonable business hours and, unless a Default has occurred and is continuing, upon reasonable notice.

(i)	Change of Name, Office or Other Information. The Obligors shall notify the Administrative Agent in writing ten (10) Business Days prior to any change in (i) the corporate name of any Obligor, (ii) the location of any Obligor for purposes of the UCC, (iii) the jurisdiction of incorporation of any Obligor and (iv) the locations of each bank account and each securities account owned by each Obligor.

(j)	Corporate Existence. The Obligors shall, and shall cause each of the other Obligors to, maintain its corporate existence in good standing and qualify and remain duly qualified to carry on business and own property in each jurisdiction where the nature of its business makes such qualification necessary.

(k)	Conduct of Business. The Obligors shall, and shall cause each other Company to, conduct its business in such a manner so as to comply with all Applicable Laws (including, without limitation, Environmental Laws), so as to observe and perform all its obligations under Leases, licenses and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom where such non-compliance, non-observance or non-performance could reasonably be expected to have a Material Adverse Effect. The Obligors shall, and shall cause each other Company to, obtain and maintain all licenses, permits, government approvals, franchises, authorizations and other rights necessary for the operation of its business where failure to do so could reasonably be expected to have a Material Adverse Effect.

(l)	Taxes. The Obligors shall pay, and shall cause each of the other Obligors to pay, all material Taxes levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable, save and except when and so long as the validity or amount of any such Taxes is being contested in good faith by appropriate proceedings and reserves are being maintained in accordance with GAAP.

(m)	Environmental Matters. The Obligors shall, and shall cause each other Company to, promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or material compliance with Environmental Laws and shall proceed diligently to resolve any such claims, complaints, notices or inquiries relating to material compliance with Environmental Laws which claims, complaints, notices or inquiries relate to matters which could reasonably be expected to have a Material Adverse Effect and provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 11.1(m).

(n)	[Reserved].

(o)	Reserve Tail. The Borrower shall at all times maintain a minimum Reserve Tail of at least 600,000 ounces of Gold Equivalent and shall calculate such amount as at each Calculation Date.

(p)	[Reserved].

(q)	[Reserved].

(r)	[Reserved].

(s)	ERISA. The Obligors shall, and shall cause each ERISA Affiliate to take all commercially reasonable steps to assure that no ERISA Company maintains, contributes to, has an obligation to maintain or contribute to or has any liability with respect to a pension plan subject to Title IV of ERISA or a Multiemployer Plan.

(t)	Books and Records. The Obligors shall, and shall cause each other Company to, keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries of its transactions in such books, set aside on its books from their earnings all such proper reserves as required by GAAP and permit representatives of the Administrative Agent to inspect such books of account, records and documents and to make copies therefrom during reasonable business hours and upon reasonable notice and to discuss the affairs, finances and accounts of such Company with its auditors during reasonable business hours and upon reasonable notice.

(u)	Copies of Public Filings. The Obligors shall, upon request, furnish the Administrative Agent with copies of all documents which are publicly filed by the Borrower with the Ontario Securities Commission, the United States Securities and Exchange Commission or with any similar Official Body in any other jurisdiction in compliance with applicable securities legislation which are not available on SEDAR or EDGAR.

(v)	[Reserved].

(w)	Maintenance of Collateral. The Obligors shall, and shall cause each other Obligor to, maintain, preserve, protect and keep:

(i)	all of its ownership, lease, use, license and other interests in the Collateral as are necessary or advisable to be able to operate the Hycroft Mine substantially in accordance with sound mining and business practice; and

(ii)	all of the Collateral owned by each in good repair, working order, and condition, and make necessary and proper repairs, renewals, and replacements so that the business carried on in connection therewith may be properly conducted at all times.

(x)	Ownership and Maintenance of Hycroft Mine. The Obligors shall cause Hycroft Resources to (i) maintain ownership of 100% of the Hycroft Mine and all Mining Claims as are necessary or advisable to be able to operate the Hycroft Mine substantially in accordance with sound mining and business practice; and (ii) to maintain and operate the Hycroft Mine in accordance with sound mining and business practice.

(y)	[Reserved].

(z)	Additional Guarantors and Security. Subject to the last sentence of this Section 11.1(z), on or before the 15th Business Day following (i) a Subsidiary of the Borrower ceasing to be an Excluded Subsidiary or (ii) any non-Guarantor Subsidiary of the Borrower guaranteeing the Indebtedness issued pursuant to the Prepetition ABL Credit Agreement or the High Yield Indebtedness (each, an “Additional Security Trigger”):

(i)	the Obligors shall cause each such Subsidiary to duly execute and deliver to the Administrative Agent the Guarantee and the Security Document to which it is a party for the purpose of charging all of such Subsidiary’s present and after-acquired property;

(ii)	the Obligors shall deliver, or cause to be delivered to, the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

(A)	a duly certified copy of the articles of incorporation and by-laws or comparable constitutional documents of such Subsidiary;

(B)	a certificate of status or good standing for such Subsidiary issued by the appropriate governmental body or agency of the jurisdiction in which such Subsidiary is incorporated or otherwise formed (other than with respect to any Subsidiary whose jurisdiction of incorporation or formation does not customarily offer such certificates);

(C)	a duly certified copy of the resolution of the board of directors of such Subsidiary or other comparable authorization authorizing it to execute, deliver and perform its obligations under each Credit Document to which such Subsidiary is a signatory;

(D)	a certificate of an officer of such Subsidiary, in such capacity, setting forth specimen signatures of the individuals authorized to sign the Credit Documents to which such Subsidiary is a signatory;

(E)	a Perfection Certificate signed by an Officer of such Subsidiary;

(F)	to the extent such Subsidiary is not a debtor and debtor-in-possession in the Chapter 11 Cases, an opinion of such Subsidiary’s counsel addressed to the Lenders, the Administrative Agent and its counsel, relating to the status and capacity of such Subsidiary, the due authorization, execution and delivery and the validity and enforceability of the Credit Documents to which such Subsidiary is a party in and such other matters as the Administrative Agent may reasonably request; and

(iii)	all necessary approvals, acknowledgements, directions and consents shall have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to herein; and

(iv)	all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, acknowledgements, undertakings, directions, negotiable documents of title and other documents and instruments to the Administrative Agent shall have been made which are desirable or required to make effective the Security created or intended to be created pursuant to Section 11.1(z) and to ensure the perfection and the intended first-ranking priority of such Security;

whereupon the Subsidiary shall become an Additional Guarantor. The Obligors shall cause all deliverables set forth in this Section 11.1(z) which pertain solely and exclusively to the grant of security over real property interests to be completed on or before the 30th day following any applicable Additional Security Trigger.

(aa)	Use of Proceeds. Except as otherwise provided herein or approved by the DIP Agent (at the direction of the Majority Lenders), the Obligors shall use any Cash or the proceeds of any Loans in a manner or for a purpose consistent with this Agreement, the Interim Order or the Final Order and the Approved Budget; provided, that no cash or the proceeds of any Loans may be used by the any Obligor in connection with investigating (including discovery proceedings), initiating, asserting, joining, commencing, supporting or prosecuting any claims, causes of action, adversary proceedings or other litigation against the Lenders, the Notes Ad-Hoc Group, the DIP Agent, and each of their respective officers, directors, employees, agents, attorneys, affiliates, assigns, or successors, with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (1) any claims or causes of action arising under chapter 5 of the Bankruptcy Code; (2) any so-called “lender liability” claims and causes of action; (3) any action with respect to the validity, enforceability, priority and extent of the Loans; (4) any action seeking to invalidate, set aside, avoid or subordinate, in whole or in part, High Yield Indebtedness or the Loans; or (5) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to any or all of the Secured Parties hereunder or under the Credit Documents, or for any purpose that is prohibited under the Bankruptcy Code, in each case, other than an aggregate amount not to exceed $50,000 that may be used by, or to reimburse, the fees, costs or expenses of, the Committee in connection with the investigation of the prepetition claims of the holders of the High Yield Indebtedness or their affiliates.

(bb)	Cash Management.

(i)

Subject to Section 11.1(dd), each Obligor shall (A) establish and maintain cash management services of a type and on terms reasonably satisfactory to the DIP Agent at Wells Fargo or one of its Affiliates or BNS or one or more of its Affiliates (it being understood that the type and terms of the cash management services in effect on the Closing Date shall be deemed reasonably satisfactory) (each a “Controlled Account Bank”), and shall take reasonable steps to ensure that all of its and its Subsidiaries’ account debtors forward payment of the amounts owed by them directly to a Deposit Account of such Obligor that is subject to a control agreement between such Controlled Account Bank and the Prepetition ABL Agent, and (B) deposit or cause to be deposited promptly, and in any event no later than the one Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their account debtors to an Obligor) into such Deposit Accounts (each, a “Controlled Account”) at one of the Controlled Account Banks. Within 30 days of payment in full of the outstanding obligations (other than contingent obligations) under the Prepetition ABL Credit Agreement, each Obligor shall cause (x) Control Agreements to be entered into with the DIP Agent and the applicable Controlled Account Bank with respect to the Deposit Accounts reasonably determined by the Majority Lenders and (y) termination of any control agreements then in effect between any Controlled Account Bank and any Obligor.

(cc)	Keepwell. Borrower shall cause each Qualified ECP Guarantor to jointly and severally absolutely, unconditionally and irrevocably undertake to provide such funds or other credit support (the form of which shall be in the sole discretion of the Borrower) as may be needed from time to time by each Guarantor to guaranty all Secured Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under such guaranty for the maximum amount of such liability that can be incurred without rendering its obligations under such guaranty, or otherwise under the Credit Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower and each Qualified ECP Guarantor under this provision shall remain in full force and effect until payment in full of the Secured Obligations in accordance with the provisions of this Agreement. This Section 11.1(cc) constitutes, and this Section 11.1(cc) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(dd)	Post Closing Covenants.

(i)	As soon as practicable, and in any event not later than five (5) Business Days after the date that the Final Order is entered, each Obligor shall execute and deliver to the DIP Agent any security instruments, financing statements, charges, notices of the Final Order, abstracts of the Final Order or any other documents reasonably requested by the DIP Agent or the Majority Lenders in connection with recording or registering any security interests or liens against Real Estate.

(ii)	As soon as practicable, and in any event not later than five (5) Business Days after the date that the Final Order is entered, each applicable Obligor shall deliver to the DIP Agent a duly executed Intellectual Property Security Agreement to the extent any Obligor owns any intellectual property or any application thereof registered at the United States Patent and Trademark Office.

(iii)	[ ][3].

(ee)	Milestones. The Obligors shall comply with the milestones set forth in Schedule 11.1(ee).

(ff)	Delivery of Budgets and Variance Reports.

(i)	On the Thursday of every fourth week after the Closing Date (commencing with the Thursday of the week that is four full weeks after the Closing Date; with the first delivery, for the avoidance of doubt, to be made on Thursday, April 9, 2015), the Obligors shall deliver to the Administrative Agent (for further delivery to the Lenders) an update to the Initial Approved Budget or Approved Budget then in effect, as the case may be, to be in form and substance reasonably satisfactory to the Majority Lenders, for the period commencing (and including) the week immediately following such date through (and including) the 13th week thereafter. To the extent reasonably satisfactory to the Majority Lenders in accordance with the immediately preceding sentence, each such update to the Initial Budget or Approved Budget then in effect, as the case may be, that is delivered in accordance with this Section 11.1(ff)(i) shall be deemed the new Approved Budget then in effect. Until replaced by an updated Approved Budget, the prior Approved Budget shall remain in effect for all purposes hereof.

(ii)	Not later than 1:00 p.m. (New York time) on the Wednesday of each week after the Closing Date, the Obligors shall deliver to the Administrative Agent (for further delivery to the Lenders) a report (each and together with the report described in clause (iii) below, a “Variance Report”) comparing the actual (A) “Total Operating Disbursements” of the Obligors for the immediately preceding test period that is required to be tested under Section 11.2(q), (B) “Total Ounces of Gold Sold” for the immediately preceding test period that is required to be tested under Section 11.2(q), and (C) “Total Ounces of Gold Equivalent Sold” for the immediately preceding test period that is required to be tested under Section 11.2(q), in each case, to the corresponding values set forth in the Approved Budget then in effect for such period.

(iii)	Not later than 1:00 p.m. (New York time) on the 10th day of each month after the Closing Date, the Obligors shall deliver to the Administrative Agent (for further delivery to the Lenders) a

[3]	NTD: To be determined whether necessary.

Variance Report comparing the actual “Total Monthly Ounces of Gold Produced” of the Obligors for the immediately preceding month, to the corresponding values set forth in the Approved Budget then in effect for such period.

(gg)	Further Assurances.

(i)	Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the DIP Agent may reasonably request (at the direction of the Majority Lenders), to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created or intended to be created hereunder and under the Security Documents or the validity or priority of any such Lien, all at the expense of the Obligors. The Obligors also agree to provide to the DIP Agent, from time to time upon request, evidence reasonably satisfactory to the DIP Agent (at the direction of the Majority Lenders) as to the perfection and priority of the Liens created or intended to be created hereunder and under the Security Documents;

(ii)	If any material assets are acquired by any Obligor after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected Lien under the Security Documents upon acquisition thereof), notify the DIP Agent thereof, and the Obligors will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or shall be reasonably requested by the DIP Agent (at the direction of the Majority Lenders) to grant and perfect such Liens, including actions described in paragraph (i) of this Section 11.1(gg), all at the expense of the Obligors. In no event shall compliance with this Section 11.1(gg) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 11.1(gg) if such transaction was not otherwise expressly permitted by this Agreement.

(hh)	Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder or as permitted under the Bankruptcy Code or the Bankruptcy Court and in accordance with the Plan of Reorganization, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Obligor is a party, and (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, except, in each case to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

(ii)	Material Agreements. Except as permitted under the Bankruptcy Code or the Bankruptcy Court and in accordance with the Plan of Reorganization, remain in compliance of or under any Material Agreements after giving effect to any applicable cure period, except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect.

(jj)	Hycroft Demonstration Plant. Within 6 months after the Closing Date, the Obligors shall (i) cause construction of the Hycroft Demonstration Plant to be completed, (ii) commence operations at the Hycroft Demonstration Plant on the date such construction is completed and (iii) maintain the Hycroft Demonstration Plant fully operational for a period of the lesser of (x) three (3) months from commencement of operations thereon and (y) until the concept, operating costs and reagent consumption are demonstrated to the reasonable satisfaction of the Majority Lenders; provided; however; that in no event shall the cost of construction of the Hycroft Demonstration Plant be in an amount in excess of $2,500,000.

(kk)	Lender Calls and Meetings. Upon the request of the Majority Lenders, on a bi-monthly basis (or more or less frequently as may be reasonably requested by the Majority Lenders) the chief executive officer, the chief financial officer and other management, in each case, of the Obligors will hold and participate in a meeting (by conference call or, at the request of the Majority Lenders, in person) with the Majority Lenders and the financial advisor and legal counsel of the Lenders at which meeting shall be presented to those participating an update covering, among other things, financial, regulatory, the Chapter 11 Cases, and other items material to the business of the Obligors and reasonably answer any questions in connection therewith.

11.2	Restrictive Covenants

Each Obligor hereby covenants and agrees with the Administrative Agent and the Lenders that, until the Termination Date, and unless waived in writing in accordance with Section 14.14:

(a)	Liens. The Obligors shall not, and shall not permit or suffer any other Obligor to, enter into or grant, create, assume or suffer to exist any Lien affecting any of their respective properties, assets or undertaking, whether now owned or hereafter acquired, save and except only for the Permitted Liens.

(b)	Corporate Existence. The Obligors shall not, and shall not permit or suffer any other Company to (i) take part in any amalgamation, merger, joint venture, dissolution, winding up, corporate reorganization, capital reorganization or similar proceeding or arrangement or discontinue any businesses or (ii) form any direct or indirect Subsidiary.

(c)	Disposition of Assets. The Obligors shall not, and shall not suffer or permit any other Obligor to, sell, transfer or otherwise Dispose (by way of Sale Leaseback or otherwise, unless not prohibited by Section 11.2(m)) of any of their respective assets other than sales, transfers or other dispositions of (i) inventory or product disposed of in the ordinary course of business, (ii) worn out, unserviceable, surplus or obsolete equipment, (iii) any permanent or temporary housing owned by an Obligor, (iv) sales or dispositions pursuant to Third Party Mining Arrangements that are Permitted Liens, (v) Dispositions of assets identified as “Held for Sale” in the Borrower’s financial statements for the fiscal year ending December 31, 2014 delivered to the Lenders on or prior to the Petition Date, and (vi) Disposition of certain mining exploration properties that are listed on Schedule 11.2(p). For certainty, the Borrower shall not, nor shall it suffer or permit, the sale, transfer or disposition of the Shares.

(d)	Change in Business. The Obligors shall not, and shall not suffer or permit any other Obligor to, engage in any business other than the business of mining as conducted by the Obligors on the Petition Date.

(e)	Regulation T, U or X. The Obligors shall not, and shall not suffer or permit any other Obligor to, engage in the business of extending credit for the purpose of purchasing or carrying margin stock. The Borrower shall not use any of the proceeds of any credit extended hereunder to “purchase” or “carry” any “margin stock” as defined in Regulation T, U and X of the F.R.S. Board.

(f)	Risk Management Agreements. The Obligors shall not, and shall not suffer or permit any other Obligor to, enter into any Risk Management Agreement other than the Prepetition Risk Management Agreements.

(g)	Amendments to Organizational Documents and Debt Documents. The Obligors shall not, and shall not suffer or permit any other Obligor to, amend (i) their organizational documents in a manner adverse to any Lender (ii) any Material Agreement in a manner materially adverse to any Lender or (iii) the Prepetition ABL Credit Agreement or Prepetition ABL Security Agreement.

(h)	Distributions. The Obligors shall not make any Distributions other than Distributions from an Obligor to another Obligor.

(i)	Indebtedness. The Obligors shall not, and shall not suffer or permit any other Obligor to, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

(j)	Investments. The Obligors shall not, and shall not permit any other Obligor to, make any Investments other than (i) Investments in the Obligors, (ii) Investments in Cash Equivalents and (iii) Investments in any Subsidiary of the Borrower that is not an Obligor in the maximum aggregate amount of $5,000 in any calendar year. Notwithstanding the foregoing, the Borrower shall not, and shall not suffer or permit any other Obligor to, save and except for Investments in an Obligor, make any Investment at any time that an Event of Default has occurred and is continuing.

(k)	Acquisitions. The Obligors shall not, and shall not suffer or permit any other Company to, make any Acquisitions.

(l)	Transactions with Affiliates. The Obligors shall not, and shall not permit any other Company to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates other than at prices and on terms and conditions not less favorable to such Company than could be obtained on an arm’s length basis from unrelated third parties. The Borrower shall not, and shall not suffer or permit any other Company to, enter into any transaction or series of transactions with Affiliates of any Company, which involve an outflow of money or other property from such Company to an Affiliate of any of the Companies, including payment of management fees, affiliation fees, administration fees, compensation, salaries, asset purchase payments or any other type of fees or payments similar in nature, other than on terms and conditions substantially as favorable to such Company as would be obtainable by such Company in a reasonably comparable arm’s length transaction with a Person other than an Affiliate of such Company.

(m)	Sale Leasebacks. The Obligors shall not, and shall not suffer or permit any other Obligor to, enter into any Sale Leasebacks with any Person that is not an Obligor.

(n)	[Reserved].

(o)	Capital Expenditures. The Obligors shall not make or commit to make, nor shall it suffer or permit, new Capital Expenditures not set forth in the Approved Budget then in effect to be incurred in respect any actual or contemplated expansion of the Hycroft Mine sulphide operations other than as may be approved in writing by the Majority Lenders.

(p)

Prepayments of Indebtedness. The Obligors shall not pay, prepay, repay, redeem, purchase, defease or otherwise satisfy any interest or principal with respect to any other Indebtedness, other than (i) payment of regularly scheduled principal or interest payments or lease payments with respect to any Purchase Money Indebtedness or Capital Lease obligations in accordance with the Approved Budget, (ii) satisfaction of any Purchase Money Indebtedness or Capital Lease obligations solely from the proceeds of the Disposition of Specified Equipment, (iii) repayment of the obligations under the Prepetition Risk Management Agreements from the proceeds of letters of credit issued, or cash collateral posted, in each case, prior to the Petition Date to collateralize such obligations, (iv) the repayment (from restricted cash currently required to be on deposit in a segregated deposit account pursuant to Section 11.1(q) of the Prepetition ABL Credit Agreement), upon the entry of the Interim Order, of the principal amount of loans under the Prepetition ABL Credit Agreement in an amount not to exceed $10,000,000, (v) the repayment, after the Closing Date, of the principal amount of loans under the Prepetition ABL Credit Agreement or the obligations under Prepetition Qualified Risk Management Agreements not to exceed the amount of the net cash proceeds from the Dispositions of assets identified as “Held for Sale” in the Borrower’s financial statements for the fiscal year ending December 31, 2014 delivered to the Lenders on or prior to the Petition Date, regardless of whether or not such prepayment or repayment is required under the Prepetition ABL Credit Agreement, (vi) interest payments with respect to the Prepetition ABL Credit Agreement and the Prepetition Qualified Risk Management Agreements to the extent permitted pursuant to an order of the Bankruptcy Court and (vii) any repayment of the obligations under the Prepetition ABL Credit Agreement or Prepetition Qualified Risk Management Agreements from the proceeds of the Disposition of certain mining exploration properties that are listed on Schedule 11.2(p) regardless of whether or not such prepayment or repayment is required under the Prepetition ABL Credit Agreement.

(q)	Prohibited Variance. The Obligors shall not permit, at any time:[4]

(i)	(x) the aggregate amount of actual disbursements of the type set forth in the line item “Total Operating Disbursements” on the Approved Budget then in effect (the “Actual Operating Disbursements”) for the week ending on March 20, 2015 to be more than 120% of the budgeted amount; (y) the aggregate amount of Actual Operating Disbursements for the week ending on March 27, 2015 to be more than 115% of the budgeted amount; or (z) the aggregate amount of the Actual Operating Disbursements for any subsequent weekly period (commencing with the week ending on April 3, 2015) to be more than 110% of the budgeted amount; provided, however, that, in any week that the amount of the Actual Operating Disbursements is less than the budgeted amount for such week, the amount by which the Actual Operating Disbursements is less may be carried forward and added to the budgeted amount for the immediately subsequent weekly period; provided, further, that, any such amounts carried forward shall not be taken into account in determining whether there is to be any amount carried forward beyond such immediately subsequent weekly period;

[4]	NTD: The starting period(s) are set based on the assumption that the DIP is funded in the week of March 9.

(ii)	the aggregate ounces of the type set forth in the line item “Total Ounces of Gold Equivalent Sold” on the Approved Budget then in effect during any consecutive four week period ending each week (commencing with the four week period ending on April 3, 2015) to be less than 90% of the budgeted amount;

(iii)	the aggregate ounces of the type set forth in the line item “Total Ounces of Gold Sold” on the Approved Budget then in effect during any consecutive four week period ending each week(commencing with the four week period ending on April 3, 2015) to be less than 90% of the budgeted amount; and

(iv)	the aggregate ounces of the type set forth in the line item “Total Monthly Ounces of Gold Produced” on the Approved Budget then in effect during any monthly period (commencing from the monthly period ending March 31, 2015) to be less than 90% of the budgeted amount; provided, however, that, in any month that the amount of the actual ounces of gold produced is more than the budgeted amount for such month, the amount by which the actual ounces of gold produced is more may be carried forward and reduce the budgeted amount for the immediately subsequent month; provided, further, that, any such amounts carried forward shall not be taken into account in determining whether there is to be any amount carried forward beyond such immediately subsequent month.

(r)	Modifications to the Interim Order and/or the Final Order. The Obligors (i) shall not seek authorization for or permit to be made any modification of either the Interim Order or the Final Order and (ii) shall not seek authorization for or permit to be made any modification of any other order of the Bankruptcy Court with respect to this Agreement in any manner adverse to the interests of the Lenders without the prior written consent of the DIP Agent and Lenders.

(s)	Superpriority Claims. The Obligors shall not permit any of Obligor to, agree to, incur, create, assume, suffer to exist or permit (a) any administrative expense, unsecured claim, or other super-priority claim or lien which is pari passu with or senior to the liens or claims of the Secured Parties against the Obligors hereunder except for the Carve-Out, the DIP Liens, and the Superpriority DIP Claims or apply to the Bankruptcy Court for authority to do so or (b) the extension of any existing adequate protection or the grant of further adequate protection (other than as permitted under the Interim Order or the Final Order, as applicable) or apply to the Bankruptcy Court for authority to do so.

(t)	Burdensome Agreements. The Obligors shall not enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Credit Document) that (a) limits the ability (i) of any Obligor to make Dispositions or other distributions with respect to any of its Shares, (ii) of any Obligor to Guarantee the Secured Obligations, (iii) of any Company to make or repay loans to an Obligor, or (iv) of the Obligors or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the DIP Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clause (b) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. Clause (a) above shall not apply to:

(i)	restrictions and conditions imposed by law, the Prepetition ABL Credit Agreement or the High Yield Indenture;

(ii)	customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of an Obligor (or the assets of a Subsidiary of an Obligor) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted in accordance with Section 11.2(c);

(iii)	restrictions in one or more agreements relating to Permitted Indebtedness of a Subsidiary that is not an Obligor;

(iv)	customary restrictions in leases, subleases, licenses or asset sale agreements and contracts restricting the assignment or subleasing thereof, in each case otherwise permitted to be entered into hereunder;

(v)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(vi)	customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, asset sale agreements, agreements in respect of sales of Shares and other similar agreements entered into in connection with transactions not prohibited under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements.

ARTICLE 12

CONDITIONS PRECEDENT TO OBTAINING CREDIT

12.1	Conditions Precedent to All Credit

The obligation of the Lenders to make a Loan hereunder is subject to satisfaction or waiver in writing by the Majority Lenders of the following conditions precedent on the date such Loan is made:

(a)	the Borrower shall have complied with the requirements of Article 3 in respect of the applicable Loan;

(b)	no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit;

(c)	the representations and warranties of each Obligor contained in the Credit Documents shall be true and correct in all respects on the date such credit is extended as if such representations and warranties were made on such date;

(d)	With respect to any Loans made after the Closing Date, the Final Order shall have been entered by the Bankruptcy Court approving this Agreement, which Final Order shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified in any manner without the prior written consent of the DIP Agent at the direction of the Majority Lenders.

(e)	The making of such Loan shall not violate any Applicable Law and shall not be enjoined, temporarily, preliminarily or permanently;

(f)	There shall not have occurred since the Petition Date, any developments or events which individually or in the aggregate with other such circumstances has had or could reasonably be expected to have a Material Adverse Effect;

(g)	The making of such Loan complies with the Approved Budget, or has otherwise been approved in writing by the DIP Agent at the direction of the Majority Lenders;

(h)	the Credit Facility has not terminated pursuant to Section 2.4.

12.2	Conditions Precedent to Effectiveness of Agreement

This Agreement shall become effective upon satisfaction or waiver in writing by the Majority Lenders of the following conditions precedent:

(a)	the Obligors shall have duly executed and delivered to the DIP Agent the Credit Documents to which each is a party, each in form and substance reasonably satisfactory to the Administrative Agent;

(b)	the Administrative Agent has received, in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Majority Lenders):

(i)	a duly certified copy of the articles of incorporation, articles of amalgamation or similar documents and by-laws of each Obligor;

(ii)	a certificate of status or good standing (or other like document) for each Obligor (where available) issued by the appropriate governmental body or agency of the jurisdiction which governs the legal existence of such Obligor;

(iii)	a duly certified copy of the resolution of the board of directors of each Company authorizing it to execute, deliver and perform its obligations under each Credit Document to which such Company is a signatory;

(iv)	a certificate of an officer of each Obligor, in such capacity, setting forth specimen signatures of the individuals authorized to sign the Credit Documents to which such Obligor is a signatory;

(v)	a certificate of a senior officer of the Borrower, in such capacity, certifying that, to the best of his knowledge after due inquiry, no Default has occurred and is continuing or would arise immediately upon the initial extension of credit under the Credit Facility;

(vi)	[reserved];

(vii)	an opinion of counsel to each Obligor addressed to the Finance Parties, relating to the entry of the Interim Order;

(viii)	an opinion of local counsel to each Obligor addressed to the Finance Parties relating to this Agreement and the other Credit Documents;

(ix)	the Fee Letter, duly executed by the applicable parties thereto;

(x)	results of searches or other evidence reasonably satisfactory to the DIP Agent (at the direction of the Majority Lenders) (in each case dated as of a date reasonably satisfactory to the DIP Agent (at the direction of the Majority Lenders)) indicating the absence of Liens on the assets of the Obligors, except for Permitted Liens; and

(xi)	all Uniform Commercial Code financing statements, required by law or reasonably requested by the DIP Agent (at the direction of the Majority Lenders) to be filed, registered or recorded to create or perfect the Liens intended to be created under the Credit Documents.

(c)	there has not occurred a Material Adverse Effect since December 31, 2014;

(d)	as of the Petition Date, and except as set forth on Schedule 10.1(e), there shall not be pending any litigation or other proceeding that has not been stayed as a consequence of the Chapter 11 Cases, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, in each case, other than the Chapter 11 Cases;

(e)	all necessary approvals, acknowledgements, directions and consents have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to herein;

(f)	all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, directions, acknowledgements, undertakings and non-disturbance agreements contemplated herein, negotiable documents of title, ownership certificates and other documents and instruments to the Administrative Agent shall have been made which are desirable or required to make effective the Security created or intended to be created by the Obligors in favor of the Administrative Agent pursuant to the Security Documents and to ensure the perfection and the intended priority of the Security.

(g)	The Borrower shall have paid all fees, charges and disbursements of counsel to the DIP Agent and Lenders to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate of disbursements shall not thereafter preclude a final settling of accounts between the Borrower and the DIP Agent).

(h)	Any and all fees and expenses required to be paid on the Closing Date pursuant to the Fee Letter shall have been paid in full.

(i)	Since the Petition Date, there shall not have occurred any material default of any Material Agreement of any Obligor, which would permit the counterparty to terminate such Material Agreement other than such defaults which (i) may be asserted by the counterparty solely as a consequence of the filing of the Chapter 11 Cases or (ii) are set forth on Schedule 12.2(i).

(j)	The execution and delivery of the Credit Documents and the Obligors’ performance thereunder shall not violate any Applicable Law or any certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) or with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement, as applicable, of any Obligor.

(k)	The Obligors and each Lender shall have entered into that certain restructuring support agreement, dated on or before the Closing Date, in form and substance reasonably satisfactory to the Majority Lenders (the “Restructuring Support Agreement”) and such Restructuring Support Agreement shall be in full force and effect as of the Closing Date.

(l)	All first day motions filed by the Obligors and related orders entered by the Bankruptcy Court in the Chapter 11 Cases shall be in form and substance reasonably satisfactory to the DIP Agent at the direction of the Majority Lenders.

(m)	All motions and other documents to be filed with and submitted to the Bankruptcy Court related to the Loan and the approval thereof shall be in form and substance reasonably satisfactory to the Majority Lenders.

(n)	The Bankruptcy Court shall have entered the Interim Order within five (5) Business Days following the Petition Date.

(o)	The DIP Agent, for the benefit of the Lenders, shall have a valid and perfected Lien on and security interest in the Collateral on the basis and with the priority set forth herein and in the Interim Order and a valid superpriority claim with the priority set forth herein and in the Interim Order.

(p)	The DIP Agent and the Lenders shall have received the Initial Budget (attached as Exhibit E), which shall be in form and substance reasonably satisfactory to the DIP Agent at the direction of the Majority Lenders.

(q)	The Borrower shall have delivered or caused to be delivered to the DIP Agent, on behalf of the Lenders, projected income statements reasonably satisfactory to the Majority Lenders in their reasonable discretion, in form and substance consistent with the Obligors’ internal financial statements, for fiscal years ending 2015 and 2016 presented on a monthly basis.

(r)	The DIP Agent shall have received such additional documents, information and materials as any Lender, through the DIP Agent, may reasonably request.

12.3	[Reserved]

12.4	Waiver

The terms and conditions of Sections 12.1 and 12.2 are inserted for the sole benefit of the DIP Agent and the Lenders, and the Majority Lenders may waive them in accordance with Section 14.14, in whole or in part, with or without terms or conditions, in respect of any extension of credit, without prejudicing their right to assert the terms and conditions of Sections 12.1 and 12.2 in whole or in part in respect of any other extension of credit.

ARTICLE 13

DEFAULT AND REMEDIES

13.1	Events of Default

The occurrence of any of the following shall constitute an Event of Default, unless expressly waived in writing in accordance with Section 14.14:

(a)	the failure of the Borrower or any Obligor to pay, when and as required to be paid under this Agreement, any amount of principal of any Loan;

(b)	the failure of any Obligor to pay any amount due under the Credit Documents (other than amounts due pursuant to Section 9.1 or 9.7) within three (3) Business Days after the payment is due;

(c)	[reserved];

(d)	[reserved];

(e)	if any representation or warranty made by any Obligor in this Agreement or in any other document, agreement or instrument delivered pursuant hereto or referred to herein or any material information furnished in writing to the Administrative Agent by any Obligor proves to have been incorrect in any respect when made or furnished which, if capable of being cured, has not been remedied within 30 Business Days after written notice to do so has been given by the Administrative Agent to the Borrower;

(f)	if a writ, execution, attachment or similar process is issued or levied against all or any portion of the property of any Obligor (other than the Specified Equipment) in connection with any judgment against it in an amount of at least $500,000, and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within thirty days after its entry, commencement or levy;

(g)	any breach of the Financial Covenant or any provision of Sections 11.1(b)(ii), 11.1(b)(v), 11.1(b)(vi), 11.1(d), 11.1(g), 11.1(o), 11.1(w), 11.1(z), 11.1(aa), 11.1(ee), 11.1(ff), 11.1(gg), 11.1(jj), 11.1(kk), 11.1(ll), 11.2 or 15.10;

(h)	the breach or failure of due observance or performance by any Obligor of Section 11.1(b)(i) through 11.1(b)(v) and such breach or failure continues for 5 days after the earlier of (x) the Borrower becoming aware of such breach or failure or (y) the Administrative Agent giving the Borrower notice of such breach or failure;

(i)	the breach or failure of due observance or performance by any Obligor of any covenant or provision of any Credit Document (other than those previously referred to in this Section 13.1) and such breach or failure continues for 15 Business Days after the earlier of (x) the Borrower becoming aware of such breach or failure or (y) the Administrative Agent giving the Borrower notice of such breach or failure;

(j)	if one or more encumbrances, liens or landlords take possession of any part of the property of any Obligor (other than the Specified Equipment) or attempt to enforce their security or other remedies against such property and their claims remain unsatisfied for such period as would permit such property to be sold thereunder and such property which has been repossessed or is capable of being sold has an aggregate fair market value of at least $500,000;

(k)	if (i) any Indebtedness of any Obligor (other than Indebtedness owing to another Company or Indebtedness constituting Purchase Money Indebtedness or Capital Lease obligations) in an amount of at least $500,000 is not paid when due and payable (whether on demand, maturity, acceleration or otherwise) or such Obligor fails to observe or perform any agreement contained in any instrument or agreement evidencing or securing such Indebtedness, or any other event occurs the effect of which default or event is to permit the holders thereof to accelerate such Indebtedness, or (ii) any Purchase Money Indebtedness or Capital Lease obligations of any Obligor (other than any Purchase Money Indebtedness or Capital Lease obligations with respect to the Specified Equipment) in an amount of at least $1,000,000 is not paid when due and payable (whether on demand, maturity, acceleration or otherwise) or such Obligor fails to observe or perform any agreement contained in any instrument or agreement evidencing or securing such Indebtedness, or any other event occurs the effect of which default or event is to permit the holders thereof to accelerate such Indebtedness; provided, however, if the exercise of any rights or remedies by a holder of such Indebtedness with respect to any of the events described in the foregoing clauses (i) and (ii) is stayed by the Bankruptcy Code or enjoined by the Bankruptcy Court, then such events shall not constitute an “Event of Default” so long as such exercise of rights or remedies remain stayed or enjoined;

(l)	the occurrence of a Change of Control;

(m)	Any ERISA Company now (or in the past six years) maintains, contributes to, has an obligation to maintain or contribute to or has any liability with respect to a pension plan subject to Title IV of ERISA or a Multiemployer Plan;

(n)	the occurrence of an event of default under any Material Agreement or the termination or amendment of any Material Agreement if such termination or amendment could reasonably be expected to have a Material Adverse Effect;

(o)	the expropriation, condemnation or abandonment of the Hycroft Mine or any part thereof unless such part is not material to the Hycroft Mine taken as a whole and would not reasonably be expected to have a Material Adverse Effect or the Borrower ceases to own, directly or indirectly, 100% of the Hycroft Mine or the Borrower fails to maintain the Mining Claims necessary or advisable to be able to operate the Hycroft Mine substantially in accordance with sound mining and business practice;

(p)	any Credit Document shall terminate (other than in accordance with its terms) or cease in whole or in any material part to be a legal, valid and binding obligation of any Obligor which is a party thereto, enforceable by the DIP Agent, the Lenders or any of them against such Obligor and such Credit Document has not been replaced by a legal, valid, binding and enforceable document which is equivalent in effect to such Credit Document, assuming such Credit Document had originally been legal, valid, binding and enforceable, in form and substance acceptable to the Administrative Agent (at the direction of the Majority Lenders), within 5 days of such determination, provided, however, that such grace period shall only be provided if such Obligor actively cooperates with the Administrative Agent to so replace such Credit Document;

(q)	the validity, enforceability or priority of any of the Credit Documents is contested in any manner by any Obligor or any Lien purported to be created pursuant to the Interim Order or the Final Order, as applicable, or under any Security Document shall cease to be, or shall be asserted by any Obligor, any Subsidiary or any Affiliate thereof not to be, a valid and perfected Lien on any Collateral, with the priority required by the Interim Order or the Final Order, as applicable;

(r)	[reserved];

(s)	any Security Document does not constitute a perfected Lien on any Securities Account of the Obligors or on 100% of the issued and outstanding Shares of the Guarantors, subject only to Permitted Liens arising by operation of law and customary Liens in respect of service charges and other obligations, other than Indebtedness, in respect of a Securities Account;

(t)	a Material Adverse Change occurs;

(u)	[reserved];

(v)	there occurs any uninsured loss to any material portion of the Collateral;

(w)	There shall have occurred any of the following in the Chapter 11 Cases:

(i) the bringing of a motion or taking of any action, in each case, by any Obligor in the Chapter 11 Cases, or the entry of any order by the Bankruptcy Court in the Chapter 11 Cases: (A) to obtain additional financing under section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement or that does not provide for the repayment of all Secured Obligations under this Agreement in full in cash on the date of closing of such additional financing; (B) to grant any Lien other than Liens expressly permitted under this Agreement upon or affecting any Collateral; (C) except as provided in the Interim Order or Final Order, as the case may be, to use cash collateral of the DIP Agent under section 363(c) of the Bankruptcy Code without the prior written consent of the DIP Agent and the Majority Lenders; or (D) that (in the case of any Obligor) requests or seeks authority for or that (in the case of an order entered by the Bankruptcy Court on account of a request by any Obligor) approves or provides authority to take any other action or actions adverse to the DIP Agent and the Lenders or their rights and remedies hereunder or their interest in the Collateral;

(ii) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by any Obligor which does not provide for the repayment of all Secured Obligations under this Agreement (A) in a manner consistent with the Restructuring Support Agreement or (B) in full in cash, in each case, on the “Effective Date” of such plan and to which the DIP Agent and the Majority Lenders do not consent or otherwise agree to the treatment of their claims or the termination of any Obligor’s exclusive right to file and solicit acceptances of a plan of reorganization;

(iii) the entry of an order in any of the Chapter 11 Cases confirming a plan or plans of reorganization (or of liquidation) other than the Plan of Reorganization;

(iv) the entry of an order amending, supplementing, staying, vacating or otherwise modifying any Credit Document or the Interim Order or the Final Order in any case without the prior written consent of the DIP Agent and the Majority Lenders;

(v) the Final Order is not entered within thirty-five (35) days (or such other period as the DIP Agent and Majority Lenders may agree to in writing) following the Petition Date;

(vi) the payment of, or application by any Obligor for authority to pay, any pre-petition claim without the DIP Agent’s and the Majority Lenders’ prior written consent other than as provided in any “first day order” in form and substance reasonably acceptable to the Majority Lenders and as set forth in the Approved Budget or unless otherwise permitted under this Agreement;

(vii) the entry of an order by the Bankruptcy Court appointing, or the filing of an application by any Obligor, for an order seeking the appointment of, in either case without the consent of the Majority Lenders, an interim or permanent trustee in the Chapter 11 Cases or the appointment of a receiver or an examiner under section 1104 of the Bankruptcy Code in the Chapter 11 Cases with expanded powers (beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of the Obligors or with the power to conduct an investigation of (or compel discovery from) the DIP Agent or the Lenders; or the sale without the DIP Agent’s and the Majority Lenders’ consent, of all or substantially all of a Obligor’s assets either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases, or otherwise, in each case, that does not provide for payment in full in cash of the Secured Obligations on the closing date of such sale;

(viii) the dismissal of the Chapter 11 Cases, or if any Obligor shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases;

(ix) the conversion of the Chapter 11 Cases from one under chapter 11 to one under chapter 7 of the Bankruptcy Code or any Obligor shall file a motion or other pleading seeking the conversion of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise;

(x) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral (other than the Specified Equipment) with an aggregate fair market value in excess of $5,000,000, or (y) with respect to any Lien of or the granting of any Lien on any Collateral (other than the Specified Equipment) with an aggregate fair market value in excess of $5,000,000 to any state or local environmental or regulatory agency or authority;

(xi) the entry of an order in the Chapter 11 Cases avoiding or requiring repayment of any portion of the payments made on account of the Secured Obligations owing under this Agreement or the other Credit Documents;

(xii) the failure of any Obligor to perform any of its obligations under the Interim Order or the Final Order or any violation of any of the terms of the Interim Order or the Final Order;

(xiii) the remittance, use or application of cash collateral other than in accordance with any cash management procedures and orders entered by the Bankruptcy Court;

(xiv) the entry of an order (other than the Interim Order of the Final Order) in any of the Chapter 11 Cases granting any other superpriority claim or Lien equal or superior to that granted to the DIP Agent, on behalf of itself and the Lenders, without the consent in writing of the DIP Agent and the Majority Lenders;

(xv) the filing of a motion by any Obligor requesting, or the entry of any order granting, any super-priority claim which is senior or pari passu with the Lenders’ claims except to the extent the claim relates to new financing that provides for the repayment of all Secured Obligations under this Agreement irrevocably in full in cash on the closing of such new financing;

(xvi) except to the extent expressly permitted by the terms of the Restructuring Support Agreement, the entry of an order precluding or modifying the DIP Agent from having the right to or being permitted to “credit bid”;

(xvii) any attempt by any Obligor to reduce, set off or subordinate the Secured Obligations or the Liens securing such Secured Obligations to any other debt;

(xviii) the Interim Order or the Final Order or any provision thereof (as applicable) is reversed, vacated or stayed, in each case, without the consent of the Majority Lenders;

(xix) an application for any of the orders described in this Section 13.1(w) shall be made by a Person other than the DIP Agent or the Lenders and such application is not contested by the Obligors in good faith and the relief requested is granted in an order that is not stayed pending appeal;

(xx) the cessation of Liens or superpriority claims granted with respect to this Agreement to be valid, perfected and enforceable in all respects; or

(xxi) the Bankruptcy Court shall cease to have exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under the Credit Documents, the Interim Order, the Final Order, the DIP Liens and the Collateral.

Subject to the Interim Order and/or the Final Order, the DIP Agent, upon the instruction of the Majority Lenders, by notice to the Borrower, may terminate the Credit Facility and the DIP Agent, shall upon the instruction of the Majority Lenders, shall by the same or further notice to the Borrower, declare all Secured Obligations of the Obligors to the Lenders pursuant to this Agreement to be immediately due and payable whereupon all such Secured Obligations shall immediately become and be due and payable without further demand or other notice of any kind, all of which are expressly waived by the Obligors.

13.2	Remedies Upon Event of Default

(a)

If any Event of Default occurs and is continuing, subject to the Interim Order or Final Order, as applicable, the DIP Agent may, or, at the request of the Majority Lenders shall, deliver written notice that, pursuant the Interim Order or the Final Order, as applicable, the automatic stay provisions of section 362 of the Bankruptcy Code have been vacated and modified to the extent necessary to permit the DIP Agent and the Lenders to exercise all rights and remedies provided for in the Credit Documents, and in addition to any other right or remedy provided under any Credit Document or by any Applicable Law, take any or all of the following actions:

(i)	declare the Individual Commitments of each Lender to make Loans to be terminated, whereupon such Individual Commitments and obligation shall be terminated;

(ii)	declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Secured Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors;

(iii)	whether or not the maturity of the Secured Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Secured Parties under this Agreement, any of the other Credit Documents or Applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Credit Documents or any instrument pursuant to which the Secured Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties;

(iv)	take any other actions or exercise any other rights or remedies permitted under the Interim Order or the Final Order, as applicable, the Credit Documents (including under Section 13.2(b) hereof) or Applicable Law to effectuate the repayment of the Secured Obligations;

(v)	freeze monies or balances in the Obligors’ accounts;

(vi)

immediately set off any and all amounts in accounts maintained by the Obligors with the DIP Agent or any of the Lenders (or any of their respective agents) against the Secured Obligations, enforce all rights and remedies against the Collateral in the possession of any of the Lenders for application towards the Secured Obligations and otherwise proceed to protect, enforce and exercise all rights and remedies of the Secured Parties under this Agreement, any of the other Credit Documents or Applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in herein and the other Credit Documents or any instrument pursuant to which the Secured Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties;

provided, however, that, to the extent required by the Interim Order or the Final Order, as applicable, prior to the exercise of any right set forth in this Section 13.2(a)(iii) or (iv), the DIP Agent shall be required to provide five (5) Business Days written notice to the Obligors, Stroock & Stroock & Lavan LLP, as outside counsel to the Lenders, and any Committee of the DIP Agent’s intent to exercise its rights and remedies and provided, further, that during such five (5) Business Day period, the Obligors or the Committee may only challenge whether an Event of Default has occurred.

The Obligors shall cooperate fully with the DIP Agent and the Lenders in their exercise of rights and remedies, whether against the Collateral or otherwise.

(b)	Subject to the Interim Order or the Final Order, as applicable, notwithstanding anything to the contrary contained herein, except as the Majority Lenders shall otherwise agree with respect to any action to be taken by the DIP Agent pursuant to this Section 13.2(b), the DIP Agent shall demand payment of the Secured Obligations and shall take any or all of the actions set forth in Section 13.2(a)(iv) and commence and pursue such other Enforcement Actions as DIP Agent (at the direction of the Majority Lenders) in good faith deems appropriate promptly upon receipt of notice, provided, that, (1) such Event of Default has not been waived by the Applicable Lenders or cured, (2) in the good faith determination of the DIP Agent (at the direction of the Majority Lenders), taking an Enforcement Action is permitted under the terms of the Credit Documents and applicable law, (3) taking an Enforcement Action shall not result in any liability of the DIP Agent or the Lenders to any Obligor or any other person, (4) the DIP Agent shall be entitled to all of the benefits of Article 14 hereof, and (5) the DIP Agent shall not be required to take an Enforcement Action so long as, within the period provided above, the DIP Agent shall resign as DIP Agent and a successor DIP Agent shall be appointed hereunder and under the other Credit Documents for purposes hereof or thereof.

13.3	Remedies Cumulative

The Borrower expressly agrees that the rights and remedies of the DIP Agent and the Lenders under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided under or by any Applicable Law. Any single or partial exercise by the DIP Agent or any Lender of any right or remedy for a default or breach of any term, covenant or condition in this Agreement does not waive, alter, affect or prejudice any other right or remedy to which the DIP Agent or such Lender may be lawfully entitled for the same default or breach. Any waiver by the DIP Agent with the consent of the Majority Lenders or all of the

Lenders in accordance with Section 14.14 of the strict observance, performance or compliance with any term, covenant or condition of this Agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this Agreement is not a waiver of the entire term, covenant or condition or any subsequent default. No failure or delay by the DIP Agent or any Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its further exercise or the exercise of any other power or right.

13.4	Set-Off

Subject to the Interim Order or the Final Order, as applicable, in addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, each Finance Party is authorized, on and after the Enforcement Date without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to set-off, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by a Finance Party to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower which are due and payable to such Finance Party under the Credit Documents.

13.5	Code and Other Remedies

(a)	UCC Remedies. Subject to the Interim Order or the Final Order, as applicable, during the continuance of an Event of Default, the DIP Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other Applicable Law.

(b)

Disposition of Collateral. Subject to the Interim Order or the Final Order, as applicable, the DIP Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by the Interim Order or Final Order and any notice required by law referred to below) to or upon any Obligor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived (except as required by the Interim Order or the Final Order)), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self- help, without judicial process, without first obtaining a final judgment or giving any Obligor or any other Person notice or opportunity for a hearing on the DIP Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral, (iii) dispose of, grant option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, (iv) withdraw all cash and Cash Equivalents in any Deposit Account or Securities Account of any Obligor and apply such cash and Cash Equivalents and other cash, if any, then held by it as Collateral in satisfaction of the Secured Obligations, and (v) give notice and take sole possession and control of all amounts on deposit in or credited to any Deposit Account or Securities Account pursuant to the related Control Agreement, if any. The DIP Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other Applicable Laws, upon any such private sale, to purchase the whole or any part of the Collateral so sold (and, in lieu of actual payment of the purchase price, may “credit bid” or otherwise set off the amount of such price against the Secured Obligations), free of any right or equity of redemption of any Obligor, which right or equity is hereby waived and released.

(c)	Management of the Collateral. Subject to the Interim Order or the Final Order, as applicable, each Obligor further agrees, that, during the continuance of any Event of Default, (i) at the DIP Agent’s request, it shall assemble the Collateral and make it available to the DIP Agent at places that the DIP Agent shall reasonably select, whether at such Obligor’s premises or elsewhere, (ii) without limiting the foregoing, the DIP Agent also has the right to require that each Obligor store and keep any Collateral pending further action by the DIP Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the DIP Agent is able to dispose of any Collateral, the DIP Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the DIP Agent and (iv) the DIP Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the DIP Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The DIP Agent shall not have any obligation to any Obligor to maintain or preserve the rights of any Obligor as against third parties with respect to any Collateral while such Collateral is in the possession of the DIP Agent.

(d)

Direct Obligation. Subject to the Interim Order or the Final Order, as applicable, neither the DIP Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Obligor, any other Obligor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of the DIP Agent and any other Secured Party under any Credit Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Applicable Law. To the extent it may lawfully do so, each Obligor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the DIP Agent or any Lender, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(e)	Commercially Reasonable. To the extent that Applicable Law imposes duties on the DIP Agent to exercise remedies in a commercially reasonable manner, each Obligor acknowledges and agrees that it is not commercially unreasonable for the DIP Agent to do any of the following:

(i)	fail to incur significant costs, expenses or other liabilities reasonably deemed as such by the DIP Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii)	fail to obtain permits, or other consents, for access to any Collateral to Dispose of or for the collection or Disposition of any Collateral, or, if not required by other Applicable Laws fail to obtain permits or other consents for the collection or disposition of any Collateral;

(iii)	fail to exercise remedies against Account Debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv)	advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as any Obligor, for expressions of interest in acquiring any such Collateral;

(v)

exercise collection remedies against Account Debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature or, to the extent deemed appropriate by the DIP Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the DIP Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi)	dispose of assets in wholesale rather than retail markets;

(vii)	disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii)	purchase insurance or credit enhancements to insure the DIP Agent against risks of loss, collection or disposition of any Collateral or to provide to the DIP Agent a guaranteed return from the collection or disposition of any Collateral.

Each Obligor acknowledges that the purpose of this Section 13.5 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 13.5. Without limitation upon the foregoing, nothing contained in this Section 13.5 shall be construed to grant any rights to any Obligor or to impose any duties on the DIP Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 13.5.

13.6	Accounts and Payments in Respect of General Intangibles.

(a)	Subject to the Interim Order or Final Order, as applicable, in addition to, and not in substitution for, any other provision in this Agreement, if required by the DIP Agent at any time during the continuance of an Event of Default, on and after the date on which at least one Controlled Account has been established, any payment of accounts or payment in respect of general intangibles, when collected by any Obligor, shall be promptly (and, in any event, within 2 Business Days) deposited by such Obligor in the exact form received, duly indorsed by such Obligor to the DIP Agent, in such Controlled Account, subject to withdrawal by the DIP Agent as provided in Section 13.7. Until so turned over, such payment shall be held by such Obligor in trust for the DIP Agent, segregated from other funds of such Obligor. Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)	At any time during the continuance of an Event of Default and subject to the Interim Order or the Final Order, as applicable,:

(i)	each Obligor shall, upon the DIP Agent’s request, deliver to the DIP Agent all original and other documents evidencing, and relating to, the Contractual Obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invoices and shipping receipts and notify Account Debtors that the accounts or general intangibles have been collaterally assigned to the DIP Agent and that payments in respect thereof shall be made directly to the DIP Agent;

(ii)	the DIP Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of an Obligor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with Account Debtors to verify with them to the DIP Agent’s reasonable satisfaction the existence, amount and terms of any account or amounts due under any general intangible. In addition, the DIP Agent may at any lime enforce such Obligor’s rights against such Account Debtors and obligors of general intangibles; and

(iii)	each Obligor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the DIP Agent to maintain and ensure any Internet Domain Name used in or necessary to the operation of its business is registered.

(c)	Anything herein to the contrary notwithstanding, each Obligor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Credit Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Obligor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

13.7	Collateral Proceeds.

Subject to the Interim Order or the Final Order, as applicable, unless otherwise expressly provided in this Agreement, upon the occurrence and during the continuance of an Event of Default, all proceeds of any Collateral received by any Obligor hereunder in cash or Cash Equivalents shall be held by such Obligor in trust for the DIP Agent and the other Secured Parties, segregated from other funds of such Obligor, and shall, promptly upon receipt by any Obligor, be turned over to the DIP Agent in the exact form received (with any necessary endorsement). All such proceeds of Collateral and any other proceeds of any Collateral received by the DIP Agent in cash or Cash Equivalents shall be held by the DIP Agent in a Controlled Account. All proceeds being held by the DIP Agent in a Controlled Account (or by such Obligor in trust for the DIP Agent) shall continue to be held as collateral security for the Obligations and shall not constitute payment thereof until applied as provided in this Agreement.

13.8	Registration Rights.

Subject to the Interim Order or the Final Order, as applicable,

(a)	each Obligor recognizes that the DIP Agent may be unable to effect a public sale of any pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Obligor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The DIP Agent shall be under no obligation to delay a sale of any pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws even if such issuer would agree to do so.

(b)

upon the occurrence and during the continuance of an Event of Default, each Obligor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the pledged Collateral pursuant to this Section 13.8, valid and binding and in compliance with all Applicable Law provided that no Obligor shall have any obligation to publicly register any securities. Each Obligor further agrees that a breach of any covenant contained in this Section 13.8 will cause irreparable injury to the DIP Agent and other Secured Parties, that the DIP Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 13.8 shall be specifically enforceable against such Obligor, and such Obligor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement.

13.9	Deficiency.

Each Obligor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the DIP Agent or any other Secured Party to collect such deficiency.

ARTICLE 14

THE DIP AGENT

14.1	Appointment and Authorization of Administrative Agent and Collateral Agent

(a)	Each Finance Party hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests in the Credit Documents (other than the holder of a participation in its interests herein or therein) to appoint and authorize the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by such Finance Party by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any of the Finance Parties for any action taken or omitted to be taken by it or them hereunder or thereunder or in connection herewith or therewith, except for its own gross negligence or willful misconduct and each Finance Party hereby acknowledges that the Administrative Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

(b)	Each Finance Party hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests in the Credit Documents (other than the holder of a participation in its interests herein or therein) to appoint and authorize the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Collateral Agent by such Finance Party by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable to any of the Finance Parties for any action taken or omitted to be taken by it or them hereunder or thereunder or in connection herewith or therewith, except for its own gross negligence or willful misconduct and each Finance Party hereby acknowledges that the Collateral Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

14.2	Interest Holders

The Administrative Agent and the Collateral Agent may treat each Lender set forth in Schedule A hereto or the person designated in the last notice delivered to it under Section 15.5 as the holder of all of the interests of such Lender under the Credit Documents.

14.3	Consultation with Counsel

The Administrative Agent and the Collateral Agent may consult with legal counsel selected by it as counsel for the Administrative Agent the Collateral Agent and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

14.4	Documents

Neither the Administrative Agent nor the Collateral Agent shall be under any duty to the Finance Parties to examine, enquire into or pass upon the validity, effectiveness or genuineness of the Credit Documents or any instrument, document or communication furnished pursuant to or in connection with the Credit Documents and the Administrative Agent and the Collateral Agent shall, as regards the Finance Parties, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

14.5	Reliance by the DIP Agent

The DIP Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The DIP Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, which by its terms must be fulfilled to the satisfaction of a Lender, the DIP Agent may presume that such condition is satisfactory to such Lender unless the DIP Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The DIP Agent may consult with legal counsel (who may be counsel for any Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.6	Responsibility of Administrative Agent and Collateral Agent

The duties and obligations of the Administrative Agent and the Collateral Agent to the Finance Parties under the Credit Documents are only those expressly set forth herein. Neither the Administrative Agent nor the Collateral Agent shall have any duty to the Finance

Parties to investigate whether a Default or an Event of Default has occurred. The Administrative Agent and the Collateral Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Administrative Agent or the Collateral Agent has actual knowledge or has been notified by the Borrower of such fact or has been notified by a Finance Party that such Finance Party considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.

14.7	Action by Administrative Agent or Collateral Agent

The Administrative Agent and the Collateral Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Finance Parties by and under this Agreement; provided, however, that the Administrative Agent shall not exercise any rights under Section 13.2 or under the Guarantee or the Security Documents or expressed to be on behalf of or with the approval of the Majority Lenders or the Collateral Agent without the request, consent or instructions of the Majority Lenders. Furthermore, any rights of the Administrative Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Administrative Agent upon the request or instructions of the Majority Lenders. Neither the Administrative Agent nor the Collateral Agent shall incur any liability to the Finance Parties under or in respect of any of the Credit Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting or refraining from acting under any of the Credit Documents in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Finance Parties. In respect of any notice by or action taken by the Administrative Agent or the Collateral Agent hereunder, the Borrower shall at no time be obliged to enquire as to the right or authority of the Administrative Agent or the Collateral Agent to so notify or act.

14.8	Notice of Events of Default

In the event that the Administrative Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 13.2 of this Agreement and under the other Credit Documents as the Majority Lenders shall request in writing and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail for five Business Days after receipt of the notice of any Default or Event of Default to request the Administrative Agent to take such action or to assert such rights under any of the Credit Documents in respect of such Default or Event of Default, the Administrative Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 13.2 of this Agreement or under the other Credit Documents and other than giving an express waiver of any Default or any Event of Default) as it deems in its reasonable discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such rights, in no event shall the Administrative Agent act contrary to such instructions unless required by law to do so.

14.9	Responsibility Disclaimed

Neither the Administrative Agent nor the Collateral Agent shall be under any liability or responsibility whatsoever as agent hereunder:

(a)	to the Borrower or any other Person as a consequence of any failure or delay in the performance by, or any breach by, any Finance Party or Finance Parties of any of its or their obligations under any of the Credit Documents;

(b)	to any Finance Party or Finance Parties as a consequence of any failure or delay in performance by, or any breach by, any Obligor of any of its obligations under any of the Credit Documents; or

(c)	to any Finance Party or Finance Parties for any statements, representations or warranties in any of the Credit Documents or in any other documents contemplated hereby or thereby or in any other information provided pursuant to any of the Credit Documents or any other documents contemplated thereby or for the validity, effectiveness, enforceability or sufficiency of any of the Credit Documents or any other document contemplated hereby or thereby.

14.10	Indemnification

The Finance Parties agree to indemnify the Administrative Agent and the Collateral Agent and any of their respective Affiliates, shareholders, officers, directors, employees and agents (collectively, “Related Parties”) (to the extent not reimbursed by the Borrower) in their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent or their Related Parties in any way relating to or arising out of any of the Credit Documents or any other document contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under any of the Credit Documents or any document contemplated hereby or thereby, except that no Finance Party shall be liable to the Administrative Agent or the Collateral Agent or their Related Parties for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent.

14.11	Credit Decision

Each Lender represents and warrants to the Administrative Agent and the Collateral Agent that:

(a)	in making its decision to enter into this Agreement and to make its Pro Rata Share of a Credit Facility available to the Borrower, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Obligors and that it has made an independent credit judgment without reliance upon any information furnished by the Administrative Agent; and

(b)	so long as any portion of a Credit Facility is being utilized by the Borrower, it will continue to make its own independent evaluation of the financial condition and affairs of the Obligors and in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or document furnished hereunder or thereunder.

14.12	Successor Administrative Agent and Collateral Agent

(a)	Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may, with the prior written consent of the Borrower (which consent shall not be required for so long as a Default has occurred and is continuing), resign at any time by giving 30 days written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Administrative Agent may, on behalf of the Finance Parties , appoint a successor Administrative Agent which shall be a bank which has combined capital and reserves in excess of $250,000,000; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Applicable Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent (in its capacity as Administrative Agent but not in its capacity as a Finance Party) and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (in its capacity as Administrative Agent but not in its capacity as a Finance Party). After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

(b)	The Collateral Agent may, with the prior written consent of the Borrower (which consent shall not be required for so long as a Default has occurred and is continuing), resign at any time by giving 30 days written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Majority Lenders, shall have the right, but not the obligation, to appoint a successor Collateral Agent who shall be one of the Lenders. Upon the acceptance of any appointment as Collateral Agent hereunder by any successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent resignation hereunder as the Collateral Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

14.13	Delegation by Administrative Agent or Collateral Agent.

The Administrative Agent or the Collateral Agent shall have the right to perform any and all of its duties or obligations and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent or the Collateral Agent so long as the Administrative Agent or the Collateral Agent shall not thereby be relieved of such duties or obligations. The Administrative Agent and the Collateral Agent, and any such sub agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the DIP Agent and any such sub agent.

14.14	Waivers and Amendments

(a)	Subject to Section 14.14(b) and (c), any term, covenant or condition of any of the Credit Documents may only be amended with the prior consent of the Borrower and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.

(b)	Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no such amendment or waiver shall directly:

(i)	increase the amount of the Individual Commitment of any Lender with respect to the Credit Facility;

(ii)	extend the Maturity Date;

(iii)	extend the time for the payment of interest on Loans, forgive any portion of principal thereof, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Administrative Agent in respect of the Credit Facility;

(iv)	reduce the stated amount or postpone the date for payment of any fees or other amount to be paid pursuant to Article 7 or Article 8 of this Agreement;

(v)	permit any subordination of any of the Secured Obligations;

(vi)	except as otherwise permitted pursuant to Section 14.20, release or discharge any Guarantee or any Security Documents, in whole or in part.

(vii)	change the percentage of the Lenders’ requirement to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;

(viii)	amend or alter the terms of Section 13.4, Section 14.14 Section 14.16, Section 14.17 or Section 14.24;

(ix)	[reserved];

(x)	amend the definitions of “Exposure”, “Credit Document”, “Finance Party”, or “Secured Obligations”.

(c)	[Reserved].

(d)	No amendment to or waiver of any provision hereof to the extent it affects the rights or obligations of the Administrative Agent or the Collateral Agent shall be effective without the prior written consent of the Administrative Agent or the Collateral Agent.

(e)	[Reserved].

(f)	[Reserved].

14.15	Determination by Administrative Agent Conclusive and Binding

Any determination to be made by the Administrative Agent on behalf of or with the approval of the Majority Lenders under this Agreement shall be made by the Administrative Agent in good faith and, if so made, shall be binding on all parties, absent manifest error. The Obligors are entitled to assume that any action taken by the Administrative Agent under or in connection with any Credit Document has been appropriately authorized by the Lenders or the Majority Lenders, as the case may be, pursuant to the terms hereof.

14.16	Adjustments among Lenders after Acceleration

(a)	The Lenders agree that, at any time after all Indebtedness of the Borrower to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.2 or after the cancellation or termination of the Credit Facility, they will at any time or from time to time upon the request of any Lender through the Administrative Agent purchase portions of the availments made available by the other Lenders which remain outstanding, and make any other adjustments which may be necessary or appropriate, in order that the amounts of the availments made available by the respective Lenders which remain outstanding, as adjusted pursuant to this Section 14.16, will be in the same proportions as their respective Pro Rata Shares thereof with respect to the Credit Facility immediately prior to such acceleration, cancellation or termination.

(b)	The Lenders agree that, at any time after all Indebtedness of the Borrower to the Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.2 or after the cancellation or termination of the Credit Facility, the amount of any repayment made by the Borrower under this Agreement, and the amount of any proceeds of the exercise of any rights or remedies of the Lenders under the Credit Documents, which are to be applied against amounts owing hereunder or thereunder as principal and/or other indebtedness then due and payable under any Credit Document, will be so applied in a manner such that to the extent possible, the amount of credit outstanding under the Credit Facility which is owing to each Lender, after giving effect to such application, will be pro rata in accordance with the Lenders’ Pro Rata Shares immediately prior to such acceleration, cancellation or termination.

(c)	For greater certainty, each Lender acknowledges and agrees that without limiting the generality of Section 14.16(b), such provision will have application if and whenever any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, compensation, or otherwise), other than the excess portion of the proportionately greater payment referred to in Section 14.17.

(d)	The Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 14.16.

14.17	Redistribution of Payment

If a Lender shall receive payment, at any time after all Indebtedness of the Borrower to the Lenders pursuant hereto has become immediately due and payable pursuant to

Section 13.2 or after the cancellation or termination of the Credit Facility, of a portion of the aggregate amount of Secured Obligations then due and payable by an Obligor to the Lender (whether by set-off, repayment, the proceeds of the exercise of any rights or remedies of the Lenders under the Credit Documents or otherwise) which is greater than the proportion received by any other Lender in respect of the aggregate amount of Secured Obligations then due and payable to it (having regard to the respective Exposures of the Lenders that are then due and payable), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding Secured Obligations due and payable to the other Lender or Lenders so that the respective receipts shall be pro rata to their respective participation in the Secured Obligations that are then due and payable; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered from the Borrower, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest.

14.18	Distribution of Notices

Except as otherwise expressly provided herein, promptly after receipt by the Administrative Agent of any notice or other document which is delivered to the Administrative Agent hereunder on behalf of the Lenders, the Administrative Agent shall provide a copy of such notice or other document to each of the Lenders; provided, however, that a copy of any such notice delivered at any time during the continuance of an Event of Default shall be delivered by the Administrative Agent to each of the Finance Parties.

14.19	Other Security Not Permitted

None of the Finance Parties shall be entitled to enjoy any Lien with respect to any of the Collateral other than the Security.

14.20	Discharge of Security

To the extent a sale or other disposition of the Collateral is permitted pursuant to the provisions hereof, the Lenders hereby authorize the Collateral Agent, at the cost and expense of the Borrower, to execute such discharges and other instruments which are necessary for the purposes of releasing and discharging the Security therein or for the purposes of recording the provisions or effect thereof in any office where the Security Documents may be registered or recorded or for the purpose of more fully and effectively carrying out the provisions of this Section 14.20.

14.21	Exculpation of DIP Agent

The DIP Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the DIP Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing

(b)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the DIP Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the DIP Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the DIP Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)	shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Obligors or any of their Affiliates that is communicated to or obtained by the Person serving as the DIP Agent or any of their respective Affiliates in any capacity.

The DIP Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the DIP Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.2 and 14.14) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The DIP Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the DIP Agent by the Obligors or a Lender. Upon the occurrence of a Default or Event of Default, the DIP Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders. Unless and until the DIP Agent shall have received such direction, the DIP Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Secured Parties. In no event shall the DIP Agent be required to comply with any such directions to the extent that the DIP Agent believes that its compliance with such directions would be unlawful.

The DIP Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the DIP Agent.

14.22	[Reserved]

14.23	Enforcement

The DIP Agent reserves the sole right to enforce, or otherwise deal with, the Security and to deal with the Obligors in connection therewith; provided, however, that the DIP Agent shall so enforce, or otherwise deal with, the Security as the Majority Lenders shall instruct.

14.24	Application of Cash Proceeds of Realization

Subject to the Interim Order or the Final Order, as applicable,

(a)	All Proceeds of Realization not in the form of cash shall be forthwith delivered to the Administrative Agent and disposed of, or realized upon, by the Administrative Agent in such manner as the Majority Lenders may approve so as to produce Cash Proceeds of Realization.

(b)	Subject to the claims, if any, of secured creditors of the Obligors whose security ranks in priority to the Security, all Cash Proceeds of Realization shall be applied and distributed, and the claims of the Finance Parties shall be deemed to have the relative priorities which would result in the Cash Proceeds of Realization being applied and distributed, as follows:

(i)	firstly, to the payment of all reasonable costs and expenses incurred by the Administrative Agent (including, without limitation, all legal fees and disbursements) in the exercise of all or any of the powers granted to it hereunder or under the Security Documents and Guarantees and in payment of all of the remuneration of any Receiver and all costs and expenses properly incurred by such Receiver (including, without limitation, all legal fees and disbursements) in the exercise of all or any powers granted to it under the Security Documents;

(ii)	secondly, to the payment of the Secured Obligations of the Obligors (including holding as cash collateral to be applied against Secured Obligations of the Borrower which have not then matured) to the Finance Parties pro rata in accordance with their relative Exposures; and

(iii)	the balance, if any, in accordance with Applicable Law.]

14.25	Survival

The provisions of Article 8, Article 10, Article 11, Article 13 and Article 14 (and all other provisions of this Agreement which are necessary to give effect to each of the provisions of such Articles), the Guarantee and the Security Documents shall survive repayment in full of all credit outstanding under the Credit Facility and the termination of the Individual

Commitments of the Lenders hereunder for the benefit of the Finance Parties until the Termination Date. All references in the Articles set out above (and all other provisions of this Agreement which are necessary to give effect to each of the provisions of such Articles), the Guarantee and the Security Documents to “Lenders” and “Lender”, as the case may be, shall, after the repayment in full of all credit outstanding under the Credit Facility and the termination of the Individual Commitments of the Lenders hereunder, be references to the “Finance Parties” and “Finance Party”, as the case may be, mutatis mutandis.

14.26	Credit Bidding.

The Obligors and the Lenders hereby irrevocably authorize the DIP Agent, based upon the instruction of the Majority Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by the DIP Agent (whether by judicial action or otherwise) in accordance with applicable law, in each case, so long as such bid provides for immediate payment in full in cash of the ABL Secured Obligations upon the consummation of such credit bid or purchase. In connection with any such credit bid or purchase, (i) the Secured Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the DIP Agent to credit bid or purchase at such disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the DIP Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Secured Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Secured Obligations so credit bid) in the asset or assets so purchased (or in the Shares of the acquisition vehicle or vehicles that are used to consummate such purchase), and (ii) the DIP Agent, based upon the instruction of the Majority Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith the DIP Agent may reduce the Secured Obligations owed to the Lenders (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Secured Obligations so credit bid) based upon the value of such non-cash consideration.

14.27	Register

The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the DIP Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.

ARTICLE 15

MISCELLANEOUS

15.1	Notices, Etc.

All notices, demands, requests and other communications provided for in or required to be delivered under this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record, and addressed to the party to be notified as follows:

(a) if to the Borrower and the Guarantors:

Allied Nevada Gold Corp.

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

Attention: Chief Financial Officer

Telecopy No.: (775) 358-4458

Email: steve.jones@alliednevada.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Philip C. Dublin

Telecopy No: (212) 872-1002

Email: pdublin@akingump.com

(b) if to any Lender, to the address, telecopier number, electronic mail address or telecopier number such Lender may from time to time specify in writing to the DIP Agent; and

(c) if to the DIP Agent:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attention: Kristin Moore

Telecopy No.: (302) 421-9137

Email: KMoore@christianatrust.com

with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attention: Brett Lawrence

Telecopy No: (212) 806-6006

Email: blawrence@stroock.com

or at such other address as shall be notified in writing (i) in the case of the Borrower, the Guarantors and the DIP Agent, to the other parties and (ii) in the case of all other parties, to the DIP Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device); provided, however, that notices and communications to the DIP Agent pursuant to Article 3 shall not be effective until received by the DIP Agent.

(d) Notices and other communications to the Obligors and the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the DIP Agent, provided that, the foregoing shall not apply to notices to any Lender pursuant to Article 3 if such Lender has notified the DIP Agent that it is incapable of receiving notices under such Article by electronic communication. The DIP Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

Unless the DIP Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

15.2	Severability

Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

15.3	Counterparts

This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

15.4	Successors and Assigns

The provisions of this Agreement and other Credit Documents shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

15.5	Assignment

(a)	Neither the Credit Documents nor the benefit thereof may be assigned by any Obligor and any assignment in contravention of the foregoing shall be null and void. No Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (i) by way of participation in accordance with the provisions of paragraph (b) of this Section, or (ii) to an assignee in accordance with the provisions of paragraph (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b)

A Lender may at any time sell to one or more other persons (“Participants”) participating interests in any credit outstanding hereunder, any commitment of such Lender hereunder or any other interest of the Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the Borrower shall remain unchanged, such Lender shall remain solely responsible for the performance thereof and the Borrower shall continue to be obligated to such Lender in connection with such Lender’s rights under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared to be or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the relevant Lender under this Agreement. The Borrower also agrees that each Participant shall be entitled to the benefits of Article 8 with respect to its participation hereunder and for the purposes of Article 8 such Participant shall be deemed to be a Lender to the extent of such participation, provided, that such Participant shall have complied with obligations of a Lender provided in Article 8 and that no Participant shall be entitled to receive any greater amount pursuant to such Article than the relevant Lender would have been entitled to receive in respect of the amount of the participation transferred by the relevant Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the

Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the DIP Agent (in its capacity as DIP Agent) shall have no responsibility for maintaining a Participant Register.

(c)

With the prior written consent of, (x) the Administrative Agent and (y) at any time that no Default has occurred and is continuing, the Borrower, a Lender may at any time sell all or any part of its rights and obligations under the Credit Documents to one or more Persons that holds or owns any High Yield Indebtedness (“Purchasing Lenders”). For certainty, no consent shall be required for (x) any sale by a Lender to another Lender or by a Lender to any of its affiliates or (y) any pledge by a Lender to the central bank of any nation with a credit rating of at least A3 (Moody’s) or A- (S&P) or a commercial bank having a credit rating of at least A3 (Moody’s) or A-(S&P) of such Lender’s interest hereunder. Upon such sale, the relevant Lender shall, to the extent of such sale, be released from its obligations under the Credit Documents and each of the Purchasing Lenders shall become a party to the Credit Documents to the extent of the interest so purchased. Any such assignment by a Lender shall not be effective unless and until such Lender has paid to the Administrative Agent an assignment fee in the amount of $3,500 for each Purchasing Lender, unless and until the Purchasing Lender has executed an instrument substantially in the form of Exhibit F hereto (“Assignment and Assumption”) whereby the Purchasing Lender has agreed to be bound by the terms of the Credit Documents as a Lender and has agreed to specific Individual Commitments with respect to the Credit Facility and a specific address, telefacsimile number and email address for the purpose of notices as provided in Section 15.1 and unless and until the requisite consents to such assignment have been obtained, unless and until a copy of a fully executed copy of such instrument has been delivered to each of the Administrative Agent and the Borrower. Subject to acceptance and recording of the Assignment and Assumption by the Administrative Agent in the Register pursuant to Section 14.27, and upon any such assignment becoming effective, Schedule A hereto shall be deemed to be amended to include the Purchasing Lender as a Lender with the specific Individual Commitment, address, telefacsimile number and email address as aforesaid and the Individual Commitment of the Lender making such assignment shall be deemed to be reduced by the amount of the Individual Commitment of the Purchasing Lender with respect to the Credit Facility. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(d)	The Borrower authorizes the Administrative Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee or any professional advisor of any Transferee or prospective Transferee and authorizes each of the Lenders to disclose to any other Lender any and all financial information in their possession concerning the Borrower which has been delivered to them by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to them by or on behalf of the Borrower in connection with their credit evaluation of the Obligors prior to becoming a party to this Agreement, so long as any such Transferee agrees not to disclose any confidential, non-public information to any person other than its non-brokerage affiliates, employees, accountants or legal counsel, unless required by law and authorizes each of the Lenders to disclose to any other Lender and to any Person where disclosure is required by law, regulation, legal process or regulatory authority (for certainty under any circumstance and not solely in connection with assignment of rights). Each Lender shall advise the Borrower, upon request, of the identity of the Participants to whom it has sold participating interests and the nature and extent of the interests sold unless prohibited by Applicable Law.

(e)	Notwithstanding the foregoing, each Purchasing Lender shall be required to become a party to the Restructuring Support Agreement prior to the assignment of any Loans and/or Individual Commitments to such Purchasing Lender becoming effective.

(f)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6	Entire Agreement

This agreement and the agreements referred to herein and delivered pursuant hereto (including, without limitation, the Fee Letter) constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

15.7	Further Assurances

The Borrower shall, and shall cause each other Obligor to, from time to time and at all times hereafter, upon every reasonable request of the Administrative Agent (at the direction of the Majority Lenders), make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Administrative Agent for more effectually implementing and carrying out the true intent and meaning of the Credit Documents or any agreement delivered pursuant hereto or thereto and such additional security, legal opinions, consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions and negotiable documents of title in connection with the property and assets of the Obligors, in form and substance reasonably satisfactory to the Majority Lenders, as the Administrative Agent (at the direction of the Majority Lenders) may from time to time reasonably request, to ensure (i) that all Collateral are subject to a Lien in favor of the Administrative Agent and (ii) the intended first or second priority ranking, as applicable, of such Liens.

15.8	Judgment Currency

(a)	If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 15.8 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 15.8 referred to as the “Indebtedness Currency”) under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 15.8(a)(ii) being hereinafter in this Section 15.8 referred to as the “Judgment Conversion Date”).

(b)

If, in the case of any proceeding in the court of any jurisdiction referred to in Section 15.8(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay to the appropriate judgment creditor or creditors such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)	Any amount due from the Borrower under the provisions of Section 15.8(b) shall be due to the appropriate judgment creditor or creditors as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(d)	The term “rate of exchange” in this Section 15.8 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.

15.9	Waivers of Jury Trial, Governing Law

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN.

(a)	This Agreement and the other Credit Documents (unless otherwise expressly provided therein) shall be governed by, and construed in accordance with, the Bankruptcy Code (to the extent applicable) and the internal laws of the State of New York (including Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles that would require application of another law.

(b)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from retaining or exercising) jurisdiction, the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Credit Documents in the courts of any jurisdiction.

(c)	Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents to which it is a party in any of the courts described in clause (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)	Notwithstanding the foregoing, the DIP Agent may determine that security documentation relating to the Collateral shall be governed by local or foreign law, as applicable.

(e)	Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

15.10	Consultant

The Obligors hereby acknowledge and agree that the DIP Agent (at the direction of the Majority Lenders) shall have the unfettered right to appoint a Consultant (to be retained at usual and customary hourly rates) to analyze the operational status of the any Operating Mine and the other operations of the Obligors. The Obligors shall be responsible for all reasonable and documented costs and expenses of any Consultant appointed 1 time in any Fiscal Year; provided that Obligors shall be responsible for all reasonable and documented costs and expenses of any Consultants at any time during the continuance of an Event of Default.

15.11	USA Patriot Act

Each Lender subject to the Act (as hereinafter defined) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Obligors which information includes the name and address of each Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

15.12	Information

The Obligors hereby acknowledge that (i) the DIP Agent will make available to the Lenders materials and/or information provided by or on behalf of the Obligors hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Obligors or their securities) (each, a “Public Lender”). The Obligors hereby agree that so long as any Obligor is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Obligors shall be deemed to have authorized the DIP Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Obligors or their securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (z) the DIP Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

Without limitation of the foregoing:

(i) The Obligors agree that if it or any of its Subsidiaries issue any publicly traded securities at a future date, any of the Borrower Materials that were posted to a portion of the Platform designated “Public Lender”, to the extent then constituting material non-public information as of the date of such issuance, will be publicly disclosed or set forth in the related prospectus or other offering document for such issuance.

(ii) From and after the Closing Date, the Obligors hereby authorize the DIP Agent to post (x) the annual and quarterly financial statements delivered under clauses (i) and (ii)(B) of Section 11.1(b) and (y) the monthly operating reports filed with the Bankruptcy Court to a portion of the Platform designated “Public Lender”. The Obligors further agree to clearly label such financial statements with a notice stating: “Confidential Financial Statements to be Provided to Public Lender Side” before delivering them to the DIP Agent.

15.13 Conflicts. In the event of any conflict between the terms of this Agreement and the Interim Order or the Final Order, as applicable, the Interim Order or the Final Order, as applicable, including, without the limitation, the provisions therein governing the relationship between the ABL Secured Obligations and the Permitted ABL Liens, on the one hand, and the Secured Obligations and the Security, on the other hand, shall govern.

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IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement on the date first written above.

Allied Nevada Gold Corp.	ALLIED NEVADA GOLD CORP.
9790 Gateway Drive, Suite 200
Reno, Nevada
89521

By:
Name:
Title:

Attention: Chief Financial Officer
Telefax: (775) 358-4458	By:
Name:
Title:

Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[ ], as a Lender

By:
Name:
Title:

SCHEDULE A

LENDERS AND INDIVIDUAL COMMITMENTS

Lender	Individual Commitments
$[ ]
$[ ]
TOTAL:

SCHEDULE 11.1(ee)

MILESTONES

A. The Final Order shall have been entered by the Bankruptcy Court on or prior to the date that is thirty-five (35) days after the Petition Date;

B. An order (which order shall be materially consistent with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Majority Lenders) approving the assuming of the Restructuring Support Agreement pursuant to section 365 of the Bankruptcy Code and granting relief related thereto shall have been entered by the Bankruptcy Court on or prior to the date that is seventy-five (75) calendar days after the Petition Date;

C. An order (which order shall be materially consistent with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Majority Lenders) approving bid procedures filed with the Bankruptcy Court with respect to the mining exploration properties (including any royalties, profit interests or other payment streams related thereto) described on Schedule 11.2(p) attached hereto (the “Bidding Procedures”) shall have been entered by the Bankruptcy Court on or prior to the date that is seventy-five (75) calendar days after the Petition Date;

D. A motion, which shall attach a copy of the Plan of Reorganization, seeking approval of the Disclosure Statement and associated procedures for the Solicitation shall have been filed with the Bankruptcy Court on or prior to the date that is seventy-five (75) calendar days after the Petition Date;

E. An order (which order shall be materially consistent with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Majority Lenders) approving the Disclosure Statement shall have been entered by the Bankruptcy Court on or prior to the date that is one hundred ten (110) calendar days after the Petition Date;

F. The Solicitation shall have commenced on or prior to the date that is one hundred twenty-five (125) calendar days after the Petition Date;

G. An order confirming the Plan of Reorganization (which order shall be materially consistent with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Majority Lenders) shall have been entered by the Bankruptcy Court on or prior to the date that is one hundred sixty-five (165) calendar days after the Petition Date;

H. The Effective Date shall have occurred, all conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied or expressly waived in accordance with the terms thereof, as the case may be, and the transactions to occur on such date pursuant to the Plan of Reorganization shall have become effective or been consummated, on or prior to the date that is one hundred eighty (180) calendar days after the Petition Date.